UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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JOHNSON CONTROLS INTERNATIONAL PUBLIC LIMITED COMPANY

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Johnson Controls

# 2020

## ANNUAL SHAREHOLDERS & PROXY STATEMENT

Notice of Annual General Meeting of Shareholders

Date and Time 3:00 pm, local time, March 4, 2020	Place The Merrion Hotel, 24 Upper Merrion Street, Dublin 2, Ireland	Record Date January 2, 2020

NOTICE IS HEREBY GIVEN that the 2020 Annual General Meeting of Shareholders of Johnson Controls International plc will be held on March 4, 2020 at The Merrion Hotel, 24 Upper Merrion Street, Dublin 2, Ireland at 3:00 pm, local time for the following purposes:

Ordinary Business

1.	By separate resolutions, to elect each of the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2020:

(a) Jean Blackwell	(b) Pierre Cohade	(c) Michael E. Daniels
(d) Juan Pablo del Valle Perochena	(e) W. Roy Dunbar	(f) Gretchen R. Haggerty
(g) Simone Menne	(h) George R. Oliver	(i) Jürgen Tinggren
(j) Mark Vergnano	(k) R. David Yost	(l) John D. Young

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

Special Business

3.	To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.

4.	To determine the price range at which the Company can re-allot shares that it holds as treasury shares (special resolution).

5.	To approve, in a non-binding advisory vote, the compensation of the named executive officers.

6.	To approve the Directors’ authority to allot shares up to approximately 33% of issued share capital.

7.	To approve the waiver of statutory pre-emption rights with respect to up to 5% of issued share capital (special resolution).

8.	To act on such other business as may properly come before the meeting or any adjournment thereof.

This notice of Annual General Meeting and proxy statement and the enclosed proxy card are first being sent on or about January 17, 2020 to each holder of record of the Company’s ordinary shares at the close of business on January 2, 2020. The record date for the entitlement to vote at the Annual General Meeting is January 2, 2020 and only registered shareholders of record on such date are entitled to notice of, and to attend and vote at, the Annual General Meeting and any adjournment or postponement thereof. During the meeting, management will also present the Company’s Irish Statutory Accounts for the fiscal year ended September 30, 2019. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the meeting. Shareholders of record who attend the meeting may vote their shares personally, even though they have sent in proxies. In addition to the above resolutions, the business of the Annual General Meeting shall include, prior to the proposal of the above resolutions, the consideration of the Company’s statutory financial statements and the report of the Directors and of the statutory auditors and a review by the shareholders of the Company’s affairs.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 and our Irish Statutory Accounts are available to shareholders at www.proxyvote.com and are also available in the Investor Relations section of our website at www.johnsoncontrols.com.

By Order of the Board of Directors,

John Donofrio
Executive Vice President and General Counsel

January 17, 2020

PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. THE PROXY IS REVOCABLE AND IT WILL NOT BE USED IF YOU: GIVE WRITTEN NOTICE OF REVOCATION TO THE PROXY PRIOR TO THE VOTE TO BE TAKEN AT THE MEETING; SUBMIT A LATER-DATED PROXY; OR ATTEND AND VOTE PERSONALLY AT THE MEETING.

ANY SHAREHOLDER ENTITLED TO ATTEND AND VOTE AT THE MEETING MAY APPOINT ONE OR MORE PROXIES USING THE ENCLOSED PROXY CARD (OR THE FORM IN SECTION 184 OF THE COMPANIES ACT 2014) TO ATTEND, SPEAK AND VOTE ON THAT SHAREHOLDER’S BEHALF. THE PROXY NEED NOT BE A SHAREHOLDER. PROXIES MAY BE APPOINTED VIA THE INTERNET OR PHONE IN THE MANNER SET OUT IN THE ENCLOSED PROXY CARD. ALTERNATIVELY THEY MAY BE APPOINTED BY DEPOSITING THE ENCLOSED PROXY CARD (OR OTHER VALID SIGNED INSTRUMENT OF PROXY) WITH JOHNSON CONTROLS INTERNATIONAL PLC C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717 BY 5:00 P.M., EASTERN STANDARD TIME, ON MARCH 3, 2020 (WHICH WILL THEN BE FORWARDED TO JOHNSON CONTROLS INTERNATIONAL PLC’S REGISTERED ADDRESS ELECTRONICALLY) OR WITH JOHNSON CONTROLS INTERNATIONAL PLC, ONE ALBERT QUAY, CORK, IRELAND BY 5:00 P.M. LOCAL TIME ON MARCH 3, 2020. IF YOU WISH TO APPOINT A PERSON OTHER THAN THE INDIVIDUAL SPECIFIED IN THE ENCLOSED PROXY CARD, PLEASE CONTACT OUR COMPANY SECRETARY AND ALSO NOTE THAT YOUR NOMINATED PROXY MUST ATTEND THE MEETING IN PERSON IN ORDER FOR YOUR VOTES TO BE CAST.

Unless we have indicated otherwise in this proxy statement, references to the “Company,” “Johnson Controls,” “we,” “us,” “our” and similar terms refer to Johnson Controls International plc and its consolidated subsidiaries.

2020 Notice and Proxy Statement        i

PROXY SUMMARY

This proxy summary is intended to provide a broad overview of our 2019 performance, corporate governance and compensation highlights. As this is only a summary, we encourage you to read the entire Proxy Statement for more information prior to voting.

Annual General Meeting of Shareholders

Date and Time 3:00 pm, local time, March 4, 2020	Place The Merrion Hotel, 24 Upper Merrion Street, Dublin 2, Ireland	Record Date January 2, 2020

Admission. All shareholders invited to attend, registration will occur on day of meeting

Meeting Agenda and Voting Matters

Proposal		Board’s Voting Recommendation	Page Reference
No. 1	Election of Directors	✓ FOR (each nominee)	p. 5
No. 2	Ratify Appointment of Independent Auditors and Authorize Audit Committee to set auditors’ remuneration	✓ FOR (both 2(a) and 2(b))	p. 11
No. 3	Authorize market purchases of Company shares by the Company and/or any subsidiary	✓ FOR	p. 14
No. 4	Determine the price range to re-allot treasury shares	✓ FOR	p. 15
No. 5	Advisory Vote to Approve Executive Compensation	✓ FOR	p. 16
No. 6	Approve the allotment of up to 33% of issued share capital	✓ FOR	p. 17
No. 7	Approve the waiver of statutory pre-emption rights	✓ FOR	p. 18

2019 Performance Highlights

è	Financial Results — Delivered on Commitments to Shareholders

Organic Sales Growth of 5%	Adjusted EPS from continuing operations of $1.96, up 23% from prior year	Adjusted free cash flow of $1.7 billion, representing a 99% conversion rate	Adjusted EBIT Margin Expansion of 60bps	Synergy and Productivity Savings of $196 million

During fiscal year 2019, our total shareholder return increased 28.9% compared to 4.3% for the S&P 500 and 1.4% for the S&P 500 Industrials Index as we continued our transformation and made significant progress in advancing our strategic initiatives and growth agenda, implementing operational improvements, improving the employee experience, and delivering financial commitments.

* See Annex I to this Proxy Statement for a reconciliation of organic sales growth, adjusted EPS from continuing operations, adjusted free cash flow, free cash flow conversion and adjusted EBIT margin to our results for the most directly comparable financial measures as reported under generally accepted accounting principles in the United States.

2020 Notice and Proxy Statement        1

Proxy Summary  ›  2019 Performance Highlights

è	Portfolio Transformation — Sale of Power Solutions Business

⬛

On April 30, 2019, the Company completed the sale of its Power Solutions business for a purchase price of $13.2 billion. The net cash proceeds after tax and transaction-related expenses were $11.6 billion. The sale transformed the Company into a “pure play” buildings company, positioning it to be a leader in the evolution of smart buildings, infrastructure and cities.

è	Capital Deployment — Significant Reduction in Debt and Shares Outstanding

⬛	During fiscal year 2019, we repurchased approximately 155 million shares for approximately $6 billion, lowering our weighted average share count by more than 6.1%.

⬛	Primarily as a result of the deployment of proceeds from the Power Solutions sale, we reduced debt by $3.7 billion.

è	Key Leadership Appointments — Leveraging Both Internal and External Talent to Adapt to the Rapidly Changing Nature of our Business

⬛

In September 2018, Visal Leng was named Vice President and President, Building Solutions, APAC. Mr. Leng is a seasoned leader and is instrumental in driving the Company’s growth platform across Asia Pacific to position Johnson Controls as a leader in smart and sustainable solutions for its customers.

⬛

In July 2019, Jeff Williams was named Vice President and President, Global Products, Building Technologies & Solutions. Jeff has an established track record in his 35 years of experience with Johnson Controls. He most recently served as Vice President and President, Building Solutions, Europe, Middle East, Africa and Latin America (EMEALA) where he led sustained growth and improved margins across the region.

⬛

In September 2019, Tomas Brannemo was named Vice President and President, Building Solutions Europe, Middle East, Africa, and Latin America (EMEALA), succeeding Mr. Williams. Mr. Brannemo brings to Johnson Controls a wealth of experience in strategy, sales and manufacturing and is a seasoned leader with strong business acumen and a growth mindset.

⬛

In October 2019, Michael Ellis was named Executive Vice President and Chief Customer & Digital Officer. In this newly created role, Mr. Ellis will oversee the Company’s digital strategy, innovation and execution, working closely with customers to drive new growth and value opportunities across the globe.

⬛

In December 2019, Ganesh Ramaswamy was named Vice President and President, Global Services and Transformation. In this newly created role, Mr. Ramaswamy will lead the Company’s global services business of approximately $6.3 billion. He will also drive the Company’s transformation by improving consistency of fundamentals across the Company’s global direct channels, leverage infrastructure and work closely with regional leaders to execute strategic priorities.

è	Sustainability and Corporate Responsibility Highlights

⬛

At the UN Climate Action Summit in September 2019, Johnson Controls made three additional global commitments including the Three Percent Club for Energy Efficiency, the Cool Coalition and the EP100 Cooling Challenge. These commitments expand on our existing work with the World Resources Institute and Sustainable Energy for All with a focus on building efficiency and highly efficient cooling solutions that reduce the impact to the environment.

⬛

In December 2019, we entered into two of the first sustainable improvement loans in the U.S. and the industrial sector with the execution of our new $2.5 billion Five-Year Senior Revolving Credit Facility and our $500 million 364 Day Senior Revolving Credit Facility. These facilities include a sustainability-linked pricing mechanism that reduces interest rates applicable to the facilities in connection with our sustainability performance, including reductions in our greenhouse gas intensity and improvements in our safety record through a reduction in our total recordable incident rate.

⬛

Johnson Controls achieved two significant sustainability milestones in 2019 with respect to its legacy Johnson Controls operations by reducing greenhouse gas intensity by one-half while doubling the energy productivity of these operations over a 16 year period.

⬛

Johnson Controls, along with its project partners, won the Digie Award for “Most Intelligent Building — Corporate Headquarters” for its groundbreaking work on Bee’ah’s new headquarters in the United Arab Emirates. The award recognizes extraordinary examples of buildings, projects and communities that best demonstrate smart, connected, high performance intelligent building concepts throughout the world.

2        Johnson Controls International plc

Proxy Summary  ›  Our Director Nominees

Our Director Nominees

11 of 12 Directors are independent	25% of Directors are Women	50% of Directors are ethnically or racially diverse or non-US citizens	50% of Directors have CEO experience	4 years average tenure	50% of Directors joined after September 2016 merger

We are asking you to vote FOR all the director nominees listed below. All current directors attended at least 75% of the Board and committee meetings on which he or she sits. Detailed information regarding these individuals, along with all other Board nominees, is set forth under Proposal Number One. Summary information is set forth below.

					Current Committee Membership
Nominee	Age	Director Since	Principal Occupation	Independent	AC	CC	EC	GC

Jean Blackwell	65	2018	Retired Executive Vice President & Chief Financial Officer of Cummins Inc.	●		●

Pierre Cohade	58	2018	Former Chief Executive Officer of Triangle Tyre Co. Ltd.	●	●

Michael E. Daniels	65	2010	Retired Senior Vice President of Global Technology at IBM	●		Chair	●

Juan Pablo del Valle Perochena	47	2016	Chairman of Orbia Advance Corporation, S.A.B. de C.V.	●			●	Chair

W. Roy Dunbar	58	2017	Retired CEO and Chairman Network Solutions	●		●

Gretchen R. Haggerty	64	2018	Retired Executive Vice President & Chief Financial Officer of United States Steel Corporation	●	●

Simone Menne	59	2018	Former Chief Financial Officer, Boehringer Ingelheim	●	●

George R. Oliver	59	2012	Chairman and Chief Executive Officer of Johnson Controls				●

Jürgen Tinggren*	61	2014	Retired Chief Executive Officer and Director of Schindler Group	●	Chair		●

Mark Vergnano	61	2016	President, Chief Executive Officer and Director, The Chemours Company	●		●

R. David Yost	72	2009	Retired Chief Executive Officer of AmerisourceBergen	●				●

John D. Young	55	2018	Chief Business Officer, Pfizer Inc.	●				●

AC = Audit Committee

CC = Compensation Committee

EC = Executive Committee

GC = Governance Committee

*	Independent Lead Director

2020 Notice and Proxy Statement        3

Proxy Summary  ›  The Nominees to our Board of Directors

Non-Binding Advisory Vote on Executive Compensation

Proposal Number Five is our annual advisory vote on the Company’s executive compensation philosophy and program. Detailed information regarding these matters is included under the heading “Compensation Discussion & Analysis,” and we urge you to read it in its entirety. Our compensation philosophy and structure for executive officers remains dedicated to the concept of paying for performance and continues to be heavily weighted with performance-based awards.

4        Johnson Controls International plc

AGENDA ITEMS

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

Upon the recommendation of the Governance Committee, the Board has nominated for election at the Annual General Meeting a slate of 12 nominees, all of whom currently serve on our Board. Biographical information regarding each of the nominees is set forth below. We are not aware of any reason why any of the nominees will not be able to serve if elected. The term of office for members of the Board of Directors commences upon election and terminates upon completion of the first Annual General Meeting of Shareholders following election.

Jean Blackwell, Age 65 Director Since: June 2018 Independent: Yes Committee: Compensation Other Public Directorships: • Celanese Corporation • Ingevity Corporation

Ms. Blackwell served as Chief Executive Officer of Cummins Foundation and Executive Vice President, Corporate Responsibility, of Cummins Inc., a global power leader that designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products, from March 2008 until her retirement in March 2013. She previously served as Executive Vice President and Chief Financial Officer from 2003 to 2008, Vice President, Cummins Business Services from 2001 to 2003, Vice President, Human Resources from 1998 to 2001, and Vice President and General Counsel from 1997 to 1998 of Cummins Inc. Prior thereto, Ms. Blackwell was a partner at the Indianapolis law firm of Bose McKinney & Evans LLP from 1984 to 1991. She has also served in state government, including as Executive Director of the Indiana State Lottery Commission and State of Indiana Budget Director. Ms. Blackwell serves as a Director of Celanese Corporation, a global technology and specialty materials company, and Ingevity Corporation, a leading global manufacturer of specialty chemicals and high performance carbon materials. Ms. Blackwell previously served as a Director of Essendant Inc., a leading national wholesale distributor of business products, from 2007 to 2018 and Phoenix Companies Inc., a life insurance company, from 2004 to 2009.

Skills and Qualifications

Extensive experience as a business leader, including serving as the Chief Financial Officer of Cummins Inc. Deep financial acumen as CFO and senior finance leader in engine-related industry. Experience serving on the board of directors of multiple international companies. Significant knowledge of the global marketplace gained from her business experience and background. Extensive experience with ESG topics through service as CEO of Cummins Foundation and Executive Vice President of Corporate Responsibility for Cummins Inc. Experience leading global teams.

Pierre Cohade, Age 58 Director Since: December 2018 Independent: Yes Committee: Audit Other Public Directorships: • CEAT Ltd. • Acorn International Inc.

Mr. Cohade served as the Chief Executive Officer of Triangle Tyre, China’s largest private tire manufacturer from 2015 to 2016. From 2013 to 2015, Mr. Cohade was a Senior Advisor at ChinaVest, Wells Fargo’s investment banking affiliate in China. During 2012, he served as an independent consultant for various private equity concerns. Prior thereto he served as the President, Asia Pacific, of The Goodyear Tire & Rubber Company from 2004 to 2011. From 2003 to 2004, Mr. Cohade served as the Division Executive Vice President of the Global Water and Beverage division of Danone SA. From 1985 to 2003, Mr. Cohade served in roles of increasing responsibility at Eastman Kodak Co., ultimately serving as the Chairman of Kodak’s Europe, Africa, Middle East and Russia Region. Mr. Cohade serves as a Director of CEAT Ltd. (one of India’s leading tire manufacturers), Acorn International Inc., (a leading marketing and branding company in China focused on content creation, distribution, and product sales through digital media), and Deutsche Bank China. Mr. Cohade is currently the Chairman of IMA in China, a leading peer group forum for CEOs and senior executives located in China, and is an independent advisor to companies on China, strategy and operations.

Skills and Qualifications

Extensive experience as a business leader in a number of industries. Experience leading large business units at The Goodyear Tire & Rubber Company, Danone SA, and Eastman Kodak Co. Significant experience in a number of senior global positions, with extensive experience and expertise in China. Deep experience in the consumer products industry. Experience in overseeing manufacturing and operations in China at The Goodyear Tire & Rubber Company and Triangle Tyre. Experience leading global teams.

2020 Notice and Proxy Statement        5

Agenda Items  ›  Proposal Number One

Michael E. Daniels, Age 65 Director Since: March 2010 Independent: Yes Committees: Compensation, Executive Other Public Directorships: • Thomson Reuters • SS&C Technologies, Inc.

Prior to his retirement in March 2013, Mr. Daniels was the Senior Vice President and Group Executive of IBM Services, a business and IT services company with operations in more than 160 countries around the world. In this role, Mr. Daniels had worldwide responsibility for IBM’s Global Services business operations in outsourcing services, integrated technology services, maintenance, and Global Business Services, the consulting and applications management arm of Global Services. Since he joined IBM in 1976, Mr. Daniels held a number of leadership positions in sales, marketing, and services, and was general manager of several sales and services businesses, including IBM’s Sales and Distribution operations in the United States, Canada and Latin America; its Global Services team in the Asia Pacific region; Product Support Services; Availability Services; and Systems Solutions. Mr. Daniels serves as a Director of Thomson Reuters, a provider of intelligent information for businesses, and SS&C Technologies, a provider of specialized software, software enabled-services and software as a service solutions to the financial services industry.

Skills and Qualifications

Decades of senior leadership experience at IBM. Broad and extensive global business experience in a wide range of global roles as an executive at IBM, including decades of experience in the service space. Deep understanding of critical areas of enterprise service functions and information technology, including cyber security. Experience as a senior manager of a global organization as well as international experience living and working in a variety of cultures. Experience leading global teams at IBM and in service on the compensation committee of public companies.

Juan Pablo del Valle

Perochena, Age 47

Director Since: September 2016

Independent: Yes

Committees: Governance, Executive

Other Public Directorships:

•  Orbia Advance Corporation,

   S.A.B. de C.V.

•  Elementia S.A.B.

Mr. Perochena has been the Chairman of Orbia Advance Corporation, S.A.B. de C.V., a chemical and petrochemical producer and seller and a subsidiary of Kaluz, S.A. de C.V., since April 2011. He became a member of our Board in connection with the merger of Johnson Controls, Inc. and a subsidiary of Tyco International plc in September 2016. He has been a Director of Orbia Advance Corporation, S.A.B. de C.V. since 2001, and serves as a Director of Kaluz, S.A. de C.V., and Elementia S.A. de C.V., a manufacturer and marketer of building materials in the Americas. He is a former Director of Grupo Pochteca S.A.B., a manufacturer and marketer of specialty chemicals and Grupo Lala S.A.B., a dairy products company based in Mexico.

Skills and Qualifications

Significant experience as an executive officer and board member of several Mexican companies. Deep knowledge of the manufacturing industry from his experiences at Orbia Advance Corporation, S.A.B. de C.V. Significant knowledge of the global marketplace gained from his business experience and background. Mr. del Valle Perochena’s service with Kaluz, S.A. de C.V. gives him unique insight into the construction industry and real estate development. Experience leading global teams.

6        Johnson Controls International plc

Agenda Items  ›  Proposal Number One

W. Roy Dunbar, Age 58 Director Since: June 2017 Independent: Yes Committee: Compensation Other Public Directorships: • Humana, Inc. • SiteOne Landscape Supplies

Mr. Dunbar was Chairman of the Board of Network Solutions, a technology company and web service provider, and was the Chief Executive Officer from January 2008 until October 2009. Mr. Dunbar also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Prior to MasterCard, Mr. Dunbar worked at Eli Lilly and Company for 14 years, serving as President of Intercontinental Operations, and earlier as Chief Information Officer. He currently serves as a Director of Humana and SiteOne Landscape Supply, Inc. and previously served as a Director of Lexmark International and iGate.

Skills and Qualifications

Extensive experience leading across functional disciplines. Significant experience as a leader and director across US and international markets. Experience in global leadership and service as a director on the compensation committees of multiple companies. Career-spanning depth of experience across numerous disciplines including healthcare, information technology, payments, insurance and renewable energy.

Gretchen R. Haggerty, Age 64 Director Since: March 2018 Independent: Yes Committee: Audit Other Public Directorships: • Teleflex Corporation

Ms. Haggerty retired in August 2013 after a 37-year career with United States Steel Corporation, an integrated global steel producer, and its predecessor, USX Corporation, which, in addition to its steel production, also managed and supervised energy operations, principally through Marathon Oil Corporation. From March 2003 until her retirement, she served as Executive Vice President & Chief Financial Officer and also served as Chairman of the U. S. Steel & Carnegie Pension Fund and its Investment Committee. Earlier, she served in various financial executive positions at U. S. Steel and USX, beginning in November 1991 when she became Vice President & Treasurer. Ms. Haggerty is currently a Director Teleflex Incorporated, a global provider of medical technology products, and is a former Director of USG Corporation, a leading manufacturer of building materials.

Skills and Qualifications

Decades of senior leadership experience at United States Steel Corporation and USX Corporation. Deep financial acumen as CFO and senior finance leader in steel and energy industries. Experience serving on the board of directors of multiple international companies. Significant knowledge of the global marketplace gained from her business experience and background. Experience leading global teams.

2020 Notice and Proxy Statement        7

Agenda Items  ›  Proposal Number One

Simone Menne, Age 59 Director Since: March 2018 Independent: Yes Committee: Audit Other Public Directorships: • Bayerische Motoren Werke AG • Deutsche Post DHL Group

Ms. Menne served as Chief Financial Officer at Boehringer Ingelheim GmbH, Germany’s second largest pharmaceutical company, from September 2016 to December 2017. She previously served as the Chief Financial Officer at Deutsche Lufthansa AG (“Lufthansa”) from January 2016 to August 2016 and as a member of its Executive Board from July 2012 to August 2016. She also served as Chief Officer of Finances and Aviation Services at Lufthansa from July 2012 to January 2016. Prior thereto she served in a number of roles of increasing responsibility at Lufthansa from 1989 to 2012. She currently serves on the Supervisory Boards of Bayerische Motoren Werke AG and Deutsche Post DHL Group. She also serves on the Börsensachverständigenkommission (Exchange Experts Commission, BSK) and on the Supervisory Board of Russell Reynolds Associates, a global search and leadership advisory firm.

Skills and Qualifications

Decades of senior leadership experience at Lufthansa and Boehringer Ingelheim. Experience serving on the supervisory boards of multiple international companies. Deep financial acumen as CFO and senior finance leader in transportation and pharmaceutical industries. Significant knowledge of the global marketplace gained from her business experience and background. Experience leading global teams.

George R. Oliver, Age 59 Director Since: September 2012 Independent: No Committee: Executive Other Public Directorships: • Raytheon Company

Mr. Oliver became our Chairman and Chief Executive Officer in September 2017. He previously served as our President and Chief Operating Officer following the completion of the merger. Prior to that, Mr. Oliver was Tyco’s Chief Executive Officer, a position he held since September 2012. He joined Tyco in July 2006, and served as President of a number of operating segments from 2007 through 2011. Before joining Tyco, he served in operational leadership roles of increasing responsibility at several General Electric divisions. Mr. Oliver also serves as a Director on the board of Raytheon Company, a company specializing in cybersecurity and defense throughout the world, is a Trustee of Worcester Polytechnic Institute, his alma mater, and serves on the Pro Football Hall Board of Trustees.

Skills and Qualifications

Extensive leadership experience over several decades as an executive at Tyco (now the Company) and GE. Nearly a decade of experience with Tyco, first as president of several of its business units and then as CEO. Experience as a director, CEO and a senior manager of global organizations. Experience leading global teams at Johnson Controls, Tyco and GE. Mr. Oliver offers valuable insights and perspective on the day to day management of the Company’s affairs.

8        Johnson Controls International plc

Agenda Items  ›  Proposal Number One

Jürgen Tinggren, Age 61 Director Since: March 2014 Independent: Yes Committees: Audit, Executive Other Public Directorships: • N.V. Bekaert S.A. • OpenText Corporation

Mr. Tinggren joined our Board in March 2014. He was the Chief Executive Officer of the Schindler Group, a global provider of elevators, escalators and related services, through December 2013 and was a member of the Board of Directors of Schindler from March 2014 to 2016. He joined the Group Executive Committee of Schindler in April 1997, initially with responsibility for Europe and thereafter for the Asia/Pacific region and the Technology and Strategic Procurement. In 2007, he was appointed Chief Executive Officer and President of the Group Executive Committee of the Schindler Group. Mr. Tinggren also serves on the Board of Directors of N.V. Bekaert S.A., a Belgian based supplier of steel cord products for tire reinforcement and other specialty steel wire products, and OpenText Corporation, a Canadian based developer and seller of enterprise information management software. From 2011 to 2014 he was a Director of Schenker-Winkler Holding and from 2014 to 2018 he was a Director of the Sika AG Group.

Skills and Qualifications

Extensive global business experience as the CEO and a senior leader of Schindler. Experience as senior executive and director of European based organizations, deep understanding of international markets. Deep understanding of building services, industrial products and installation and service businesses. Deep financial understanding as CEO of Schindler. Significant experience with mergers and acquisitions. Experience leading global teams as CEO of Schindler.

Mark Vergnano, Age 61 Director Since: September 2016 Independent: Yes Committee: Compensation Other Public Directorships: • The Chemours Company

Mr. Vergnano has been the President, Chief Executive Officer and a director of the Chemours Company, a titanium technologies, fluoroproducts, and chemical solutions producer, since July 2015. He joined our Board in September 2016 upon the completion of the merger with Johnson Controls, Inc. Previously, Mr. Vergnano served as Executive Vice President, E. I. du Pont de Nemours and Company from 2009 to June 2015. While at DuPont, he served as Group Vice President—Safety & Protection from 2006 to 2009, Vice President and General Manager—DuPont Surfaces and Building Innovations from 2005 to 2006, and Vice President and General Manager—DuPont Nonwovens from 2003 to 2005.

Mr. Vergnano joined DuPont in 1980 as a process engineer and held a variety of manufacturing, technical and management assignments in DuPont’s global organization. Mr. Vergnano also serves on the Board of Directors for the National Safety Council, and is the Chairman of the American Chemistry Council.

Skills and Qualifications

Extensive global business experience as an executive and CEO of Chemours and DuPont. Experience as senior executive of a multinational company. Deep understanding of the operations, global sales and marketing in the chemical manufacturing industry. Deep financial understanding as CEO of Chemours. Experience leading global teams as CEO of Chemours and in managing a variety of business units at DuPont.

2020 Notice and Proxy Statement        9

Agenda Items  ›  Proposal Number One

R. David Yost, Age 72 Director Since: March 2009 Independent: Yes Committee: Governance Other Public Directorships: • Marsh & McLennan Companies, Inc. • Bank of America

Mr. Yost served as Director and Chief Executive Officer of AmerisourceBergen, a comprehensive pharmaceutical services provider, from August 2001 to June 2011 when he retired. He was Chairman and Chief Executive Officer of AmeriSource Health Corporation from May 1997 to August 2001, and President and Chief Executive Officer of AmeriSource from May 1997 to December 2000. Mr. Yost also held a variety of other positions with AmeriSource Health Corporation and its predecessors from 1974 to 1997. Mr. Yost also serves as a Director of Marsh & McLennan Companies, Inc. and Bank of America, and is a member of the Board of the United States Air Force Academy Endowment, and serves on its Executive Committee.

Skills and Qualifications

Extensive leadership experience gained as the CEO and a director of AmerisourceBergen. Significant corporate governance experience serving as a director of multiple public companies. Exposure to complex risk management concepts gained as a director of Marsh & McLennan and Bank of America. Experience leading global teams as CEO of AmerisourceBergen.

John D. Young, Age 55 Director Since: December 2017 Independent: Yes Committee: Governance Other Public Directorships: None

Mr. Young has served as Chief Business Officer of Pfizer Inc. since January 2019. From January 2018 to December 2018, he served as Group President of Pfizer Innovative Health, and from June 2016 to January 2018 he served as Group President, Pfizer Essential Health. He was Group President, Global Established Pharma Business for Pfizer from January 2014 until June 2016 and President and General Manager, Pfizer Primary Care from June 2012 until December 2013. He also served as Pfizer’s Primary Care Business Unit’s Regional President for Europe and Canada from 2009 until June 2012 and U.K. Country Manager from 2007 until 2009.

Skills and Qualifications

Extensive experience as a business leader with 30 years’ experience with Pfizer. Experience leading large business units at Pfizer. Significant experience in a number of senior global positions at Pfizer. Specialized expertise in developing healthcare solutions in a variety of medical disciplines. Experience leading global teams.

Election of each Director requires the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. Each Director’s election is the subject of a separate resolution and shareholders are entitled to one vote per share for each separate Director election resolution.

The Board unanimously recommends that shareholders vote FOR the election of each nominee for Director to serve until the completion of the next Annual General Meeting.

10        Johnson Controls International plc

Agenda Items  ›  Proposal Number Two

PROPOSAL NUMBER TWO

APPOINTMENT OF AUDITORS AND AUTHORITY TO SET REMUNERATION

PricewaterhouseCoopers LLP (“PwC”) served as our independent auditors for the fiscal year ended September 30, 2019. The Audit Committee has selected and appointed PwC to audit our financial statements for the fiscal year ending September 30, 2020. The Board, upon the recommendation of the Audit Committee, is asking our shareholders to ratify the appointment of PwC as our independent auditors for the fiscal year ending September 30, 2020 and to authorize the Audit Committee of the Board of Directors to set the independent auditors’ remuneration. Although approval is not required by our Memorandum and Articles of Association or otherwise, the Board is submitting the selection of PwC to our shareholders for ratification because we value our shareholders’ views on the Company’s independent auditors. If the appointment of PwC is not approved by shareholders, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the appointment is approved, the Audit Committee, in its discretion, may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of PwC will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

For independent auditor fee information, information on our pre-approval policy of audit and non-audit services, and the Audit Committee Report, please see below.

The ratification of the appointment of the independent auditors and the authorization for the Audit Committee to set the remuneration for the independent auditors requires the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

The Audit Committee and the Board unanimously recommend a vote FOR these proposals.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered to the Company by its independent auditors as of and for the two most recent fiscal years are set forth below. The aggregate fees include fees billed or reasonably expected to be billed for the applicable fiscal year. Fees for fiscal year 2019 include fees billed or reasonably expected to be billed by PwC.

	Fiscal Year 2019		Fiscal Year 2018

	(in millions	)	(in millions	)

Audit Fees	$22.8		$26.9

Audit-Related Fees	1.1		2.7

Tax Fees	4.8		6.1

All Other Fees	0.1		1.1

Total	$28.8		$36.8

Audit Fees for the fiscal year ended September 30, 2019 were for professional services rendered by PwC and include fees for services performed to comply with auditing standards of the PCAOB (United States), including the annual audit of our consolidated financial statements including reviews of the interim financial statements contained in Johnson Controls’ Quarterly Reports on Form 10-Q, issuance of consents and the audit of our internal control over financial reporting. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as assistance with and review of documents filed with the SEC.

Audit-Related Fees for the fiscal year ended September 30, 2019 were for services rendered by PwC and include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers, acquisitions, and divestitures, carve-outs associated with divestitures and spin-off transactions, consultations concerning

2020 Notice and Proxy Statement        11

Agenda Items  ›  Proposal Number Two

financial accounting and reporting standards, issuance of comfort letters associated with debt offerings, general assistance with implementation of SEC and Sarbanes-Oxley Act requirements, audits of pension and other employee benefit plans, and audit services not required by statute or regulation.

Tax Fees for the fiscal year ended September 30, 2019 were for services rendered by PwC and primarily include fees associated with tax audits, tax compliance, tax consulting, transfer pricing, and tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees for the fiscal years ended September 30, 2019 were for services rendered by PwC and primarily include fees associated with information technology consulting, training seminars related to accounting, finance and tax matters, and other advisory services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

In March 2004, the Audit Committee adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditors. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditors’ independence is not impaired. The policy provides that the Corporate Controller will support the Audit Committee by providing a list of proposed services to the Committee, monitoring the services and fees pre-approved by the Committee, providing periodic reports to the Audit Committee with respect to pre-approved services, and ensuring compliance with the policy.

Under the policy, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter. This approval includes approval of a specified list of audit, audit-related and tax services. Any service not included in the specified list of services must be submitted to the Audit Committee for pre-approval. No service may extend for more than 12 months, unless the Audit Committee specifically provides for a different period. The independent auditor may not begin work on any engagement without confirmation of Audit Committee pre-approval from the Corporate Controller or his or her delegate.

In accordance with the policy, the chair of the Audit Committee has been delegated the authority by the Committee to pre-approve the engagement of the independent auditors for a specific service when the entire Committee is unable to do so. All such pre-approvals must be reported to the Audit Committee at the next Committee meeting.

Audit Committee Report

The Audit Committee of the Board is composed of four Directors, each of whom the Board has determined meets the independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a charter approved by the Board, which is posted on our website. As more fully described in its charter, the Audit Committee oversees Johnson Controls’ financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. Management assures that the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. Johnson Controls’ independent auditors are responsible for performing an audit in accordance with auditing standards generally accepted in the United States to obtain reasonable assurance that Johnson Controls’ consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States. The internal auditors are responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

In this context, the Audit Committee has reviewed the U.S. GAAP consolidated financial statements for the fiscal year ended September 30, 2019, and has met and held discussions with management, the internal auditors and the independent auditors concerning these financial statements, as well as the report of management and the report of the independent registered public accounting firm regarding the Company’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. Management represented to the Committee that Johnson Controls’ U.S. GAAP consolidated financial statements were prepared in accordance with U.S. GAAP. In addition, the Committee has discussed with the independent auditors the auditors’ independence from Johnson Controls and its management as required under Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X.

12        Johnson Controls International plc

Agenda Items  ›  Proposal Number Two

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Based upon the Committee’s review and discussions referred to above, the Committee recommended that the Board include Johnson Controls’ audited consolidated financial statements in Johnson Controls’ Annual Report on Form 10-K for the fiscal year ended September 30, 2019 filed with the Securities and Exchange Commission and that such report be included in Johnson Controls’ annual report to shareholders for the fiscal year ended September 30, 2019.

Submitted by the Audit Committee,

Jürgen Tinggren, Chair

Pierre Cohade

Gretchen R. Haggerty

Simone Menne

2020 Notice and Proxy Statement        13

Agenda Items  ›  Proposal Number Three

PROPOSAL NUMBER THREE

AUTHORIZATION TO MAKE MARKET PURCHASES OF COMPANY SHARES

We have historically used open-market share purchases as a means of returning cash to shareholders and managing the size of our base of outstanding shares. These are longstanding objectives that management believes are important to continue.

Under Irish law, neither the Company nor any subsidiary of the Company may make market purchases or overseas market purchases of the Company’s shares without shareholder approval. Accordingly, shareholders are being asked to authorize the Company, or any of its subsidiaries, to make market purchases and overseas market purchases of up to 10% of the Company’s issued shares. This authorization expires after eighteen months unless renewed; accordingly, we expect to propose renewal of this authorization at subsequent Annual General Meetings.

Such purchases would be made only at price levels which the Directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. The Company currently expects to effect repurchases under our existing share repurchase authorization as redemptions pursuant to Article 3(d) of our Articles of Association. Whether or not this proposed resolution is passed, the Company will retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries of the Company will not be able to make market purchases or overseas market purchases of the Company’s shares unless the resolution is adopted.

In order for the Company or any of its subsidiaries to make overseas market purchases of the Company’s ordinary shares, such shares must be purchased on a market recognized for the purposes of the Companies Act 2014. The New York Stock Exchange, on which the Company’s ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of passing of the authorizing resolution.

Ordinary Resolution

The text of the resolution in respect of Proposal 3 is as follows:

RESOLVED, that the Company and any subsidiary of the Company is hereby generally authorized to make market purchases and overseas market purchases of ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the provisions of the Companies Act 2014 and to the following provisions:

(a) The maximum number of shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 76,382,000 ordinary shares of US$0.01 each (which represents slightly less than 10% of the Company’s issued ordinary shares).

(b) The maximum price to be paid for any ordinary share shall be an amount equal to 110% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company, and the minimum price to be paid for any ordinary share shall be the nominal value of such share.

(c) This general authority will be effective from the date of passing of this resolution and will expire on the earlier of the date of the Annual General Meeting in 2021 or eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of section 1074 of the Companies Act 2014. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.

The authorization for the Company and/or any its subsidiaries to make market purchases and overseas market purchases of Company shares requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

14        Johnson Controls International plc

Agenda Items  ›  Proposal Number Four

PROPOSAL NUMBER FOUR

DETERMINE THE PRICE RANGE AT WHICH THE COMPANY CAN RE-ALLOT TREASURY SHARES

Our historical open-market share repurchases and other share buyback activities result in ordinary shares being acquired and held by the Company as treasury shares. We may re-allot treasury shares that we acquire through our various share buyback activities in connection with our executive compensation program and our other compensation programs.

Under Irish law, our shareholders must authorize the price range at which we may re-allot any shares held in treasury (including by way of re-allotment off-market). In this proposal, that price range is expressed as a minimum and maximum percentage of the prevailing market price (as defined below). Under Irish law, this authorization expires after eighteen months unless renewed; accordingly, we expect to propose the renewal of this authorization at subsequent Annual General Meetings.

The authority being sought from shareholders provides that the minimum and maximum prices at which an ordinary share held in treasury may be re-alloted are 95% and 120%, respectively, of the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-allotment, save that the minimum price for a re-allotment to satisfy an obligation under an employee share plan is the par value of a share. Any re-allotment of treasury shares will be at price levels that the Board considers in the best interests of our shareholders.

Special Resolution

The text of the resolution in respect of Proposal 4 (which is proposed as a special resolution) is as follows:

RESOLVED, that the re-allotment price range at which any treasury shares held by the Company may be re-alloted shall be as follows:

(a) the maximum price at which such treasury share may be re-alloted shall be an amount equal to 120% of the “market price”; and

(b) the minimum price at which a treasury share may be re-alloted shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share plan operated by the Company or, in all other cases, an amount equal to 95% of the “market price”; and

(c) for the purposes of this resolution, the “market price” shall mean the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-allotment.

FURTHER RESOLVED, that this authority to re-allot treasury shares shall expire on the earlier of the date of the Annual General Meeting of the Company held in 2021 or eighteen months after the date of the passing of this resolution unless previously varied or renewed in accordance with the provisions of section 109 and/or 1078 (as applicable) of the Companies Act 2014 (and/or any corresponding provision of any amended or replacement legislation) and is without prejudice or limitation to any other authority of the Company to re-allot treasury shares on-market.

The authorization of the price range at which the Company may re-allot any shares held in treasury requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

2020 Notice and Proxy Statement        15

Agenda Items  ›  Proposal Number Five

PROPOSAL NUMBER FIVE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes that providing shareholders with an advisory vote on executive compensation can produce useful information on investor sentiment with regard to the Company’s executive compensation programs. As a result, this proposal provides shareholders with the opportunity to cast an advisory vote on the compensation of our executive management team, as described in the section of this proxy statement entitled “Compensation Discussion & Analysis,” and endorse or not endorse our fiscal 2019 executive compensation philosophy, programs and policies and the compensation paid to the Named Executive Officers.

The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

Although the vote is non-binding, our Board and the Compensation Committee will review the voting results. To the extent there is a significant negative vote, we would communicate directly with shareholders to better understand the concerns that influenced the vote. The Board and the Compensation Committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

Advisory Non-Binding Resolution

The text of the resolution, which if thought fit, will be passed as an advisory non-binding resolution at the Annual General Meeting, is as follows:

RESOLVED, that shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion & Analysis section of this proxy statement.

The Board unanimously recommends that shareholders vote FOR this proposal.

16        Johnson Controls International plc

Agenda Items  ›  Proposal Number Six

PROPOSAL NUMBER SIX

AUTHORIZATION FOR DIRECTORS TO ALLOT COMPANY SHARES

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. The Company’s current authorization, approved by shareholders at our 2019 Annual General Meeting, is to issue up to 33% of the authorized but unissued share capital of the Company, which authorization will expire on March 4, 2020 — the date of the 2020 Annual General Meeting. We are presenting this proposal to renew the Board’s authority to issue authorized but unissued shares on the terms set forth below. If this proposal is not passed, the Company will have a limited ability to issue new ordinary shares.

It is customary practice in Ireland to seek shareholder authority to issue shares up to an aggregate nominal value of up to 33% of the aggregate nominal value of the company’s issued share capital and for such authority to be renewed each year. Therefore, in accordance with customary practice in Ireland, we are seeking approval to issue up to a maximum of 33% of our issued ordinary capital for a period expiring on the earlier of the date of the Company’s Annual General Meeting in 2021 or September 4, 2021, unless otherwise varied, revoked or renewed. The Directors of the Company expect to propose renewal of this authorization at subsequent Annual General Meetings.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

Ordinary Resolution

The text of the resolution in respect of Proposal 6 (which is proposed as an ordinary resolution) is as follows:

“RESOLVED that the directors be and are hereby generally and unconditionally authorized to exercise all powers to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal value of US $2,520,000 (being equivalent to approximately 33% of the aggregate nominal value of the issued share capital of the Company as at the last practicable date prior to the issue of the notice of this meeting) and the authority conferred by this resolution shall expire on the earlier of the date of the Company’s Annual General Meeting in 2021 or September 4, 2021, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

As required under Irish law, the resolution in respect of this proposal is an ordinary resolution that requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

2020 Notice and Proxy Statement        17

Agenda Items  ›  Proposal Number Seven

PROPOSAL NUMBER SEVEN

WAIVER OF STATUTORY PRE-EMPTION RIGHTS

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). Our current authorization, approved by shareholders at our 2019 Annual General Meeting, will expire on March 4, 2020, the date of the 2020 Annual General Meeting. We are therefore proposing to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.

It is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital. It is also customary practice for such authority to be renewed on an annual basis.

Therefore, in accordance with customary practice in Ireland, we are seeking this authority, pursuant to a special resolution, to authorize the directors to issue shares for cash up to a maximum of approximately 5% of the Company’s authorized share capital without applying statutory pre-emption rights for a period expiring on the earlier of the Annual General Meeting in 2021 or September 4, 2021, unless otherwise varied, renewed or revoked. We expect to propose renewal of this authorization at subsequent Annual General Meetings.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization sought for Proposal 6, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

Special Resolution

The text of the resolution in respect of Proposal 7 (which is proposed as a special resolution) is as follows:

“RESOLVED that the directors be and are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (as defined in section 1023 of that Act) for cash, pursuant to the authority conferred by proposal 6 of the notice of this meeting as if sub-section (1) of section 1022 of that Act did not apply to any such allotment, provided that this power shall be limited to the allotment of equity securities up to an aggregate nominal value of US $381,000 (being equivalent to approximately 5% of the aggregate nominal value of the issued share capital of the Company as at the last practicable date prior to the issue of the notice of this meeting) and the authority conferred by this resolution shall expire on the earlier of the Company’s Annual General Meeting in 2021 or September 4, 2021, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

As required under Irish law, the resolution in respect of Proposal 7 is a special resolution that requires the affirmative vote of at least 75% of the votes cast. In addition, under Irish law, the Board may only be authorized to opt-out of pre-emption rights if it is authorized to issue shares, which authority is being sought in Proposal 6.

The Board unanimously recommends that shareholders vote FOR this proposal.

18        Johnson Controls International plc

GOVERNANCE OF THE COMPANY

Vision and Values of Our Board

Our vision is a safe, comfortable and sustainable world. In addition to achieving financial performance objectives, our Board and management believe that we must assume a leadership position in the area of corporate governance to fulfill our vision. Our Board believes that good governance requires not only an effective set of specific practices but also a culture of responsibility throughout the company, and governance at Johnson Controls is intended to optimize both. Johnson Controls also believes that good governance ultimately depends on the quality of its leadership, and it is committed to recruiting and retaining Directors and officers of proven leadership ability and personal integrity. Our Board has adopted Corporate Governance Guidelines which provide a framework for the effective governance of Johnson Controls.

Johnson Controls’ Values: How We Seek to Conduct Ourselves

2020 Notice and Proxy Statement        19

Governance of the Company  ›  Board Mission/Responsibilities

Board Mission/Responsibilities

The mission of the Board is to promote the long-term value and health of Johnson Controls in the interests of the Shareholders and set an ethical “tone at the top.” All corporate authority is exercised by the Board except for those matters reserved to the shareholders. The Board has retained oversight authority — defining and overseeing the implementation of and compliance with standards of accountability and monitoring the effectiveness of management policies and decisions in an effort to ensure that the Company is managed in such a way to achieve its objectives. The Board delegates its authority to management for managing the everyday affairs of the Company. The Board requires that senior management review major actions and initiatives with the Board prior to implementation. Management, not the Board, is responsible for managing the Company.

Board Leadership

The Board’s leadership structure generally includes a combined Chairman and CEO role with a strong, independent non-executive lead director. The Board believes our overall corporate governance measures help ensure that strong, independent directors continue to effectively oversee our management and key issues related to strategy, risk and integrity; executive compensation; CEO evaluation; and succession planning. In choosing generally to combine the roles of Chairman and CEO, the Board takes into consideration the importance of in-depth, industry-specific knowledge and a thorough understanding of our business environment and risk management practices in setting agendas and leading the Board’s discussions. Combining the roles also provides a clear leadership structure for the management team and serves as a vital link between management and the Board. This allows the Board to perform its oversight role with the benefit of management’s perspective on our business strategy and all other aspects of the business. Our Board periodically reviews its determination to have a single individual act both as Chairman and CEO.

Currently, the Board operates with a designated Lead Director with a well-defined role. The Lead Director, currently Mr. Jürgen Tinggren, acts as an intermediary between the Board and senior management. Among other things, the Lead Director’s duties include:

Mr. Tinggren is highly engaged and is routinely in direct contact with members of senior management, including the Chief Financial Officer, the General Counsel, the Corporate Controller, the Corporate Secretary, the Chief Compliance Officer, the head of Corporate Development and the head of Internal Audit, among others. He also has routine discussions with the Company’s independent auditors. Mr. Tinggren’s level of engagement allows him to have a continuous impact on the Company’s strategic and operational initiatives.

Along with the CEO, the Lead Director also hosts Board update calls on a monthly basis in the periods between Board meetings to keep the Directors current on important developments in the business as well as the status of key strategic and operational initiatives. These update calls provide Directors with the opportunity to stay current on matters impacting the Company, which facilitates more efficient and robust discussions at the regularly scheduled Board meetings.

20        Johnson Controls International plc

Governance of the Company  ›  Areas of Focus for the Board

Areas of Focus for the Board

Board Oversight of Strategy

One of the Board’s primary responsibilities is overseeing management’s establishment and execution of the Company’s strategy and the associated risks. The full Board oversees strategy and strategic risk through robust and constructive engagement with management, taking into consideration our key priorities, global trends impacting our business, regulatory developments, and disruptors in our businesses. The Board’s oversight of our strategy primarily occurs through deep-dive annual reviews of the long-term strategic plans of each of our businesses. During these reviews, management provides the Board with its view of the key commercial and strategic risks faced by each business or region, and the Board provides management with feedback on whether management has identified the key risks and is taking appropriate actions to mitigate risk. In addition to the annual deep-dive strategic review, because the Company’s strategic initiatives are subject to rapidly evolving business dynamics, the Board regularly reviews key strategic initiatives throughout the year to ensure progress is being made against goals, understand where adjustments or refinements to strategy may be appropriate, and stay current on issues impacting the business.

The Board’s oversight of strategy was prominent during the portfolio review process that ultimately led to the sale of the Power Solutions business. With the ultimate goal of achieving an outcome that would promote long-term shareowner value, the Board engaged in a rigorous, thorough, and unbiased review of our Power Solutions business and its fit within the Company’s long-term strategic vision, devoting a substantial amount of time and resources to reviewing and probing the financial and strategic analyses prepared by management and external advisors.

Johnson Controls has a clear vision and growth agenda. The visions and values described above are designed to achieve our mission of helping our customers win everywhere, every day through a relentless focus on customer needs, developing and deploying leading products and technology, distributing our products and services through accessible channels, and attracting and retaining top talent. Johnson Controls plans to achieve these objectives through:

•

Creating Growth Platforms by developing sales excellence through building intimate customer relationships to understand customer needs and how to solve them; driving innovation to translate customer problems into business opportunities; developing advantaged solutions and enhanced business models; making it easy for customers to do business with Johnson Controls; and building an acquisition pipeline.

•

Driving Operational Improvements by standardizing processes and improving cost and service; being best-in-class in G&A effectiveness and efficiency; leveraging IT to increase efficiency and effectiveness; enhancing manufacturing efficiency at all levels; and improving service and installation productivity, and optimizing field infrastructure.

•

Building a Performance Culture by establishing a transparent, data-driven performance culture; aligning strategy, structure, people and processes to create One Team; investing in all talent, focusing on skill building and professional development, and diversity and inclusion; and driving a global commitment to wellness and sustainability.

2020 Notice and Proxy Statement        21

Governance of the Company  ›  Board Oversight of Talent and Succession Planning

Through these efforts we plan to substantially improve organizational health while creating greater shareholder value and generating 100%+ long-term free cash flow conversion.

Board Oversight of Talent and Succession Planning

Our Board oversees management succession planning and talent development. The Compensation Committee regularly reviews and discusses with management the CEO succession plan and the succession plans for key positions at the senior officer level across the Company. The Compensation Committee reviews potential internal senior management candidates with our CEO and the Executive Vice President of Human Resources, including the qualifications, experience, and development priorities for these individuals. The full Board generally discusses succession and/or talent management at each one of its regularly scheduled meetings. These discussions are led by the CEO and the Executive Vice President of Human Resources, with periodic assistance from firms with talent assessment expertise. These discussions include critical leadership competencies, talent assessment, short and long-term development potential of executives, the pool of external talent, and diversity. The Board also evaluates succession and development plans in the context of our overall business strategy and culture. Potential leaders are visible to Board members through formal presentations and informal events to allow Directors to personally assess candidates. In 2019, we followed this process when implementing succession plans for certain recent executive officer changes.

Our Board also establishes steps to address emergency CEO succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable our Company to respond to unexpected emergencies and minimize potential disruption or loss of continuity to our Company’s business and operations.

Board Oversight of Risk

The Board’s role in risk oversight at Johnson Controls is consistent with Johnson Controls’ leadership structure, with management having day-to-day responsibility for assessing and managing Johnson Controls’ risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing Johnson Controls. The Board performs its risk oversight role in several ways. Board meetings regularly include strategic overviews by the CEO that describe the most significant issues, including risks, affecting Johnson Controls. In addition, the Board is regularly provided with business updates from the leaders of Johnson Controls’ business units, and updates from the General Counsel and other functional leaders. The Board reviews the risks associated with Johnson Controls’ financial forecasts, business plan and operations. These risks are identified and managed in connection with Johnson Controls’ robust enterprise risk management (“ERM”) process. The Company’s ERM process provides the enterprise with a common framework and terminology to ensure consistency in identification, reporting and management of key risks. It is also informs the strategic planning process, and includes a formal process to identify and document the key risks to Johnson Controls perceived by a variety of stakeholders in the enterprise. The results of the ERM process are presented to the Board at least annually.

The Board has delegated to each of its committees responsibility for the oversight of specific risks that fall within the committee’s areas of responsibility. For example:

Board Composition and Effectiveness

The Johnson Controls Board as a whole is strong in its diversity, vision, strategy and business judgment. It possesses a robust collective knowledge of management and leadership, business operations, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets.

22        Johnson Controls International plc

Governance of the Company  ›  Board Composition and Effectiveness

The culture of the Board is such that it can operate swiftly and effectively in making key decisions and facing major challenges. Board meetings are conducted in an environment of trust, open dialogue and mutual respect that encourages constructive commentary. The Board strives to be informed, proactive and vigilant in its oversight of Johnson Controls and protection of shareholder assets. Below is a summary of the key attributes of our Directors:

Director Orientation

All new Directors participate in our director orientation program during the first few months on our Board. New Directors receive an extensive suite of onboarding materials covering director responsibilities, corporate governance practices and policies, business strategies, leadership structure, and long-term plans. They then participate in a series of meetings with management representatives from our business and functional areas to review and discuss information about the Company’s strategic plans, financial statements, and key issues, policies, and practices. Based on feedback from our Directors, we believe this onboarding approach provides new directors with a strong foundation for understanding our businesses, connects Directors with members of management with whom they will interact, and accelerates their effectiveness to engage fully in Board deliberations.

Director Education

Our Board believes that director education is key to the ability of directors to fulfill their roles and supports Board members in their continuous learning. Directors may enroll in continuing education programs at our expense on corporate governance and critical issues associated with a Director’s service. Our Board also hears regularly from management on numerous subjects, including investor relations, cash management, regulatory developments, data privacy, and cybersecurity. In addition, the Board periodically participates in site visits to our facilities. For example, in 2019:

•	Board members visited our Norman, Oklahoma Rooftop Center of Excellence where they received a review on the rapidly changing technology in each of our Buildings businesses;

•

Board members visited the Building Solutions North America (BSNA) local office in Houston, Texas to gain a deeper understanding of how the Company interacts with its customers in the field. Board members also visited a significant customer in the Houston area to observe how the Company’s products and services can improve efficiency, safety and security for our customers.

•	In addition to the above visits, from time to time individual Directors will visit company facilities across the globe. In 2019, several directors visited a number of our facilities in China.

2020 Notice and Proxy Statement        23

Governance of the Company  ›  Shareholder Engagement

Shareholder Engagement

In 2019, we continued our focus on regularly engaging with our shareholders. The Company reached out to holders of over 66% of our shares outstanding, and engaged with governance professionals and/or portfolio managers at investors holding 41% of our shares outstanding. During these discussions, we discussed many topics, including our executive compensation program, strategic focus as well as our corporate responsibility and sustainability efforts. Investors generally acknowledged that significant progress had been made over the past few years with respect to the Company’s compensation practices and expressed general support for the Company’s leadership and strategic direction. Further, investors highlighted the importance of engaging with them in the future on long-term corporate strategy and sustainability initiatives.

These discussions provide our Board with valuable insights into our shareholders’ views. We plan to continue to actively engage with our shareholders on a regular basis to better understand and consider their views.

Board Tenure and Refreshment

Board Committees

To conduct its business the Board maintains three standing committees: Audit, Compensation and Governance, and each of these NYSE required committees are entirely composed of independent Directors. The Board also maintains an Executive Committee comprised of the Chairman, Lead Director and each committee chair that meets to review matters as delegated to it by the Board. All committees report on their activities to the Board.

The Lead Director may also convene “special committees” to review discrete matters that require the consideration of a Board committee, but do not fit within the mandate of any of the standing committees. Special committees report their activities to the Board.

To ensure effective discussion and decision making while at the same time having a sufficient number of independent Directors for its three standing committees, the Board is normally constituted of between ten and thirteen Directors. The minimum and maximum number of Directors is set forth in Johnson Controls’ Articles of Association.

The Governance Committee reviews the Board’s governance guidelines annually and recommends appropriate changes to the Board.

Board Meetings

The Board meets at least four times annually, and additional meetings may be called in accordance with our Articles of Association. Frequent board meetings are critical not only for timely decisions but also for Directors to be well informed about Johnson Controls’ operations and issues. One of these meetings will be scheduled in conjunction with the Annual General Meeting of shareholders and Board members are required to be in attendance at such meeting either in person or by telephone. The Lead Director and the Chair of the Board are responsible for setting meeting agendas with input from the other Directors.

Committee meetings are normally held in conjunction with Board meetings. Major committee decisions are reviewed and approved by the Board. The Board Chair and committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages informed, meaningful and probing deliberations. Presentations at Board meetings

24        Johnson Controls International plc

Governance of the Company  ›  Board Meetings

are concise and focused, and they include adequate time for discussion and decision-making. An executive session of independent Directors, chaired by the Lead Director, is held at least annually, and in practice at most Board meetings. Mr. Tinggren ensures that the executive sessions are highly interactive and include robust discussions on the Company’s strategic and operational initiatives and related risks. They also include in-depth discussions on matters such as executive performance and succession planning. These discussions are key to informing the Board’s oversight role and appropriately challenging management.

Directors receive the agenda and materials for regularly scheduled meetings in advance. Best efforts are made to make materials available as soon as one week in advance, but no later than three days in advance. When practical, the same applies to special meetings of the Board. Directors may ask for additional information from, or meetings with, senior managers at any time.

Strategic planning and succession planning sessions are held at least annually at a regular Board meeting, but such sessions often occur more frequently. Succession planning meetings focus on the development and succession of not only the CEO but also the other senior executives.

The Board’s intent is for Directors to attend all regularly scheduled Board and committee meetings. Directors are expected to use their best efforts to attend regularly scheduled Board and committee meetings in person. All independent Board members are welcome to attend any committee meeting.

The Board also participates in monthly update calls in the periods between Board meetings to keep the Directors current on important developments impacting the Company as well as the status of key strategic and operational initiatives.

The Board also makes periodic visits to our facilities to learn more about our products and customers. For example, in 2019 members of the Board visited our Norman, Oklahoma manufacturing facility and testing lab to gain a deeper understanding of how technology is developed and integrated into our HVAC products. The Board also visited one of our field offices in Houston, Texas to learn how we bring our products to market and serve our customers’ needs. The visit also included a tour of a major healthcare customer to observe how our HVAC products, fire and security systems, building management solutions and employees operate in a mission critical environment.

Board and Committee Calendars

A calendar of agenda items for the regularly scheduled Board meetings and all regularly scheduled committee meetings is prepared annually by the Chair of the Board in consultation with the Lead Director, committee chairs, and all interested Directors.

Board Communication

Management speaks on behalf of Johnson Controls, and the Board normally communicates through management with outside parties, including shareholders, business journalists, analysts, rating agencies and government regulators. In certain circumstances Directors may also meet with shareholders to discuss specific governance topics. The Board has established a process for interested parties to communicate with members of the Board, including the Lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can reach the Johnson Controls Board of Directors via email at jciboard@jci.com. Depending upon the nature of the communication and to whom it is directed, the Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter). Shareholders, customers, vendors, suppliers and employees can also raise concerns at www.johnsoncontrolsintegrityhelpline.com. Inquiries can be submitted anonymously and confidentially.

All inquiries are received and reviewed by the Integrity Helpline manager, who is part of the Compliance function. A report summarizing all items received resulting in cases is prepared for the Audit Committee of the Board. The Integrity Helpline manager directs cases to the applicable department (such as customer service, human resources, or in the case of accounting or control issues, forensic audit) and follows up with the assigned case owner to ensure that the cases are responded to in a timely manner. The Board also reviews non-trivial shareholder communications received by management through the Corporate Secretary’s Office or Investor Relations.

2020 Notice and Proxy Statement        25

Governance of the Company  ›  Board and Committee Evaluation Process

Board and Committee Evaluation Process

The Governance Committee leads an annual performance evaluation of the Board and each Board committee as described below.

Each Director completes a Board self-evaluation questionnaire and a separate questionnaire for each committee on which the director serves. The Board-specific questionnaire requests ratings and solicits detailed suggestions for improving Board and committee governance processes and effectiveness. The committee-specific questionnaires are tailored to the respective committees’ roles and responsibilities.

Self-evaluation questionnaire results are compiled and summarized by the Office of the Corporate Secretary. The summaries include all specific Director comments, without attribution. Each Director receives the Board self-evaluation summary and the self-evaluation summary for each committee on which the Director serves. The Lead Director and the Chair of the Governance Committee receive all of the self-evaluation summaries and informally consult with each of the Directors.

Committee self-evaluation results are discussed by each committee, and Board self-evaluation results are discussed by the full Board. Each committee and the Board identify areas for further consideration and opportunities for improvement, and implement plans to address those matters. The qualifications and performance of all Board members are reviewed in connection with their re-nomination to the Board.

ONGOING Directors may discuss concerns, including those related to individual performance separately with the Lead Director.

The Board views self-evaluation of Board and committee performance as an integral part of its commitment to continuous improvement. The Governance Committee annually reviews the evaluation process and considers ways to augment it.

Board Advisors

The Board and its committees (consistent with the provisions of their respective charters) may retain their own advisors, at the expense of Johnson Controls, as they deem necessary in order to carry out their responsibilities.

Board Compensation and Share Ownership

The Governance Committee periodically reviews the Directors’ compensation and recommends changes in the level and mix of compensation to the full Board. See the Compensation Discussion and Analysis for a detailed discussion of the Compensation Committee’s role in determining executive compensation.

To help align Board and shareholder interests, Directors are encouraged to own Johnson Controls ordinary shares or their equivalent, with the guideline set at five times the annual cash retainer. Directors are expected to attain this minimum stock ownership guideline within five years of joining the Board. Once a Director satisfies the minimum stock ownership recommendation, the Director will remain qualified, regardless of market fluctuations, under the guideline as long as the Director does not sell any stock. Mr. Oliver receives no additional compensation for service as a Director.

26        Johnson Controls International plc

Governance of the Company  ›  Director Independence

Director Independence

To maintain its objective oversight of management, the Board consists of a substantial majority of independent Directors. Our Board annually determines the independence of each Director and nominee for election as a Director based on a review of the information provided by the Directors and the executive officers, and a survey by our legal and finance departments. The Board makes these determinations under the NYSE Listed Company Manual’s independence standards and our Corporate Governance Guidelines, which are more restrictive than the NYSE independence standards. Independent Directors:

⬛	are not former officers or employees of the Johnson Controls or its subsidiaries or affiliates, nor have they served in that capacity within the last five years;

⬛	have no current or prior material relationships with Johnson Controls aside from their directorship that could affect their judgment;

⬛

have not worked for, nor have any immediate family members that have worked for, been retained by, or received anything of substantial value from Johnson Controls aside from his or her compensation as a Director;

⬛	have no immediate family member who is an officer of Johnson Controls or its subsidiaries or has any current or past material relationship with Johnson Controls;

⬛

do not work for, nor does any immediate family member work for, consult with, or otherwise provide services to, another publicly traded company on whose board of directors Johnson Controls’ CEO or other senior executive serves;

⬛

do not serve as, nor does any immediate family member serve as, an executive officer of any entity with respect to which Johnson Controls’ annual sales to, or purchases from, exceed the greater of two percent of either entity’s annual revenues for the prior fiscal year or $1,000,000.

⬛

do not serve, nor does any immediate family member serve, on either the board of directors or the compensation committee of any corporation that employs either a nominee for director or a member of the immediate family of any nominee for director; and

⬛

do not serve, nor does any immediate family member serve, as a director, trustee, executive officer or similar position of a charitable or non-profit organization with respect to which the company or its subsidiaries made charitable contributions or payments in excess of the greater of $1,000,000 or two percent of such organization’s charitable receipts in the last fiscal year.

Directors meet stringent definitions of independence and for those Directors that meet this definition, the Board will make an affirmative determination that a Director is independent. The Board has determined that all of the Director nominees, with the exception of Mr. Oliver meet these standards and are therefore independent of the Company.

Director Service

Directors are elected by an affirmative vote of an absolute majority of the votes represented (in person or by proxy) by shareholders at the Annual General Meeting. They are elected to serve for one-year terms (except in instances where a director is elected during a special meeting), ending after completion of the next succeeding Annual General Meeting. If a Director resigns or otherwise terminates his or her directorship prior to the next Annual General Meeting, the Board may appoint an interim Director until the next Annual General Meeting. Any nominee for Director who does not receive an affirmative vote of an absolute majority of votes represented (in person or by proxy) by shareholders at the Annual General Meeting is not elected to the Board.

Each Director is required to tender their resignation from the Board at the Annual General Meeting following his or her 75th birthday. The Board may, in its discretion, waive this limit in special circumstances. The rotation of committee chairs and members is considered on an annual basis to ensure diversity of Board member experience and variety of perspectives across the committees, but there is no strict committee chair rotation policy. Any changes in committee chair or member assignments are made based on committee needs, Director interests, experience and availability, and applicable regulatory and legal considerations. Moreover, the value of rotation is weighed carefully against the benefit of committee continuity and experience.

Directors are also expected to inform the Governance Committee of any significant change in their employment or professional responsibilities and are required to offer their resignation to the Board in the event of such a change. This allows for discussion with the Governance Committee to determine if it is in the mutual interest of both parties for the Director to continue on the Board.

2020 Notice and Proxy Statement        27

Governance of the Company  ›  Director Service

The Governance Committee is responsible for the review of all Directors, and where necessary will take action to recommend to shareholders the removal of a Director for performance, which requires the affirmative vote of a majority of the votes represented (in person or by proxy) at a duly called shareholder meeting.

Nomination of Directors and Board Diversity

The Governance Committee, in accordance with the Board’s governance principles, seeks to create a Board that as a whole is strong in its collective knowledge and has a diversity of skills and experience with respect to vision and strategy, management and leadership, business operations, business judgment, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets. Although the Johnson Controls Board does not have a specific policy regarding diversity, the Board takes into account the current composition and diversity of the Board (including diversity with respect to race, gender and ethnicity) and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other Directors. The Governance Committee also considers the Board’s overall composition when considering a potential new candidate, including whether the Board has an appropriate combination of professional experience, skills, exposure to international markets, knowledge and variety of viewpoints and backgrounds in light of Johnson Controls’ current and expected future needs. In addition, the Governance Committee believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. The Governance Committee periodically reviews these criteria and qualifications to determine any need to revise such criteria and qualifications based upon corporate governance best practices and Johnson Controls’ needs at the time of the review.

General criteria for the nomination of Director candidates include:

●  The highest ethical standards and integrity

●  A willingness to act on and be accountable for Board decisions

●  An ability to provide wise, informed and thoughtful counsel to top management on a range of issues

●  Diversity of expertise and experience as well as diversity with respect to race, gender and ethnicity

●  A history of achievement that reflects superior standards for themselves and others

●  Loyalty and commitment to driving the success of the Company

●  An ability to take tough positions while at the same time working as a team player

●  Individual backgrounds that provide a portfolio of experience and knowledge commensurate with the Company’s needs

The Company also strives to have all non-employee Directors be independent. In addition to having such Directors meet the NYSE definition of independence, the Board has set its own more rigorous standard of independence. The Governance Committee must also ensure that the members of the Board as a group maintain the requisite qualifications under NYSE listing standards for populating the Audit, Compensation and Governance Committees. In addition, the Governance Committee ensures that each member of the Compensation Committee is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934 and is an “outside director” as defined in section 162(m) of the U.S. Code.

As provided in its charter, the Governance Committee will consider Director candidates recommended by shareholders. To recommend a Director candidate, a shareholder should write to Johnson Controls’ Secretary at Johnson Controls’ current registered address: One Albert Quay, Cork, Ireland. Such recommendation must include:

Shareholder-recommended Director candidate nominations must include:

●  The name and address of the candidate

●  A brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above

●  The candidate’s signed consent to serve as a Director if elected and to be named in the proxy statement

●  Evidence of share ownership of the person making the recommendation

●  All information required by Article 62 of our Memorandum and Articles of Association to be included in notices for any nomination by a shareholder of an individual for election to the Board

The recommendation must also follow the procedures set forth in Articles 54 — 68 of our Memorandum and Articles of Association to be considered timely and complete in order to be considered for nomination to the Board.

To be considered by the Governance Committee for nomination and inclusion in the Company’s proxy statement for the 2021 Annual General Meeting, shareholder recommendations for Director must be received by Johnson Controls’ Corporate

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Governance of the Company  ›  Nomination of Directors and Board Diversity

Secretary no later than September 19, 2020. Once the Company receives the recommendation, the Company may deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Governance Committee. No candidates were recommended by shareholders in connection with the 2020 Annual General Meeting.

The Governance Committee employs an unrelated search firm to assist the Committee in identifying candidates for Director when a vacancy occurs. The Committee also receives suggestions for Director candidates from Board members. All of our nominees for Director are current members of the Board. In evaluating candidates for Director, the Committee uses the qualifications described above, and evaluates shareholder candidates in the same manner as candidates from all other sources. Based on the Governance Committee’s evaluation of the current Directors, each nominee was recommended for election.

Other Directorships, Conflicts and Related Party Transactions

We recognize the importance of having Directors with significant experience in other businesses and activities; however, Directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as members of the Johnson Controls’ Board. In order to provide sufficient time for informed participation in their Board responsibilities non-executive Directors are required to limit their external directorships of other public companies to three and Audit Committee members are required to limit their audit committee membership in other public companies to two. The Board may, in its discretion, waive these limits in special circumstances. When a Director or the CEO intend to serve on another board, the Governance Committee is required to be notified. The Governance Committee reviews the possibility of conflicts of interest or time constraints and must approve the officer’s or Director’s appointment to the outside board. Each Director is required to notify the Corporate Secretary of any potential conflicts. The CEO may serve on no more than one other public company board. The CEO shall resign or retire from the Board upon resigning or retiring from his role as CEO, following a transition period mutually agreed upon between the CEO and the Compensation Committee.

The Company has a formal, written procedure intended to ensure compliance with the related party provisions in our Code of Ethics and with our corporate governance guidelines. For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than ordinary course, arms-length transactions of less than 1% of the revenue of the counterparty. Transactions exceeding the 1% threshold, and any transaction involving consulting, financial advisory, legal or accounting services that could impair a Director’s independence, must be approved by our Governance Committee. Any related party transaction in which an executive officer or a Director has a personal interest, or which could present a possible conflict under the Code of Ethics, must be approved by a majority of disinterested Directors, following appropriate disclosure of all material aspects of the transaction.

Under the rules of the Securities and Exchange Commission, public issuers such as Johnson Controls must disclose certain “related person transactions.” These are transactions in which Johnson Controls is a participant where the amount involved exceeds $120,000, and a Director, executive officer or holder of more than 5% of our ordinary shares has a direct or indirect material interest. Although Johnson Controls engaged in commercial transactions in the normal course of business with companies where Johnson Controls’ Directors were employed and served as officers, none of these transactions exceeded 1% of Johnson Controls’ gross revenues and these transactions are not considered to be related party transactions.

Code of Ethics

We have adopted the Code of Ethics, which applies to all employees, officers, and Directors of Johnson Controls. The Code of Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and applies to our CEO, Chief Financial Officer and Chief Accounting Officer, as well as all other employees. The Code of Ethics also meets the requirements of a code of business conduct and ethics under the listing standards of the NYSE. The Code of Ethics is posted on our website at www.johnsoncontrols.com under the heading “About — Ethics and Compliance.” We will also provide a copy of the Code of Ethics to shareholders upon request. We disclose any amendments to the Code of Ethics, as well as any waivers for executive officers or Directors on our website at www.johnsoncontrols.com under the heading “About Us — Ethics and Compliance.” The Board of Directors annually certifies their compliance with the Code of Ethics. The Company maintains established procedures by which employees may anonymously report a possible violation of the Code of Ethics. The Audit Committee maintains procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. The Audit Committee also maintains procedures for employees to report concerns regarding questionable accounting or auditing policies or practices on a confidential, anonymous basis.

2020 Notice and Proxy Statement        29

Governance of the Company  ›  Sustainability

Sustainability

Sustainability

At Johnson Controls, our purpose is to power our customers’ success and protect the environment. Sustainability is integrated into our company vision, values, products and services, and our culture.

We create innovative, sustainable, clean products and services that empower customers and communities to consume less energy and conserve resources. At Johnson Controls, we transform the environments where people live, work, learn and play. From optimizing building performance to improving safety and enhancing comfort, we drive the outcomes that matter most.

We believe that through leadership in sustainability, Johnson Controls creates long-term benefit for our customers, employees, shareholders, and society as a whole.

30        Johnson Controls International plc

Governance of the Company  ›  Corporate Responsibility and Sustainability

Sustainability Governance and Strategy

Our commitment to sustainability starts at the top and is integrated throughout our Company.

2020 Notice and Proxy Statement        31

Governance of the Company  ›  Corporate Responsibility and Sustainability

2019 Company Sustainability Performance Highlights

Products, Services and Solutions

Since January 2000, performance contracting projects have helped our customers save more than 29.4 Million Metric Tons CO2e and $6.3 billion through energy and operational savings through our performance infrastructure work.

In 2019, Johnson Controls, along with its project partners, won the Digie Award for “Most Intelligent Building — Corporate Headquarters” for its groundbreaking work on Bee’ah’s new sustainable headquarters in the United Arab Emirates. The award recognizes extraordinary examples of buildings, projects and communities that best demonstrate smart, connected, high performance building concepts throughout the world.

The 2019 Sustainability Awards named the YORK® Mission Critical Direct Evaporative Cooling Air Handling Unit the Sustainability Product of the Year in the business services industry. The Business Intelligence Group awards honor those who have made sustainability an integral part of their business practice. By maximizing cooling capacity per square foot and providing superior efficiency, the units optimize operational, water and energy usage to achieve lower energy costs.

Johnson Controls is committed to the worldwide transition to low-global warming potential (GWP) refrigerants and offers alternative refrigerants across all chiller platforms, with GWP reductions ranging from 56% to over 99%. We also offer a wide range of industrial refrigeration and cooling equipment using natural gas and other ultra-low GWP refrigerants.

People

Our employee volunteer program, Blue Sky Involve, helps Johnson Controls employees share their passion and expertise through community volunteer activities and strengthens their professional and leadership skills. Employees volunteer with local non-profit organizations or schools to support education, environmental stewardship or social service efforts. Since Blue Sky Involve launched in 2006, Johnson Controls employees have volunteered 1.7 million hours in local communities. In fiscal year 2019, Johnson Controls’ corporate philanthropy efforts resulted in contributions of more than $9.6 million. In addition, our employees gave in excess of $3.5 million.

In just one year, we expanded our sustainability business resource groups from one to emerging or existing chapters in North America, South America, Europe, the Middle East and Asia.

Grady Crosby, our Vice President, Public Affairs & Chief Diversity Officer, was named to the 2019 Top 15 Champions of Diversity list by DiversityGlobal Magazine. The annual list honors men and women across all industries who focus on creating diverse and inclusive organizational cultures through their work. He cites Johnson Controls’ engagement of female engineers as one of his proudest Diversity & Inclusion initiatives, a program that continues to thrive through our Women in Technology group and Coolest Women in the World campaign.

Partnerships

We continue to expand our commitments with key partners. At the UN Climate Action Summit in September 2019, Johnson Controls made three additional global commitments including the Three Percent Club for Energy Efficiency, the Cool Coalition and the EP100 Cooling Challenge. These commitments expand on our existing work with the World Resources Institute and Sustainable Energy for All with a focus on building efficiency and highly-efficient cooling.

32        Johnson Controls International plc

Governance of the Company  ›  Corporate Responsibility and Sustainability

Performance

We achieved two significant sustainability milestones in 2019 by reducing our enterprise-wide greenhouse gas intensity by one-half while doubling the energy productivity of our operations over a 16 year period.

We are on track to meet our Zero Landfill goals and achieved 19 Zero Landfill certified facilities.

Our global renewable energy amounted to 251,908 MWh through purchase of Renewable Energy Certificates. Through this initiative we offset 100% of our greenhouse gas emissions from our Global Products manufacturing plants in the United States.

We exceeded our fiscal 2019 2.5% reduction goal for greenhouse gas intensity by more than two times with a 5.1% reduction. In addition we reduced our energy intensity by 1.8%.

In December 2019, we entered into two of the first sustainable improvement loans in the U.S. and the industrial sector with the execution of our new $2.5 billion Five-Year Senior Revolving Credit Facility and our $500 million 364 Day Senior Revolving Credit Facility. These facilities include a sustainability-linked pricing mechanism that reduces interest rates applicable to the facilities in connection with our sustainability performance: greenhouse gas emission reductions the Company is able to achieve from energy efficiency and renewable energy customer projects; reductions in our greenhouse gas intensity; and improvements in our safety record through a reduction in our total recordable incident rate.

Governance

We are honored to be listed on more than 40 leading sustainability indices and to be named one of the World’s Most Ethical Companies and one of the 100 Best Corporate Citizens for the 14th year.

Our leaders proudly serve on social, environmental and governance leadership board positions around the world, furthering sustainability leadership globally. For example, the Executive Chairman of our GSC, Grady Crosby, serves as the Secretary of the Board of Directors and Chairman of the Nomination and Governance Committee of the United Nations Global Compact Network USA.

Johnson Controls has been publicly reporting its sustainability results since 2002 and is proud of its history of transparency. We report at the GRI Standards-Comprehensive level, United Nations Global Compact Advanced level and respond to the CDP and fulfill additional requests by investors, customers and others for our sustainability data. We align our reporting to the Sustainability Accounting Standards Board (the “SASB”) and the UN Sustainable Development Goals. Our public sustainability reports, policies and commitments can be found at: https://www.johnsoncontrols.com/corporate-sustainability/reporting-and-policies.

2020 Notice and Proxy Statement        33

Governance of the Company  ›  For More Information

For More Information

We believe that it is important that Johnson Controls’ stakeholders and others are able to review its corporate governance practices and procedures. Our corporate governance guidelines are embodied in a formal document that has been approved by Johnson Controls’ Board of Directors. It is available on our website at www.johnsoncontrols.com under the heading “Investors-Corporate Governance.” We will also provide a copy of the corporate governance principles to shareholders upon request. Our corporate governance guidelines and general approach to corporate governance as reflected in our Memorandum and Articles of Association and our internal policies and procedures are guided by U.S. practice and applicable federal securities laws and regulations and NYSE requirements. Although we are an Irish public limited company, we are not subject to, nor have we adopted, the U.K. Corporate Governance Code or any other non-statutory Irish or U.K. governance standards or guidelines. While there are many similarities and overlaps between the U.S. corporate governance standards applied by us and the U.K. Corporate Governance Code and other Irish/U.K. governance standards or guidelines, there are differences, in particular relating to the extent of the authorization to issue share capital and effect share repurchases that may be granted to the Board and the criteria for determining the independence of Directors.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director compensation for fiscal 2018 for non-employee Directors consisted of an annual cash retainer of $120,000 and restricted stock units (“RSUs”) with a grant date value of approximately $155,000 and a one-year vesting term. The Lead Director received an additional $30,000 and the chairs of each standing committee received an additional fee of $25,000. A Director who is also an employee receives no additional remuneration for services as a Director. Beginning fiscal 2019, the annual cash retainer was increased to $140,000 and the grant date value of the annual RSU award was increased to $175,000. All other fees remain unchanged. This is the first increase in the annual cash retainer and annual RSU award since the merger in September 2016. The Governance Committee recommended the increase in connection with its annual review of Director compensation, which included a review of industry and peer Director compensation practices. The Board believes that the increase is reasonable, appropriate and consistent with market practice.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Current Directors

Ms. Jean Blackwell	$120,000	$155,000	$275,000

Mr. Pierre Cohade(2)	$98,804	$193,750	$292,554

Mr. Michael E. Daniels (CC)	$145,000	$155,000	$300,000

Mr. Juan Pablo del Vale Perochena (GC)	$145,000	$155,000	$300,000

Mr. W. Roy Dunbar	$120,000	$155,000	$275,000

Ms. Gretchen R. Haggerty	$120,000	$155,000	$275,000

Ms. Simone Menne	$120,000	$155,000	$275,000

Mr. Jürgen Tinggren(L) (AC)	$175,000	$155,000	$330,000

Mr. Mark Vergnano	$120,000	$155,000	$275,000

Mr. R. David Yost	$120,000	$155,000	$275,000

Mr. John D. Young	$120,000	$155,000	$275,000

Former Directors

Mr. Brian Duperreault (3)	$51,667	$—	$51,667

(L)=	Lead Director

(AC)=	Audit Committee Chair

(CC)=	Compensation Committee Chair

(GC)=	Governance Committee Chair

(1)

This column reflects the fair value of the entire amount of awards granted to Directors calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, excluding estimated forfeitures. The fair value of RSUs is

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Governance of the Company  ›  Charitable Contributions

computed by multiplying the total number of shares subject to the award by the closing market price of the Company’s ordinary shares on the date of grant. RSUs granted to Board members generally vest and the underlying units are converted to shares and delivered to Board members on the anniversary of the grant date.

(2)	Mr. Cohade became a Director on December 5, 2018.

(3)	Mr. Brian Duperreault served as a Director through March 6, 2019.

Charitable Contributions

The Board understands that its members, or their immediate family members, serve as directors, trustees, executives, advisors and in other capacities with a host of other organizations. If Johnson Controls directs a charitable donation to an organization in which a Johnson Controls Director, or their immediate family member, serves as a director, trustee, executive, advisor, or in other capacities with the organization, the Board must approve the donation. Any such donation approved by the Board will be limited to an amount that is less than 2% of that organization’s annual charitable receipts, and less than 2% of Johnson Controls’ total annual charitable contributions. In line with its matching gift policy for employees, going forward Johnson Controls will make an annual matching gift of up to $3,000 for each Director to qualifying charities.

COMMITTEES OF THE BOARD

The table below sets forth committee membership as of the end of fiscal year 2019 and meeting information for each of the Board Committees.

Name	Audit	Governance	Compensation	Executive	Date Elected/ Appointed to Board

Ms. Jean Blackwell			X		06/13/2018

Mr. Pierre Cohade	X				12/05/2018

Mr. Michael E. Daniels			X(C)	X	03/10/2010

Mr. Juan Pablo del Valle Perochena		X(C)		X	09/02/2016

Mr. W. Roy Dunbar			X		06/14/2017

Ms. Gretchen R. Haggerty	X				03/07/2018

Ms. Simone Menne	X				03/07/2018

Mr. George R. Oliver				X(C)	09/28/2012

Mr. Jürgen Tinggren (L)	X(C)			X	03/05/2014

Mr. Mark Vergnano			X		09/02/2016

Mr. R. David Yost		X			03/12/2009

Mr. John D. Young		X			12/07/2017

Number of Meetings During Fiscal Year 2019	10	4	6	2

(L) =	Lead Director

(C) =	Committee Chair

During fiscal 2019, the full Board met 4 times. All Directors attended at least 75% of the Board and committee meetings on which they sit. The Board’s governance principles provide that Board members are expected to attend each Annual General Meeting in person or by phone. At the 2019 Annual General Meeting, except for Ms. Menne and Mr. Yost, all of our current Board members who were Board members at such time were in attendance.

Audit Committee. The Audit Committee monitors the integrity of Johnson Controls’ financial statements, the independence and qualifications of the independent auditors, the performance of Johnson Controls’ internal auditors and independent auditors, Johnson Controls’ compliance with legal and regulatory requirements and the effectiveness of Johnson Controls’ internal controls. The Audit Committee is also responsible for retaining, subject to shareholder approval, evaluating, setting the remuneration of, and, if appropriate, recommending the termination of Johnson Controls’ auditors. The Audit Committee has

2020 Notice and Proxy Statement        35

Governance of the Company  ›  Committees of the Board

been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Audit Committee are Messrs. Cohade and Tinggren and Mses. Haggerty and Menne, each of whom is independent under NYSE listing standards and SEC rules for audit committee members. Mr. Tinggren is the chair of the Audit Committee as well as our independent Lead Director. The Board has determined that each of Mr. Tinggren and Mses. Haggerty and Menne are audit committee financial experts.

Governance Committee. The Governance Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the Director nominees for the Annual General Meeting, developing and recommending to the Board a set of corporate governance principles, and playing a general leadership role in Johnson Controls’ corporate governance. In addition, the Governance Committee oversees our environmental, health and safety management system and enterprise risk assessment activities. The Governance Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Governance Committee are Messrs. del Valle Perochena, Yost and Young, each of whom is independent under NYSE listing standards. Mr. del Valle Perochena chairs the Governance Committee.

Compensation Committee. The Compensation Committee reviews and approves compensation and benefits policies and objectives, determines whether Johnson Controls’ officers, Directors and employees are compensated according to these objectives, and assists the Board in carrying out certain of its responsibilities relating to the compensation of Johnson Controls’ executives. The Compensation Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Compensation Committee are Ms. Blackwell and Messrs. Daniels, Dunbar and Vergnano. Mr. Daniels is the chair of the Compensation Committee. The Board of Directors has determined that each of the members of the Compensation Committee is independent under NYSE listing standards. In addition, each member is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934 and is an “outside director” as defined in section 162(m) of the U.S. Code. For more information regarding the Compensation Committee’s roles and responsibilities, see the Compensation Discussion and Analysis.

Executive Committee. The Executive Committee assists the Board in fulfilling its oversight responsibility with its review and monitoring of major corporate actions including external corporate development activities, business portfolio optimization, capital appropriations and capital expenditures. The Executive Committee was established in September of 2016 and operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Executive Committee are Messrs. Daniels, del Valle Perochena, Oliver and Tinggren. Mr. Oliver is the chair of the Executive Committee.

Compensation Committee Interlocks and Insider Participation

During fiscal 2019, Ms. Blackwell and Messrs. Daniels, Dunbar, Vergnano and Yost served on the Compensation Committee. None of the members of the Compensation Committee during fiscal 2019, or as of the date of this proxy statement, is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

36        Johnson Controls International plc

COMPENSATION DISCUSSION & ANALYSIS

At Johnson Controls our promise is to advance the safety, comfort and intelligence of spaces and places to power our customer’s mission. This requires us to work with integrity and purpose, focus on our customers and the future, together as one team. To ensure we are successful, our compensation programs are designed to reward our employees, including our executive officers, accordingly.

This Compensation Discussion & Analysis (the “CD&A”) section of our Proxy sets out the mechanics of our executive compensation program, in particular its application and outcomes in respect of fiscal 2019, ending September 30, 2019.

2019 NAMED EXECUTIVE OFFICERS (NEOs)

Named Executive Officer	Title

George R. Oliver	Chairman & Chief Executive Officer

Brian J. Stief	Vice Chairman & Chief Financial Officer

Jeffrey M. Williams	Vice President & President — Global Products, Building Technologies and Solutions

Rodney M. Rushing	Vice President & President — North America, Building Technologies and Solutions

John Donofrio	Executive Vice President, General Counsel

Former NEOs

William C. Jackson	Vice President & President — Global Products, Building Technologies and Solutions and Corporate Strategy

Joseph A. Walicki	Vice President & President — Power Solutions

EXECUTIVE SUMMARY

Fiscal 2019 was a year of strategic and financial achievements. From a strategic standpoint, we completed our transformation to a pure play Buildings company with the divestiture of Power Solutions business, positioning us to be a leader in the evolution of smart buildings, infrastructure and cities. We quickly began allocating the proceeds from the sale to de-lever the balance sheet and return cash to our shareholders. Financially, we met or exceeded each of the financial targets we set at the beginning of the year. In fiscal 2019, we had strong growth in orders and organic sales, solid margin expansion and significant growth in adjusted EPS from continuing operations. We also continued to improve free cash flow conversion, exceeding our target for the year.

In fiscal 2020, we believe that we are well-positioned to build upon our performance in 2019 by leveraging our strong backlog position, remaining focused on operational excellence, and continuing to redeploy capital to shareholders. Throughout the year, our management team remained focused on creating shareholder value, driving the Company’s strategic initiatives and growth agenda, implementing operational improvements, improving the employee experience, and delivering its financial objectives.

2020 Notice and Proxy Statement        37

Compensation Discussion & Analysis  ›  Fiscal 2019 Priorities

FISCAL 2019 PRIORITIES AND PERFORMANCE

Placing additional focus on the service aspects of our business, which represents approximately one-third of our revenue and provides a very profitable and resilient revenue stream. In fiscal 2019, we increased organic service growth by mid-single digits.

Improving margin performance by driving simplification across the organization, better execution in our field businesses and improved productivity with our manufacturing operations. Together these actions drove a 60 basis point improvement in adjusted EBIT margins.

Driving a performance culture throughout our organization to ensure our employees are aligned with, and accountable to, a clearly articulated strategy and increasing efficiency by standardizing operations and creating more effective processes. In connection with promoting this culture, we are giving our employees the tools to improve their output and enhance their employment experience.

A continued emphasis on reinvesting back in the business from both a sales and product perspective. We continued to drive commercial excellence, by hiring, training and appropriately incentivizing our front line sales personnel as well as implementing strategic account management tools. Additionally, we continued reinvesting in our products portfolio and driving new product introductions. Together these actions contributed to 5% organic sales growth for the Company; with organic field orders also up 5% and backlog up 8%.

Focusing on cash generation by implementing a set of fundamental cash management processes and procedures across the Company. In fiscal 2019, we improved adjusted free cash flow from $1.4 billion to $1.7 billion and achieved a free cash flow conversion rate of 99%.

In addition to the above, in fiscal 2019 we:

∎	Increased adjusted EPS from continuing operations 23% from $1.59 to $1.96.

∎	Payed down debt by $3.7 billion, largely as the result of the use of proceeds from the Power Solutions sale.

∎	Repurchased approximately 155 million shares for approximately $6 billion, lowering our average weighted share count by more than 6.1%.

∎	Paid $920 million in dividends.

∎	Achieved synergy and productivity savings of $196 million.

We feel good about our position entering fiscal 2020 as our backlog provides visibility in our field businesses, our service business tends to be more resilient and we continue to benefit from self-help and capital deployment. We remain focused on driving execution and delivering for our customers and shareholders.

* See Annex I to this Proxy Statement for a reconciliation of organic sales growth, adjusted EPS from continuing operations, adjusted free cash flow, free cash flow conversion and adjusted EBIT margin to our results for the most directly comparable financial measures as reported under generally accepted accounting principles in the United States.

38        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Fiscal 2019 Compensation

FISCAL 2019 COMPENSATION

Our compensation program is designed to effectively and transparently align compensation with performance. Accordingly, the achievements described on the previous page are reflected in the outcomes under our compensation program, with annual incentives and fiscal 2017 PSU awards being earned above target.

Annual incentive awards ranged from 144% to 154% of target See page 51 for details	Fiscal 2017 PSU awards subject to a three-year performance period concluding September 30, 2019, paid out at 146% of target See page 54 for details

To assess the alignment between performance and compensation, the Compensation Committee (“Committee”) periodically requests that its independent compensation consultant, Farient Advisors LLC, evaluate the relationship, and considers this relationship in making pay decisions pertaining to the CEO. On the Committee’s behalf, Farient used a number of methods in assessing our pay for performance alignment, including:

∎

Farient’s proprietary alignment methodology, which assesses the extent to which 3-year TSR and 3-year average Performance-Adjusted Compensation (which includes actual salary, actual annual incentives paid, and the value of equity at the end of the 3-year period using actual PSU awards, if known, and target PSU awards for incomplete performance cycles, and the Black-Scholes value of options granted during the 3-year period, all valued at the stock price at the end of the 3-year period) are aligned;

∎	A simulation of pay-for-performance tests used by proxy advisory firms; and

∎	An analysis of realizable relative to target pay compared to peers.

Given the results of these assessments, the Committee concluded that Johnson Controls’ executive compensation, including that for the CEO, is aligned with our performance.

2020 Notice and Proxy Statement        39

Compensation Discussion & Analysis  ›  Fiscal 2019 Key Committee Activities

FISCAL 2019 KEY COMMITTEE ACTIVITIES

During fiscal 2019, the Committee addressed several items in addition to the standing annual agenda items which are highlighted below.

Shareholder Engagement	Following low shareholder advisory say-on-pay votes in 2017 and 2018, the Committee was pleased to see an increase in shareholder support at the 2019 Annual Shareholder Meeting. The Committee attributes the increase in shareholder support to listening to the feedback of our shareholders collected via direct engagement, and subsequent plan design and target setting changes which were informed by this input. Recognizing the importance of this ongoing dialogue, the Company continued to engage with shareholders throughout fiscal 2019, listening and subsequently delivering on the commitments we made.

As part of the engagement, the Company reached out to our top 25 shareholders representing approximately 66% of our outstanding shares. Eleven investors, representing approximately 41% of our outstanding shares, requested meetings which took place in fiscal 2019. We consistently heard that our shareholders are pleased with our approach to executive compensation, following changes made over the past few years. The program today is well received, aligned with shareholders’ interests and better aligns with market practices post-merger.

In considering changes, the Committee takes account of shareholder feedback, as well as evolving market practices, the advice of its independent compensation consultant, and our business strategy. The recent changes include:

∎ Enhanced target setting process to drive closer alignment between management plans and shareholder expectations;

∎ Revised compensation peer group to better reflect our business dynamics; approved an additional ‘performance group’ of select peers, enabling us to reference our peers’ performance expectations in our goal setting process;

∎ Adopted a cumulative three-year performance period for PSUs (previously three one-year periods);

∎ Included relative TSR as an independent measure rather than a modifier for PSUs;

∎ Re-weighted earnings and ROIC metrics that govern the vesting of PSUs, in connection with the addition of relative TSR as an independent measure;

∎ Removed club dues as a perquisite; and

∎ Enhanced clarity in our disclosure of compensation decisions and outcomes.
Executive Departures

During fiscal 2019, Messrs. Jackson and Walicki departed Johnson Controls. Both individuals were subject to legacy, change-in-control agreements that pre-dated our merger. Given their respective departures were within 36 months of the merger, the terms of these legacy agreements dictated the compensation the Company was required to provide.

Calculations for payments were made in accordance with the agreements. Given the payment of annual incentives in respect of the fiscal 2019 performance year was not covered by these agreements, the Committee resolved that no annual incentive performance program (AIPP) payments would be made to either individual.

The Committee is aware that the legacy change-in-control agreements were a sensitive area for shareholders. These payments represent the last that are required under legacy severance and change-in-control agreements following the work over the last 12-18 months to phase out legacy agreements. Today, all NEOs, except Mr. Stief, are governed by the Johnson Controls International Severance and Change-in-Control Policy for Officers that was amended and restated by the Committee effective December 7, 2017. In connection with a retention award made to Mr. Stief in September 2017, Mr. Stief terminated his change-in-control agreement and agreed to not be covered by the Company’s Severance and Change-in-Control Policy.

40        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Navigating the CD&A

NAVIGATING THE CD&A

In the balance of this CD&A we provide additional details on the items described on the previous pages, along with information on our executive compensation design, management and outcomes.

Executive Compensation Framework	Executive Compensation Philosophy and Principles | Elements of Executive Compensation	42

Executive Compensation Management	Roles in Determining Executive Compensation | Use of an Independent Compensation Consultant | Annual Say-on-Pay Vote | Shareholder Engagement | Use of Market Data | Metric Selection and Goal Setting	44

Fiscal 2019 Compensation Decisions and Outcomes	Base Salary | Annual Incentive Performance Program | Long-Term Equity Incentive Awards	49

Additional Information	Other Executive Compensation Policies | Executive Benefits and Perquisites | Executive Severance and Change-in-Control Policy | Global Executive Assignment Agreement | Tax and Accounting Considerations	55

2020 Notice and Proxy Statement        41

Compensation Discussion & Analysis  ›  Executive Compensation Framework

EXECUTIVE COMPENSATION FRAMEWORK

EXECUTIVE COMPENSATION PHILOSOPHY AND PRINCIPLES

Our executive compensation program is designed to attract and retain highly-qualified executives, motivate our executives to achieve our overall business objectives, and align our executives’ interests with those of our shareholders. We achieve this through a set of underlying principles that inform the design and operation of our executive compensation program.

Pay-for-performance

✓  Set majority of compensation as variable and at-risk

✓  Tie incentives to performance against financial, operational and strategic goals

✓  Use quantifiable and measurable performance metrics and goals that are clearly disclosed

✓  Provide significant upside and downside potential for superior and low performance

Target pay appropriately	✓ Benchmark compensation against practices in similarly-sized general industry companies ✓ In general, target compensation at market median for comparable positions (+/- 20%)

Align interests with our stakeholders

✓  Design programs that discourage unnecessary or excessive risk-taking

✓  Cap payout opportunities under the incentive plans

✓  Reward long-term financial results that drive financial creation through a balanced equity mix

✓  Operate meaningful share ownership guidelines

✓   Provide a pay recoupment (i.e. clawback) policy

✓   Prohibit insider trading, hedging and pledging of Company stock

✓   Engage with shareholders on executive compensation matters

✓   Engage an independent compensation consultant to provide analysis and advice

✓   Conduct an annual say-on-pay vote

Avoid poor governance practices

   No tax gross-ups on any change-in-control benefits

   No single-trigger accelerated vesting on a change-in-control (double-vesting provisions)

   No discounting, reloading or re-pricing of share options without shareholder approval

   No guaranteed compensation or guaranteed increases

   No excessive perquisites

   No employment agreements with executive officers, except where legally required in which case they follow market norms

   No dividends paid on unvested restricted share units or performance share units until such awards vest

42        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Elements of Executive Compensation

ELEMENTS OF EXECUTIVE COMPENSATION

Consistent with our compensation philosophy, the majority of our NEOs’ target total direct compensation in fiscal 2019 was variable and at-risk.

Chairman & Chief Executive Officer	All Other NEOs (average) Excludes former NEOs

Element	Purpose	Performance Alignment	Recent Changes
Base Salary	Recognize role scope, skills required, performance, contribution, leadership and potential	Individual performance taken into account when considering changes	No increases in fiscal 2019
Annual Incentive Award	Tie compensation to the successful execution of our operating plan and strategic goals

Opportunity of 0% - 200% of target based on performance

Based on performance against three equally weighted financial metrics: EBIT Growth, revenue growth, and adjusted free cash flow conversion; and a modifier (+/- 25%) based on performance against pre-established shared strategic priorities

No changes in fiscal 2019
Long-Term Incentive Equity Awards	Attract, retain and motivate executive talent; align interests with our shareholders and value realization with stock price; drive accountability for long-term performance

PSUs (50%), share options (25%) and RSUs (25%)

PSUs based on performance against three equally weighted measures assessed over three years: cumulative pre-tax earnings, average pre-tax ROIC and relative TSR versus the S&P 500 Industrials

Share option and RSU value realization tied to Johnson Controls’ stock price performance. Options vest 50% after two years and 50% after three years; RSUs vest equally over three years

For fiscal 2019 PSU awards:

∎   All performance measures now assessed cumulatively over three years, rather than three one-year performance periods

∎   Relative TSR incorporated as a standalone metric, rather than acting as a modifier to pre-tax earnings and pre-tax ROIC

2020 Notice and Proxy Statement        43

Compensation Discussion & Analysis  ›  Executive Compensation Management

EXECUTIVE COMPENSATION MANAGEMENT

The Committee comprises independent directors who develop, amend and approve our executive compensation program. To ensure the executive compensation program is effective and reasonable, the Committee uses a variety of inputs including the results of our annual say-on-pay vote, feedback from shareholders, the advice of the Committee’s independent compensation consultant informed by market practices, and input from the Chairman & Chief Executive Officer.

ROLES IN DETERMINING EXECUTIVE COMPENSATION

Compensation Committee

∎  Develop, amend and approve executive compensation programs to remain consistent with the our values and philosophy, support the recruitment and retention of executive talent, and help achieve business objectives

∎  Determine and approve the appropriate level of compensation for all executive officers, other than the CEO

∎  Determine and approve short- and long-term incentive plan targets for all executive officers, other than the CEO

∎  Evaluate CEO individual performance and recommend CEO compensation to the independent Board of Directors

∎  Review talent development and succession plans for the CEO and other executive officer roles, and make recommendations to the independent Board of Directors regarding the appointment of the executive officers

∎  Approve the independent compensation consultant’s fees and terms of the engagement

Independent Directors of the Board

∎  Review and approve CEO compensation, and annual and long-term corporate goals relevant to CEO compensation

∎  Review and approve talent development and succession planning recommendations for all executive officer roles

CEO

∎  Evaluate performance for the executive officers, other than himself, and make compensation recommendations to the Committee

Independent Compensation Consultant

∎  Inform the Committee of market trends, developments in executive compensation, and provide recommendations for appropriate adjustments to the Company’s compensation program, policies, and practices in-line with our business and talent strategies, and investor expectations

∎  Analyze the prevailing executive compensation structure and plan designs, and asses the competitiveness of our compensation program in the context of aligning executive officer interests with those of our shareholders

∎  Test the incentive plan performance goals to ensure appropriate rigor and alignment with shareholder interests

USE OF AN INDEPENDENT COMPENSATION CONSULTANT

The Committee has the sole authority to engage the services of outside advisors, experts, and others to assist in performing its duties. Since December 2017, the Committee has engaged Farient Advisors. Other than the services it provided to the Committee, Farient Advisors did not provide any services to the Company. The Committee has considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to the work performed. Based on this review, the Committee has determined that Farient Advisers is independent of the Company and its management, and did not identify any conflict of interest.

ANNUAL SAY-ON-PAY VOTE

In designing our executive compensation program, the Committee annually presents a ‘say-on-pay’ vote to our shareholders. In March 2019 we received 88% support, an improvement on our prior vote. This indicated the majority of our shareholders supported our executive compensation program and the changes the Committee had made. The Company continued its shareholder outreach efforts throughout 2019.

44        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Shareholder Engagement

SHAREHOLDER ENGAGEMENT

Johnson Controls is committed to maintaining ongoing dialogue with our shareholders to enable us to solicit and respond to feedback about our executive compensation programs in a timely manner. The feedback that we receive through engagement is an important input into discussions and decisions regarding executive compensation, in addition to market practices, the advice of our independent compensation consultant and business strategy.

During fiscal 2019, we reached out to our top 25 shareholders, representing approximately 66% of our outstanding shares. Eleven investors, representing approximately 41% of our outstanding shares, requested meetings which took place in fiscal 2019. We consistently heard that our shareholders are pleased with our approach to executive compensation, following changes made over the past few years. The program today is well received, aligned with shareholders’ interests and better aligns with market practices post-merger.

What We Heard	Our Response

Short-term and long-term metrics align with what the business needs to deliver strategically

Shareholders and the Committee are in agreement that the existing incentive metrics appropriately align compensation opportunities with our strategic priorities.

The Committee continues to believe an enterprise-wide short-term incentive plan is important to drive collective accountability and align with the overall experience of our shareholders. However, reflecting feedback received, an individual modifier will be added to the short-term incentive plan beginning fiscal 2020. This change will strengthen the pay for performance dynamic and personal accountability of executive officers, particularly those responsible for business unit performance. The modifier will enable the Committee to adjust awards by -25% to +10%, informed by a judgement-based assessment of how performance was delivered versus our culture and values, business unit contributions to enterprise-wide performance as appropriate, and any exceptional circumstances during the year. All awards will remain subject to an overall maximum of 200% of target.

Stability in compensation design is preferred, particularly given the long-term nature of the program

Shareholders welcomed the changes to the PSU design for fiscal 2019: the inclusion of relative TSR as a standalone metric; the weight rebalancing of ROIC and pre-tax earnings; the introduction of a cumulative three-year performance period.

No near-term substantive changes are envisioned at this time to the performance metrics or compensation design.

Peer comparisons are a critical part of the executive compensation process

The Committee revised the compensation peer group for use in fiscal 2019 compensation decisions, and has disclosed more details on the peer selection process. The intent of the revisions is to better reflect our business dynamics.

In addition, a ‘select group’ of peers has been identified to factor into the goal-setting process. For the determination of fiscal 2020 performance goals, the Committee will consider the historical and projected performance of these peer companies, alongside our historical and projected performance, the historical and expected performance of the S&P Industrials, our annual plan and external macro-economic factors impacting our business. This revised target setting process enables us to drive closer alignment between management plans and shareholder expectations.

In addition, following a market review the Committee resolved to remove club dues as part of our perquisite program with effect from January 2019. While not informed directly by shareholder feedback, we are confident shareholders will be supportive of this change.

In prior years, the Committee heard feedback expressing concerns about the nature of select executive severance agreements. Where possible, changes to the severance agreements were made to better align them with market norms. As of September 2, 2019, all of our NEOs, excluding Mr. Stief, are now governed by the Johnson Controls International Severance and Change-in-Control Policy for Officers that was amended and restated by the Committee effective December 7, 2017. In connection with a retention award made to Mr. Stief in September 2017, Mr. Stief terminated his change-in-control agreement and agreed to not be covered by the Company’s Severance and Change-in-Control Policy.

To assist in the understanding of our executive compensation program and policies, the Committee has also sought to enhance disclosure this year. The Committee is committed to being transparent and disclosing program, policies and processes that are informed by shareholder feedback and market practices, and then operating them in a clear manner.

2020 Notice and Proxy Statement        45

Compensation Discussion & Analysis  ›  Use of Market Data

USE OF MARKET DATA

The Committee engages the independent compensation consultant to undertake an annual review of the compensation peers that are used to provide insight into market competitive pay levels and practices. In partnership with the independent consultant, a robust process has been established to appropriately assess the relevance of different companies in the context of making compensation comparisons. To establish the fiscal 2019 peers, the following factors were considered.

U.S. Traded Companies	Companies with U.S. operations that will disclose compensation levels and design practices for NEOs

Similar Business Models	Companies that operate in similar arenas, requiring similar skills and experiences from their executive talent, and being subject to similar market forces

Size (Revenue Within 1/2x-2x Range)	Companies of a broadly relevant size as an indicator of complexity and scope for executive roles; companies that are of a reasonable size for making market comparisons

S&P 500 Industrials Company	Companies that operate in the broad industrials arena, again indicating executive talent with relevant skills and companies that are subject to similar market forces

Geographic Footprint	Companies with international revenue of at least 35% of their total revenue, indicating multi-national operations, the complexity that results in and the associated skills required by executives

Other Factors	Other factors that are relevant as it pertains to global business operations and executive talent, such as operations that emphasize technology

In March 2018 the Committee approved several changes to the compensation peer group, informed by feedback from our shareholders, the results of the above analysis, and the advice of our consultant, with the goal of better reflecting our business model. This compensation peer group was used to inform pay decisions in respect of fiscal 2019 and also for fiscal 2020.

Fiscal 2019 & 2020 Compensation Peers		Changes
∎ 3M Company ∎ Caterpillar Inc. ∎ Cummins Inc. ∎ Deere & Company ∎ Eaton Corporation* ∎ Emerson Electric Co.* ∎ Fluor Corporation ∎ General Dynamics Corporation	∎ Honeywell International, Inc.* ∎ Ingersoll-Rand plc* ∎ Parker Hannifin Corporation ∎ Raytheon Company ∎ Stanley Black & Decker Inc. ∎ United Technologies Corporation*

Removed: Danaher Corp., DowDuPont Inc., International Paper Company, Lockheed Martin Corporation, Northrop Grumman Corporation, and Whirlpool Corporation

Added: Cummins Inc., Fluor Corporation, Ingersoll-Rand plc, Parker Hannifin Corporation, and Stanley Black & Decker Inc.

*

The Committee also references a subset of the compensation peers (the ‘select peer group’) marked above with the addition of Lennox International, to provide additional context when setting performance goals under Johnson Controls’ performance-based incentive plans. Lennox International is not included as a compensation peer because it is significantly smaller than Johnson Controls and falls outside of the size criteria. Additional information on the goal setting process is summarized in the following section.

46        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Use of Market Data

In using the market data, the Committee generally sets an initial guideline of positioning target total direct compensation (base salary, annual incentive target, and long-term incentive target) for each of our executive officers within a range (+/-20%) of the 50th percentile of the compensation peer group. At the time of approval of the compensation peers, Johnson Controls ranked at the 51st percentile with respect to revenue, and 41st percentile with respect to three-year average market cap. The Committee is therefore comfortable that the combination of this market positioning and compensation peer group is appropriate.

Given reliable proxy data is only available for the CEO and CFO, general industry survey data is referenced using the same approach for these as well as all other roles. The variation of actual pay relative to the market data is dependent on the executive officer’s performance, experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, and the need to retain and motivate strategic talent.

METRIC SELECTION AND GOAL SETTING

Central to our pay-for-performance philosophy is maintaining a rigorous goal setting process that is used to determine both our annual and long-term incentive plan performance targets. Each year, management, the Committee, and our independent consultant spend meaningful time determining metrics, goal ranges and testing the appropriateness of our incentive plan thresholds, targets, and maximums.

Each September, the Committee discusses how our incentive plan metrics support our business, talent, and compensation strategies and whether there are any areas for improvement. Against this backdrop, the Committee considered and approved changes informed by shareholder feedback for fiscal 2019.

⬛ Changed the measurement period of our PSU goals to a three-year cumulative performance period, rather than three annual measurement periods
⬛ Reweighted long-term incentive plan goals as follows:

           - 1/3 Three-Year Cumulative Pre-Tax Earnings (previously weighted at 60%)

           - 1/3 Three-Year Average Pre-Tax ROIC (previously weighted at 40%)

           - 1/3 Three-Year Relative TSR versus the S&P 500 Industrials (previously used as a modifier)

⬛ Beginning fiscal 2020, added an individual modifier, allowing the committee to adjust awards -25% to +10%

Both management and the Committee believe these changes further align our compensation strategy with our business strategy and will focus our executives on delivering long-term, sustainable value creation for our stakeholders.

2020 Notice and Proxy Statement        47

Compensation Discussion & Analysis  ›  Metric Selection and Goal Setting

Following the agreement of metrics, each December we establish the performance goals and ranges associated with each of them. The objective is to set ranges that contain adequate stretch, but also fit within our risk framework so as not to encourage excessive risk taking. We take account of the Company’s historical and projected performance, historical and expected performance of the S&P Industrials, and historical and projected performance of our select peer group in conjunction with our annual plan and external macro-economic factors impacting our business.

Based on the data, management proposes goal ranges for each performance metric to the Committee, which are also assessed by the independent compensation consultant. In its analysis, our independent consultant assesses the probability of achievement of our threshold, target, and maximum and provides the Committee with an independent perspective on the robustness of our goals. The Committee tests the stretch and potential payouts to ensure they are challenging and the level of performance will be reflected appropriately in the payout levels.

Management	Independent Consultant	Compensation Committee

Propose goal ranges based on analysis of:

∎  Johnson Controls’ financial forecasts

∎  Historical S&P 500 Industrials performance

∎  Projected S&P 500 Industrials performance

∎  Projected compensation peers’ performance

∎  Analyst expectations

∎  Shareholder feedback

∎  Macro-economic trends

Evaluate management-proposed ranges by:

∎  Assessing likelihood of achievement based on historical performance

∎  Validating against analyst expectations of performance

∎  Reviewing absolute value and spread of threshold, target and maximum levels

Approves the proposed ranges following a review of materials prepared by management and the independent compensation consultant, and the resolution of any questions raised which may result in revisions to the proposed ranges

Our metric selection and goal setting processes allow for the continual assessment of how our incentives support our strategy and drive shareholder returns.

48        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Fiscal 2019 Compensation Decisions and Outcomes

FISCAL 2019 COMPENSATION DECISIONS AND OUTCOMES

BASE SALARY

Following a review of compensation in September 2018, base salaries were left unchanged for fiscal 2019, effective October 1, 2018.

NEO	Fiscal 2018 Base Salary	Fiscal 2019 Base Salary	Percent Change
George R. Oliver	$1,500,000	$1,500,000	0%
Brian J. Stief	$742,000	$742,000	0%
Jeffrey M. Williams	$742,000	$742,000	0%
Rodney M. Rushing	*	$700,000	*
John Donofrio	$700,000	$700,000	0%
Former NEOs
William C. Jackson	$848,000	$848,000	0%
Joseph A. Walicki	$722,000	$722,000	0%

*	New NEO for FY 2019

ANNUAL INCENTIVE PERFORMANCE PROGRAM (AIPP)

Our AIPP rewards executives for their execution of our operating plan and other strategic initiatives, as well as for financial performance that drives long-term shareholder value creation. Award opportunities are generally targeted at market 50th percentile. This plan places a significant portion of total cash compensation at risk, thereby aligning executive rewards with financial results. It also offers an opportunity for meaningful pay differentiation tied to the performance of the enterprise and the individual business segments. Payment is capped at 200% regardless of the achievement of the strategic modifiers.

For fiscal 2019, AIPP financial measures were earnings before interest and taxes (EBIT) growth, revenue growth, and adjusted enterprise free cash flow. These measures, defined below, focus our executive officers on the Company’s performance and the business’s profitability, operating strength and efficiency.

2020 Notice and Proxy Statement        49

Compensation Discussion & Analysis  ›  Fiscal 2019 Compensation Decisions and Outcomes

Metric, Weight and Definition	Weight	Why It Matters

Segment EBIT growth | Net income attributable to each business unit (Corporate is the aggregate of the business units and Corporate), adjusted for income tax expense, financing costs, non-controlling interests, foreign exchange and certain significant special items, such as transaction/integration/separation costs, impairment charges, acquisitions/divestitures, restructuring costs and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

	1/3	Aligns annual organic EBIT growth resulting from effective and efficient execution of our operating plan to broadly comparable companies subject to similar external market and economic factors.
Revenue growth | Revenue for each business unit (Corporate is the aggregate of the business units) adjusted for the impact of foreign exchange and acquisitions/divestitures.	1/3

Aligns annual organic revenue growth resulting from strong sales execution, product and innovation investments, and market share gains to broadly comparable companies subject to similar external market and economic factors.

Adjusted free cash flow conversion | Free cash flow divided by net income attributable to JCI, both adjusted for certain significant special items such as transaction/integration/separation costs, impairment charges, acquisitions/divestitures, restructuring costs, mark-to-market adjustments related to restricted asbestos investments and pension and post retirement plans, and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K. Free Cash Flow is defined as cash provided by operating activities less capital expenditures.

1/3

Establishes annual adjusted free cash flow conversion improvement targets resulting from trade working capital and other operating cash flow initiatives accompanied with disciplined capital expenditure management. Our ability to generate cash is critical to our growth and funding of operating activities.

Strategic modifier | For fiscal 2019, the following metrics were utilized:

∎  Organic EBIT margin improvement

∎  Secured order margin improvement

∎  Organic secured orders growth

The same metrics and overall modifier apply to all NEOs.

	Modifier +/- 25%	Establishes specific financial and operating improvement metrics each year which are critical to support delivery of our operating plan.

For Messrs. Oliver, Stief and Donofrio, 100% of the financial portion of the AIPP earned is based on performance relative to Corporate results. For Messrs. Williams and Rushing, 50% of the financial portion of the AIPP earned is based on performance relative to Building Technologies and Solutions and 50% relative to Corporate results. Actual payout can range from zero to two times the target payout percentage for the financial portion, depending on the achievement of goals, with the potential payments increasing as performance improves.

In response to the departures of Messrs. Jackson and Walicki during fiscal 2019, the Committee determined that they would receive no AIPP payout given their separation from the Company and payouts they received under their legacy change-in-control agreements.

50        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Fiscal 2019 AIPP Performance

Fiscal 2019 AIPP Performance

Fiscal 2019 was a solid year for the Company, with delivery on all financial and strategic commitments. This was evidenced through organic sales growth of over 5%, orders and backlog up over 5% and 8% respectively on an organic basis, double-digit EBIT growth, strong margin execution and cash generation, with cash conversion at 99%. This aggregate performance resulted in annual bonuses being earned above target, with payouts ranging from 144% to 154% of target depending on role.

		Fiscal 2019 Performance Goals				Payout Factor
Performance Metric	Weight	Threshold	Target	Maximum	Actual
Corporate – 100% Applies to Messrs. Oliver, Stief and Donofrio & 50% Applies to Messrs. Williams and Rushing
EBIT Growth	1/3	6.0%	10.0%	14.0%	12.2%
Revenue Growth	1/3	4.0%	5.0%	7.0%	5.1%	147%
Adjusted Enterprise Free Cash Flow Conversion	1/3	90%	95%	100%	99%
Building Technologies & Solutions – 50% Applies to Messrs. Williams and Rushing
EBIT Growth	1/3	6.5%	9.0%	12.5%	8.8%
Revenue Growth	1/3	4.0%	5.0%	7.0%	5.1%	127%
Adjusted Enterprise Free Cash Flow Conversion	1/3	90%	95%	100%	99%

Strategic Modifier Metric	Performance Goal	Modifier %	Results
Achievement of YOY Organic EBIT Margin Improvement	> 80 bps	+10%	70 bps	0%
	< 50 bps	-10%
Achievement of YOY Secured Order Margin Improvement	> 90 bps	+10%	120 bps	10%
	< 60 bps	-10%
Achievement of YOY Secured Orders	> 9%	+5%	5%	-5%
	< 6%	-5%
Total Strategic Modifier		+/-25%	+5%

The table below summarizes the target award potential and actual payout amounts for Messrs. Oliver, Stief, Williams, Rushing and Donofrio for fiscal 2019 after applying the 1.05 strategic initiative performance modifier described above.

NEO	Target Opportunity (% salary)	Target Opportunity	Financial Payout Factor	Strategic Modifier	Total Payout Factor	Fiscal 2019 Annual Incentive Award
George R. Oliver	160%	$2,400,000	147%	1.05	154.35%	$3,704,400
Brian J. Stief	110%	$ 816,200	147%	1.05	154.35%	$1,259,805
Jeffrey Williams	90%	$ 667,800	137%	1.05	143.85%	$ 960,630
Rodney Rushing	90%	$ 630,000	137%	1.05	143.85%	$ 906,255
John Donofrio	90%	$ 630,000	147%	1.05	154.35%	$ 972,405

2020 Notice and Proxy Statement        51

Compensation Discussion & Analysis  ›  Long-Term Equity Incentive Awards

LONG-TERM EQUITY INCENTIVE AWARDS

Another key element in the compensation of our executive team is long-term equity incentive awards, which tie a significant portion of compensation to the Company’s performance over time. In fiscal 2019, three different types of long-term incentive vehicles were granted to our NEOs:

In combination, we believe these grants provide a balanced focus on sustainable long-term shareholder value creation and retention of key executives in the interests of our collective stakeholders. They are also reflective of market practice within our compensation peer group. The total target grant value is established based on generally targeting the market 50th percentile.

FISCAL 2019 LONG-TERM EQUITY GRANT
	VALUE OF SHARE OPTIONS	VALUE OF RSUs	VALUE OF PSUs	TOTAL TARGET VALUE OF AWARD
George R. Oliver	$2,375,000	$2,375,000	$4,750,000	$9,500,000
Brian J. Stief	$ 670,750	$ 670,750	$1,341,500	$2,683,000
Jeffrey Williams	$ 500,000	$ 500,000	$1,000,000	$2,000,000
John Donofrio	$ 500,000	$ 500,000	$1,000,000	$2,000,000
Rodney Rushing	$ 500,000	$ 500,000	$1,000,000	$2,000,000
Former NEOs
William C. Jackson	$ 689,750	$ 689,750	$1,379,500	$2,759,000
Joseph Walicki	$ 658,000	$ 658,000	$1,316,000	$2,632,000

Fiscal 2019 Performance Share Units (PSUs)

PSUs help to ensure our executives’ pay is directly linked to the achievement of strong, sustained long-term operating performance. The balance of metrics focuses senior leaders on making strategic investments that optimize long-term shareholder value.

52        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Fiscal 2019 Performance Share Units (PSUs)

In response to shareholder feedback, the Committee considered and approved several changes to the operation of PSUs for fiscal 2019. The 2019-2021 awards are subject to three independently weighted measures, with performance assessed over three cumulative years.

Metric, Weight and Definition	Weight	Why It Matters

Pre-tax earnings growth | Income before income taxes and foreign exchange, adjusted for certain significant special items, such as transaction/ integration/ separation costs, gain or loss on divestitures, impairment charges, restructuring costs mark-to-market adjustments related to restricted asbestos investments and pension and post retirement plans and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

	1/3	Aligns three-year organic pre-tax earnings growth resulting from the effective execution of our strategic operating plan to broadly comparable companies subject to similar external market and economic factors. Our ability to generate long-term profitability is critical to our growth and funding of operating activities.

Pre-tax ROIC | ROIC is income before income taxes and foreign exchange, adjusted for certain significant special items, such as transaction/ integration/ separation costs, gain or loss on divestitures, impairment charges, restructuring costs, mark-to-market adjustments related to restricted asbestos investments and pension and post retirement plans, and the adoption of new accounting pronouncements, all as reflected in an audited financial statement that appear in our Annual Report on Form 10-K, divided by pre-tax invested capital. Pre-tax invested capital is the monthly weighted average sum of shareholders equity plus total debt, less cash and income tax accounts, adjusted for acquisitions/ divestitures and other special items.

	1/3	Establishes three-year pre-tax return on invested capital improvement targets resulting from the effective execution of our strategic operating plan and the efficient deployment of capital to enhance long-term shareholder value. Our ability to generate adequate returns on our investments is critical to our growth and funding of operating activities.
Relative TSR | Percentage change in Johnson Controls’ share price over the performance period (with an adjustment for reinvestment of dividends) relative to S&P 500 Industrials. Share prices are averaged over 30 days at the start and end of the performance period.	1/3	Aligns Johnson Controls’ three-year stock performance, including reinvestment of dividends, to broadly comparable companies with similar external market and economic factors. Investors recognize TSR as an appropriate measure to motivate executives and achieve alignment with shareholder interests.

The Committee set the earnings growth and ROIC thresholds, targets and maximums for the fiscal years 2019-2021 performance period based on Johnson Controls’ long-term strategic plan, as well as consideration of long-term performance expectations for the S&P 500 Industrials. This approach ensures that we provide competitive incentive compensation based on market competitive performance while continuing to focus on our strategic long-term commitments. Given the commercial sensitivity of our long-term goals, the 2019 PSU performance goals will be disclosed at the conclusion of the three-year performance period.

	Weight	Fiscal 2019 Performance Goals
Performance Metric		Threshold	Target	Maximum
Pre-tax Earnings Growth	1/3rd	The three-year performance goals associated with these measures will be disclosed at the conclusion of the performance period
Pre-tax ROIC	1/3rd
Relative TSR vs. S&P 500 Industrials	1/3rd	> 25th percentile	> 50th percentile	> 75th percentile

The payout opportunity in respect of each element is calculated separately and weighted to arrive at a final payout.

	Below Threshold	Threshold	Target	Maximum
Payout (% of Target)	0%	25%	100%	200%

The payout is calculated using interpolation between threshold and target, and target and maximum.

2020 Notice and Proxy Statement        53

Compensation Discussion & Analysis  ›  Fiscal 2018 and Fiscal 2017 Performance Share Units (PSUs)

Fiscal 2018 and Fiscal 2017 Performance Share Units (PSUs)

Prior to the changes approved for fiscal 2019, PSU awards vest subject to pre-tax earnings growth and pre-tax ROIC, measured over three one-year periods, and a relative TSR modifier.

Fiscal 2018 PSUs

Performance Metric	Weight	Performance Period	Fiscal 2018 Performance Goals (2018-2020)
			Threshold	Target	Maximum	Actual
Pre-Tax Earnings Growth	60%	2019	5.0%	9.2%	13.4%	16.3%
Pre-Tax ROIC	40%		+80 bps	+120 bps	+160 bps	+190 bps
TSR Relative Modifier vs S&P 500 Industrial Index	N/A	2018 - 2020	To be assessed at the end of the performance cycle; subject to the same goals as described in respect of the Fiscal 2017 – 2019 grant below

With respect to fiscal year 2019 for FY 2018-2020 award, Pre-Tax Earnings Growth was 16.3% and Pre-Tax ROIC was +190 bps, which resulted in aggregate performance for fiscal year 2019 of 67% of weighted target performance, exclusive of the TSR Modifier.

Fiscal 2017 PSUs

Performance Metric	Weight	Performance Period	Fiscal 2017 Performance Goals (2017-2019)
			Threshold	Target	Maximum	Actual
Pre-Tax Earnings Growth	70%	2019	3.0%	7.0%	15.5%	13.0%
Pre-Tax ROIC	30%		+120 bps	+160 bps	+200 bps	+200 bps
TSR Relative Modifier vs S&P 500 Industrial Index	N/A	2017 - 2019	< 25th percentile	25th – 75th percentile	> 75th percentile	25th percentile

With respect to fiscal year 2019 for the FY 2017-2019 award Pre-Tax Earnings Growth was 13% and Pre-Tax ROIC was +200 bps, which resulted in aggregate performance for fiscal year 2019 of 60% of weighted target performance, exclusive of the TSR modifier.

Fiscal 2019 marked the final year of the three-year performance period for the fiscal 2017-2019 awards. Based on aggregate performance over the three-years, awards vested at 146% of target.

Fiscal Year	Annual Performance Factor	Annual Weighting	Weighted Performance
2017	126%	1/3	42%
2018	132%	1/3	44%
2019	180%	1/3	60%
Total Payout Percentage			146%
2017-2019 Relative TSR Modifier			1.0
2017 – 2019 PSU Final Payout Percentage			146%

Fiscal 2019 Share Options and Restricted Share Units (RSUs)

By awarding share options and RSUs, we link long-term incentives directly to our share price. If our share price decreases, so does the value of the executive officer’s compensation. Share options and RSUs also help us maintain competitive compensation levels in the market and retain high-performing employees through multi-year vesting requirements.

We valued fiscal 2019 share options using a Black-Scholes valuation. Their strike price is equal to the closing price of our common shares on the date of the grant. Fifty percent of each share option award vests two years after the date of grant, and

54        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Fiscal 2019 Share Options and Restricted Share Units (RSUs)

the other fifty percent vests three years after the date of grant. Share option vesting is subject to continued employment, with earlier vesting upon retirement, and share options have a ten-year exercise term. The Committee does not permit or engage in “backdating,” repricing or cash buyout of share options.

We value RSUs based on the closing price of our shares at the date of grant. RSUs generally vest in equal installments over three years.

ADDITIONAL INFORMATION

OTHER EXECUTIVE COMPENSATION POLICIES

To further ensure the alignment of executive interests with those of our shareholders, the Committee has approved additional compensation-related policies that apply to our NEOs.

SHARE OWNERSHIP GUIDELINES

NEOs are required to hold specified amounts of Johnson Controls shares. If an executive does not meet the minimum guideline within five years, they cannot sell any shares until they meet the requirement. Until the guideline is met, executives are required to retain after-tax shares resulting from an exercise of share options and must retain shares resulting from the vesting of restricted share units and performance share units. All shares directly or indirectly owned by, and restricted share units granted to, NEOs count towards the requirement. Share options do not count. At the end of fiscal 2019, all NEOs were in compliance with their ownership requirements, demonstrating the strong alignment of interests between our NEOs and Johnson Controls’ stakeholders.

Role	Minimum Ownership Requirement (% base salary)
Chairman & Chief Executive Officer	600%
All Other NEOs (excludes former NEOs)	300%

COMPENSATION RECOUPMENT POLICY

Our recoupment policy provides that following any accounting restatement, in addition to any other remedies available to it and subject to applicable law, if the Board or any Committee of the Board determines that any annual or other incentive payment received by an executive officer resulted from any financial result or operating metric that was impacted by the executive officer’s fraudulent or illegal conduct, the Board or a Board Committee could recover from the executive officer that compensation it considered appropriate under the circumstances. The Board has the sole discretion to make any and all determinations under this policy. The Committee continues to monitor trends and developments with respect to incentive compensation recoupment policies.

INSIDER TRADING, ANTI-HEDGING AND ANTI-PLEDGING POLICY

Employees may not buy, sell or engage in other transactions in the Company’s shares while aware of material non-public information; buy or sell securities of other companies while aware of material non-public information about those companies that they became aware of as a result of business dealings between the Company and those companies; disclose material non-public information to any unauthorized persons outside of the Company; or engage short sales or hedging transactions through puts, calls, or any other derivative securities involving the Company’s securities. The policy also restricts trading for a limited group of Company employees (including executives and directors) to defined window periods that follow our quarterly earnings releases. In addition, the Company’s directors and executive officers are prohibited from pledging any Company securities held by them or their families as security for a loan, including by holding such securities in a margin account.

EXECUTIVE BENEFITS AND PERQUISITES

401(k) Plan

All U.S. employees are eligible for the 401(k) plan, including our NEOs. Participants can contribute up to a specified percentage of their compensation on a pre-tax basis; however, executive officers’ percentages may be lower than other participants due to IRS requirements applicable to the 401(k) plan.

Based on Company performance, we matched 100% of each dollar an employee contributes up to 4% of the employee’s eligible pay, and 50% of each additional dollar up to a total of 6% of the employee’s eligible pay. In addition, the Company makes a varied annual retirement contribution for eligible employees. This group of employees includes all NEOs. The contribution for this group of employees was between 1% and 5% of the participant’s eligible compensation, based on the participant’s age and participation or service. Both the matching contribution and the annual retirement contribution are subject to vesting requirements.

2020 Notice and Proxy Statement        55

Compensation Discussion & Analysis  ›  Executive Benefits and Perquisites

Prior to the Merger, legacy Johnson Controls also maintained a pension plan, which covered all U.S. salaried employees hired before January 1, 2006. This plan was frozen on December 31, 2014, and employees no longer accrue future pension benefits under this plan. Mr. Williams and Mr. Rushing are the only NEOs who participate in the plan.

Retirement Restoration Plan

The Internal Revenue Code limits the benefits we can provide to employees under the 401(k) plan, including the annual retirement contribution. Thus, we sponsor the Retirement Restoration Plan, which allows all employees whose annual retirement contributions are affected by these Internal Revenue Code limits to receive the full intended amount of the additional annual retirement contributions without regard to such limits. All employees whose annual retirement contributions under the 401(k) plan are limited, including NEOs, are eligible for the Retirement Restoration Plan. Prior to January 1, 2018, the Retirement Restoration Plan also provided for 401(k) spillover deferrals and employer matching contributions for eligible participants. Those benefits were eliminated as of January 1, 2018 for participants other than those participants who were officers of the Company immediately following the Merger including our NEOs, Messrs. Oliver, Stief, Jackson and Williams and certain other high-level employees who participated in the Retirement Restoration Plan prior to the Merger.

Executive Deferred Compensation Plan and Senior Executive Deferred Compensation Plan

Prior to January 1, 2018, we maintained the Executive Deferred Compensation Plan, which assisted all senior leaders, including NEOs, with personal financial planning by allowing participants to defer compensation and associated taxes until retirement or termination of employment. It also assisted senior leaders in the management of their executive share ownership requirements. Investment options in the Executive Deferred Compensation Plan mirrored investment options available in our 401(k) Plan.

As of January 1, 2018, to integrate our plans following the Merger, we froze the Executive Deferred Compensation Plan and adopted a new Senior Executive Deferred Compensation Plan. The new Senior Executive Deferred Compensation Plan allows participants, including our NEOs, to defer base salary and annual bonus compensation and the associated taxes until retirement or termination of employment to assist such participants with personal financial planning. The investment options under the new Senior Executive Deferred Compensation Plan continue to mirror investment options in our 401(k) Plan.

PERQUISITES

We provide a limited amount of perquisites to our executive officers which we believe are reasonable and consistent with market practice. We maintain a strict policy regarding eligibility and use of these benefits. The Committee grants each executive officer a perquisite allowance of 5% of base salary annually. Upon termination, any unused funds are forfeited. Allowable perquisites include:

⬛	Financial and tax planning

⬛	Personal use of corporate aircraft capped at $10,000 per year for the NEOs, excluding the CEO, with such amounts calculated pursuant to the Standard Industry Fare level, or SIFL rate

⬛	Executive physical

Effective fiscal 2019, private club dues are no longer eligible for reimbursement under the perquisite allowance and unused allowance will not carry over. The CEO is encouraged to use the corporate aircraft for both business and personal use to enhance his productivity, maintain confidentiality and ensure personal security.

56        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Executive Severance and Change-in-Control Policy

EXECUTIVE SEVERANCE AND CHANGE-IN-CONTROL POLICY

In response to shareholder concerns and in connection with a review the Company’s various executive compensation programs, in December 2017, the Committee revised and updated the Company’s Executive Severance and Change-in-Control Policy to better reflect market practice and to facilitate the transition from legacy change-in-control agreements to a unified policy. The following policy applies to all NEOs, except Mr. Stief. In connection with a retention award made to Mr. Stief in September 2017, Mr. Stief terminated his change-in-control agreement and agreed to not be covered by the Company’s Severance and Change-in-Control Policy.

	Change-In-Control	Severance

Triggers

∎   Involuntary termination other than for Cause, permanent disability or death within the period beginning 60 days prior to and ending two years following a change-in-control

∎   Good reason resignation within the same period

∎ Involuntary termination other than for Cause, permanent disability or death ∎ Good reason resignation

Cash Severance	Base salary + target annual bonus

Severance Multiple	CEO: 3X Other NEOs: 2X	CEO: 2X Other NEOs: 1.5X

Claims Release	Required

Benefits Continuation	Aligned with severance multiple

Equity Acceleration

∎   Committee to provide either for adjustment/assumption of award or a cash settlement

∎   Pro-rated equity acceleration based on number of days worked during vesting period upon a subsequent termination without cause or with good reason within two years after the transaction (pro-rated PSUs based on target performance)

∎ Pro-rated equity acceleration based on number of days worked during vesting period (pro-rated PSUs based on actual performance earned at vesting)

Excise Tax Gross-Up	None

Restrictive Covenants

∎   Unlimited time for non-disparagement, trade secrets and confidential information

∎   Two-year post-termination non-solicitation of employees and customers

∎   One and one-half year post-termination non-compete

∎   Employee must affirmatively consent to be bound by these covenants as a condition of plan participation

EXECUTIVE DEPARTURES IN FISCAL 2019

Messrs. Jackson and Walicki were both subject to legacy change-in-control employment agreements that provided for severance benefits in the event of a qualifying termination such as that experienced in fiscal 2019, which was within 36 months of the merger.

The Committee approved payments in-line with their contractual agreements, representing the last of their kind with all of our NEOs now subject to the change-in-control and severance policies described above. In summary, the terms provided for:

⬛

A lump sum severance payment equal to three times the executive officer’s annual cash compensation, which includes the executive officer’s annual base salary and the greater of (a) the average of the executive officer’s annualized annual cash bonuses and long-term performance awards for the three fiscal years preceding the change-in-control, or (b) the sum of the annual cash bonus and long-term performance award for the most recently completed fiscal year (such greater amount, “average performance bonus”);

2020 Notice and Proxy Statement        57

Compensation Discussion & Analysis  ›  Executive Severance And Change-in-Control Policy

⬛	Payment of a pro rata portion of the executive officer’s average performance bonus

The Committee was aware that shareholders were uncomfortable with the nature of these legacy agreements. Accordingly, when there was the opportunity to exercise discretion, the Committee did so with this in mind. The Company was not required to make annual incentive payments in respect of performance during fiscal 2019, and so the Committee resolved that no payments would be made.

GLOBAL EXECUTIVE ASSIGNMENT AGREEMENT

In March 2017, Mr. Williams accepted the officer position of Vice President & President, EMEA & Latin America – Building Technologies and Solutions. This new role required Mr. Williams to relocate from the United States to the United Kingdom for the duration of his three-year assignment, and in connection with this move Mr. Williams’ entered into a global assignment agreement that is substantially consistent with the policy applicable to all Johnson Controls employees, which is designed to ameliorate the increased costs associated with global assignments. The agreement includes an allowance to offset the difference in costs of living, a relocation allowance, furnished housing, reimbursement for certain dependent visitation costs, tax equalization in accordance with the Johnson Controls Tax Equalization Policy, a club membership in the United Kingdom and reimbursement of repatriation costs such as travel, temporary housing and car rental and the shipment of goods.

TAX AND ACCOUNTING CONSIDERATIONS

When determining total direct compensation packages, the Committee considers all factors that may have an impact on our financial performance, including tax and accounting rules.

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to certain covered employees, generally including our NEOs, to $1 million in any year per person.

Prior to fiscal 2019, this limitation did not apply to performance-based compensation if certain conditions were met and did not apply to compensation paid to our Chief Financial Officer, who was not considered a covered employee. Beginning in fiscal 2019, because of changes made to Section 162(m) by the Tax Cuts and Jobs Act, performance-based compensation is generally subject to the $1 million limit in the same way as other compensation, and the covered employees for any fiscal year include any person who served as our Chief Executive Officer or Chief Financial Officer at any point during the fiscal year, any other person whose compensation was otherwise required to be included in our proxy statement by reason of being among the three highest compensated officers for the fiscal year and any other person who was a covered employee for any fiscal year beginning after December 31, 2016.

Qualifying compensation that we pay under a binding contract that was in effect on November 2, 2017 and that is not materially modified after that date will continue to be exempt from the deduction limit under a transition rule.

Our compensation philosophy strongly emphasizes performance-based compensation for our executive officers, which historically minimized the consequences of the Section 162(m) limit on deductibility. Regardless, the Committee believed and continues to believe that the tax deduction limitation should not compromise its ability to design and maintain executive compensation arrangements necessary to attract and retain strong executive talent. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes, particularly given the changes to Section 162(m).

EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management this Compensation Discussion & Analysis and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s 2019 Annual Report on Form 10-K and this Proxy Statement.

Submitted by the Compensation Committee:

Michael E. Daniels, Chair

Jean Blackwell

Roy Dunbar

Mark Vergnano

58        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Executive Compensation Tables

EXECUTIVE COMPENSATION TABLES

The following table summarizes the compensation earned by our named executive officers in the fiscal years noted.

Summary Compensation Table for Fiscal Years 2019, 2018, and 2017

Name and Principal Position	Year ($)	Salary ($)(1)	Bonus ($)	Stock/Unit Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
George Oliver Chairman & Chief Executive Officer	2019	1,500,000	—	7,124,992	2,374,998	3,704,400	—	772,247	15,476,637
	2018	1,500,000	—	7,124,963	2,374,997	3,864,000	—	529,908	15,393,868
	2017	1,250,000	—	6,187,444	2,359,750	2,449,142	—	346,169	12,592,506
Brian J. Stief Vice Chairman & Chief Financial Officer	2019	742,000	—	2,012,215	670,747	1,259,805	—	224,568	4,909,335
	2018	742,000	—	2,012,210	670,744	1,314,084	—	334,324	5,073,362
	2017	742,000	—	22,012,083	670,473	1,102,892	—	276,604	24,804,052
Jeffrey M. Williams VP & President — Global Products, Building Technologies and Solutions	2019	742,000	—	1,499,979	500,000	960,630	288,674	378,279	4,369,562
	2018	742,000	—	1,499,967	499,993	1,102,037	—	875,453	4,719,450
	2017	742,000	—	1,583,425	416,327	761,935	34,504	604,647	4,142,838
Rodney M. Rushing VP & President — North America, Building Technologies & Solutions	2019	700,000	—	1,499,979	500,000	906,255	243,600	204,883	4,054,717

John Donofrio EVP, General Counsel	2019	700,000	—	1,499,979	500,000	972,405	—	168,081	3,840,465
	2018	615,152	500,000	3,999,948	499,993	845,250		78,684	6,539,027
Former Officers
William C. Jackson(6) VP & President — Global Products, Building Technologies and Solutions and Corporate Strategy	2019	730,585	—	2,069,212	689,746	—	—	15,409,355	18,898,898
	2018	848,000	—	2,069,221	689,744	1,259,474	—	367,819	5,234,258
	2017	848,000	—	2,069,205	689,467	797,069	—	263,026	4,666,767
Joseph A. Walicki(7) VP & President — Power Solutions	2019	421,167	—	1,973,950	657,998	—	79,014	12,728,476	15,860,605
	2018	722,000	—	1,973,953	657,998	885,518	—	190,559	4,430,027
	2017	722,000	—	1,935,434	657,730	875,607	23,484	238,900	4,453,155

(1)

Deferred Amounts Included: We have not reduced amounts that we show to reflect a named executive officer’s election, if any, to defer the receipt of compensation into our qualified and nonqualified deferred compensation plans.

(2)

Stock/Unit Awards and Option Awards: The amounts reflect the fair value of equity awards granted in fiscal 2019, 2018, and 2017. The equity awards granted in fiscal 2019 to each named executive officer consisted of share options, restricted share units (“RSUs”) and performance share units (“PSUs”). The amounts in columns (e) and (f) represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718, excluding the effect of estimated forfeitures. For share options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of our ordinary shares on the date of grant. For PSUs, fair value is based on a model that considers the closing market price of our ordinary shares on the date of grant, the range of shares subject to such stock award, and the estimated probabilities of vesting outcomes. The value of PSUs included in the table assumes target performance. The values of the PSUs at the grant date if the highest level of performance conditions were to be achieved would be as follows: Mr. Oliver — $9,499,989; Mr. Stief — $2,682,953; Mr. Williams — $1,999,994; Mr. Rushing — $1,999,994 Mr. Donofrio — $1,999,994, Mr. Jackson — $2,758,948 and Mr. Walicki — $2,631,933. Footnote 12 to our audited financial statements for the fiscal year ended September 30, 2019, which appears in our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on November 21, 2019, includes assumptions that we used in the calculation of the equity award values.

(3)

Non-Equity Incentive Plan Compensation: The amounts reported in column (g) for each named executive officer reflect annual cash incentive compensation. Messrs. Jackson and Walicki did not receive any annual cash incentive compensation for fiscal 2019 due to their separations from employment prior to the end of the fiscal year.

2020 Notice and Proxy Statement        59

Compensation Discussion & Analysis  ›  Executive Compensation Tables

(4)

Change In Pension Value: The amounts reported in column (h) generally reflect the actuarial change in the present value of benefits under the qualified defined benefit pension plan established by Johnson Controls, determined as of the measurement dates used for financial statement reporting purposes for the fiscal year indicated and using interest rate and mortality rate assumptions consistent with those reflected in our audited financial statements for the fiscal year indicated. The value that an executive will actually receive under the plan will differ to the extent facts and circumstances vary from what the calculations assume. Changes in the present value of the named executive officer’s benefits are the result of the assumptions applied (as discussed in the footnotes to the “Pension Benefits as of September 30, 2019” table below). No named executive officer received preferential or above market earnings on nonqualified deferred compensation.

(5)	All Other Compensation: The fiscal 2019 amounts reported in column (i) for each named executive officer consist of the following:

Named Executive	Personal Use of Company Aircraft(a)	Expatriate & Relocation Benefits(b)	Tax Gross- Up(c)	Retirement Plan Contributions(d)	Company Vehicle(e)	Financial Planning(f)	Cash Severance Payments(g)	Total All Other Compensation(h)
George Oliver	217,986	—	—	536,400	17,861	—	—	772,247
Brian J. Stief	—	—	—	205,608	14,267	4,693	—	224,568
Jeffrey M. Williams	—	110,744	9,151	221,284	—	37,100	—	378,279
Rodney M. Rushing	—	—	7,000	168,314	5,674	23,895	—	204,883
John Donofrio	—	—	—	118,370	14,711	35,000	—	168,081
William C. Jackson	—	—	—	189,673	14,565	—	15,205,117	15,409,355
Joseph A. Walicki	—	—	—	176,827	4,615	4,400	12,542,634	12,728,476

a)

The Summary Compensation Table reflects the aggregate incremental pre-tax cost to us for personal use of aircraft for fiscal 2019, which was calculated using a method that takes into account the incremental cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Because our aircraft are used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of our owned or leased aircraft, and the cost of maintenance not related to trips.

(b)	Mr. Williams received the relocation benefits set forth below as part of his expatriate assignment set forth below.

	Housing	Relocation	Vehicle	Other Expatriate Benefits & Allowances	Total
Jeffrey M. Williams	79,101	8,393	16,083	7,166	110,744

(c)

The amount shown for Mr. Williams represents tax equalization payments made to him in connection with his expatriate assignment disclosed in the preceding footnote. The amount shown for Mr. Rushing represents a tax gross-up payment made with respect to the historical expatriate assignment benefits provided in an earlier fiscal year.

(d)	Retirement plan contributions include matching contributions made on behalf of each executive to the Company’s tax-qualified 401(k) plans and Retirement Restoration Plan.

(e)	Amounts reflect costs attributable to the personal use of a vehicle.

(f)	Amounts reflect payments with respect to financial planning for Messrs. Stief, Williams, Rushing, Donofrio and Walicki.

(g)

Amount reflects cash severance in connection with Messrs. Jackson’s and Walicki’s separation from employment. The cash severance amount was subject to a 6-month delay pursuant to Code Section 409A and will be paid to Mr. Jackson in February 2020 and was paid to Mr. Walicki in October 2019.

(6)	Mr. Jackson resigned effective as of August 9, 2019.

(7)	Mr. Walicki left employment with Johnson Controls in connection with the disposition of its Power Solutions business effective April 30, 2019.

60        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Fiscal 2019 Grants of Plan-Based Awards Table

Fiscal 2019 Grants of Plan-Based Awards Table

The following table summarizes cash-based and equity-based awards for each of the named executive officers that were granted in fiscal 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum				Grant Date Fair Value of Stock and Option Awards
(a)	(b)	($)(c)(1)	($)(d)(1)	($)(e)(1)	(#)(f)(2)	(#)(g)(2)	(#)(h)(2)	(i)(3)	(j)(4)	(k)(5)	($)(l)(6)
George Oliver	N/A(7)	400,000	2,400,000	4,800,000
	12/6/2018								427,158	33.39	2,374,998
	12/6/2018							71,129			2,374,997
	12/6/2018				28,452	142,258	284,516				4,749,995
Brian J. Stief	N/A(7)	136,033	816,200	1,632,400
	12/6/2018								120,638	33.39	670,747
	12/6/2018							20,088			670,738
	12/6/2018				8,035	40,176	80,352				1,341,477
Jeffrey M. Williams	N/A(7)	111,300	667,800	1,335,600
	12/6/2018								89,928	33.39	500,000
	12/6/2018							14,974			499,982
	12/6/2018				5,990	29,949	59,898				999,997
Rodney M. Rushing	N/A(7)	111,300	667,800	1,335,600
	12/6/2018								89,928	33.39	500,000
	12/6/2018							14,974			499,982
	12/6/2018				5,990	29,949	59,898				999,997
John Donofrio	N/A(7)	105,000	630,000	1,260,000
	12/6/2018								89,928	33.39	500,000
	12/6/2018							14,974			499,982
	12/6/2018				5,990	29,949	59,898				999,997
Former Officers
William C. Jackson	N/A(7)	127,200	763,200	1,526,400
	12/6/2018								124,055	33.39	689,746
	12/6/2018							20,657			689,737
	12/6/2018				8,263	41,314	82,628				1,379,474
Joseph A. Walicki	N/A(7)	108,300	649,800	1,299,600
	12/6/2018								118,345	33.39	657,998
	12/6/2018							19,706			657,983
	12/6/2018				7,882	39,412	78,824				1,315,967

(1)

Amounts reported in columns (c) through (e) represent the range of potential cash payments under the annual performance bonuses that could have been earned under the Johnson Controls Annual Incentive Performance Program for fiscal 2019, as described above under the heading “Annual Incentive Performance Program (AIPP),” in the Compensation Discussion & Analysis. Threshold amounts assume minimum performance levels are achieved with respect to each performance measure.

(2)

Amounts in columns (f) through (h) show the range of potential share payouts for the PSUs granted to our named executive officers assuming that threshold, target and maximum performance conditions are achieved as described in the section titled “Long-Term Incentive Performance Program” in the Compensation Discussion & Analysis. The number of PSUs that are earned, if any, will be based on performance for fiscal years 2019 to 2021 and will be determined after the close of fiscal 2021.

2020 Notice and Proxy Statement        61

Compensation Discussion & Analysis  ›  Fiscal 2019 Grants of Plan-Based Awards Table

(3)

Amounts in column (i) show the value of the RSUs granted to the named executive officers in December 2018 as described in the section titled “Long-Term Incentive Performance Program” in the Compensation Discussion & Analysis. These awards vest in equal installments over three years.

(4)

Amounts in column (j) show the value of the share options granted for fiscal 2019, as described above under the heading “Long-Term Equity Incentive Awards” in the Compensation Discussion & Analysis. The share options vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, contingent on the named executive officer’s continued employment, and expire, at the latest, on the tenth anniversary of the grant date.

(5)	Share options were granted with an exercise price per share equal to the closing market price of our ordinary shares on the date of grant.

(6)

Amounts in column (l) show the grant date fair value of the option awards, RSUs and PSUs granted to the named executive officers. These amounts represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718 (ASC Topic 718), excluding the effect of estimated forfeitures. For grants of share options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For grants of RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of our ordinary shares on the date of grant. For grants of PSUs, the reported fair value assumes achievement of target performance, which is the probable outcome of performance conditions and is consistent with the estimate of aggregate compensation cost to be recognized over the service period.

(7)

The award reflected in this row is an annual incentive performance award that we granted for the performance period of fiscal 2019, the material terms of which we describe in the Compensation Discussion & Analysis section titled “Annual Incentive Performance Program.”

62        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Outstanding Equity Awards at 2019 Fiscal Year-End Table

Outstanding Equity Awards at 2019 Fiscal Year-End Table

The following table shows, for each of the named executive officers, all equity awards that were outstanding as of September 30, 2019. Dollar amounts are based on the NYSE closing price of $43.89 per share for our ordinary shares on September 30, 2019.

	Option Awards				Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares of Stock That Have Not Vested (#)(2) (f)	Market Value of Shares of Stock that Have not Vested ($) (g)	Equity Incentive plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(3) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($) (i)
George Oliver					135,210	5,934,367	557,114	24,451,733
	166,523	—	17.79	10/12/2020
	140,097	—	21.14	10/12/2021
	176,718	—	26.19	11/20/2022
	353,542	—	26.19	11/20/2022
	309,996	—	35.86	11/20/2023
	331,846	—	41.86	11/25/2024
	355,701	118,567	34.82	10/12/2025
	124,497	124,497	41.73	10/7/2026
	—	336,879	37.36	12/7/2027
	—	427,158	33.39	12/6/2028
Brian J. Stief					461,257	20,244,570	374,665	16,444,047
	15,577	—	44.57	11/19/2023
	34,920	—	46.29	11/18/2024
	49,519	—	40.42	10/7/2025
	40,487	40,488	41.73	10/7/2026
	—	95,141	37.36	12/7/2027
	—	120,638	33.39	12/6/2028
Jeffrey M. Williams					31,206	1,369,632	116,047	5,093,304
	19,196	—	44.57	11/19/2023
	20,952	—	46.29	11/18/2024
	6,437	—	42.67	1/5/2025
	33,343	—	40.42	10/7/2025
	25,140	25,141	41.73	10/7/2026
		70,921	37.36	12/7/2027
		89,928	33.39	12/6/2028

2020 Notice and Proxy Statement        63

Compensation Discussion & Analysis  ›  Outstanding Equity Awards at 2019 Fiscal Year-End Table

	Option Awards				Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares of Stock That Have Not Vested (#)(2) (f)	Market Value of Shares of Stock that Have not Vested ($) (g)	Equity Incentive plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(3) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($) (i)
Rodney M. Rushing					23,346	1,024,657	91,087	3,997,809
	5,587	—	46.29	11/18/2024
	8,252	—	40.42	10/7/2025
	9,958	9,960	41.73	10/7/2026
	—	49,964	37.36	12/7/2027
	—	89,928	33.39	12/6/2028
John Donofrio					71,624	3,143,578	86,920	3,814,919
		70,921	37.36	12/7/2027
		89,928	33.39	12/6/2028
Former Officers
William C. Jackson					85,595	3,756,765	104,763	4,598,048
	93,337	—	26.30	10/7/2021
	58,390	—	25.67	10/5/2022
	44,445	—	44.57	11/19/2023
	44,976	—	46.29	11/18/2024
	54,223	—	40.42	10/7/2025
	78,643	—	41.73	10/7/2026
	54,353	—	37.36	12/7/2027
	27,568	—	33.39	12/6/2028
Joseph A. Walicki					48,486	2,128,051	—	—
	66,197	—	41.73	10/7/2026

(1)	Vesting information for each outstanding option award for the named executive officers is described in the table below.

Vesting Date	Exercise Price	George R. Oliver	Brian J. Stief	Jeffrey M. Williams	Rodney M. Rushing	John Donofrio
2019
10/7/2019	$41.73	124,497	40,488	25,141	9,960	—
10/12/2019	$34.82	118,567	—	—	—	—
12/7/2019	$37.36	168,439	47,570	35,460	24,982	35,460
2020
12/7/2020	$37.36	168,440	47,571	35,461	24,982	35,461
12/6/2020	$33.39	213,579	60,319	44,964	44,964	44,964
2021
12/6/2021	$33.39	213,579	60,319	44,964	44,964	44,964

64        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Outstanding Equity Awards at 2019 Fiscal Year-End Table

(2)

The amounts in columns (f) and (g) reflect, for each named executive officer, the number and market value of RSUs which had been granted as of September 30, 2019, but which remained subject to additional vesting requirements. Scheduled vesting of all RSUs and the number of shares underlying awards, for each of the named executive officer is as follows:

Vesting Date	George R. Oliver	Brian J. Stief	Jeffrey M. Williams	Rodney M. Rushing	John Donofrio	William C. Jackson	Joseph A. Walicki
2019
10/7/2019	17,947	5,824	3,617	1,433	—	—	—
10/30/2019	—	—	—	—	—	—	48,486
12/6/2019	24,224	6,841	5,099	5,099	5,099	—	—
12/7/2019	22,295	6,297	4,694	3,307	28,163	—	—
2020
2/9/2020	—	—	—	—	—	85,595
3/8/2020	—	—	2,903	—	—	—	—
9/14/2020	—	422,315	—	—	—	—	—
12/6/2020	24,224	6,841	5,099	5,099	5,099	—	—
12/7/2020	22,296	6,298	4,694	3,308	28,163	—	—
2021
12/6/2021	24,224	6,841	5,100	5,100	5,100	—	—

(3)

The amounts in columns (h) and (i) reflect, for each named executive officer, the number and market value of PSUs at maximum which had been granted as of September 30, 2019. The number of shares earned will depend upon actual performance relative to the applicable performance metrics at the end of the performance period. Scheduled vesting of all PSUs and the number of shares underlying awards at target for each of the named executive officers is as follows:

Vesting Date	George R. Oliver	Brian J. Stief	Jeffrey M. Williams	Rodney M. Rushing	John Donofrio	William C. Jackson
2019
11/30/2019	144,234	46,906	29,127	20,811	—	45,556
2020
12/7/2020	267,536	286,712	56,322	39,678	56,322	47,482
2021
12/6/2021	145,344	41,047	30,598	30,598	30,598	11,725

Fiscal 2019 Option Exercises and Stock Vested Table

The following table shows, for each of the named executive officers, the amounts realized from options that were exercised and RSUs that vested during fiscal 2018.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
George Oliver	279,448	5,930,957	39,946	1,367,949
Brian J. Stief	98,763	1,207,282	179,491	7,157,290
Jeffrey M. Williams	108,748	1,720,737	155,210	6,260,158
Rodney M. Rushing	50,910	787,224	39,968	1,606,769
John Donofrio	—	—	27,559	900,077
Former Officers
William C. Jackson	—	—	82,615	2,974,787
Joseph A. Walicki	99,995	910,954	142,675	5,228,630

2020 Notice and Proxy Statement        65

Compensation Discussion & Analysis  ›  Fiscal 2019 Option Exercises and Stock Vested Table

(1)

The amounts in column (c) represent the product of the number of shares acquired on exercise and the difference between the market price of the shares at the time of exercise and the exercise price of the options.

(2)

The amounts in column (e) represent the product of the number of shares a named executive officer acquired on vesting and the closing market price of the shares on the vesting date, plus the value of dividend equivalents released, if any.

Pension Benefits as of September 30, 2019

The following table sets forth certain information with respect to the potential benefits to our named executive officers under the Johnson Controls qualified pension plan as of September 30, 2019. Messrs. Williams, Rushing and Walicki participate in the plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Jeffrey M. Williams	Johnson Controls Pension Plan	30.67	1,510,667
Rodney M. Rushing	Johnson Controls Pension Plan	24.67	1,055,068
Former Officers
Joseph A. Walicki	Johnson Controls Pension Plan	26.25	976,325

(1)

Amounts in this column reflect the following assumptions: A calculation date of September 30, 2019, a 2.95% discount rate for the Johnson Controls Pension Plan, retirement occurring at normal retirement age based on Social Security Normal Retirement Age minus three years, and applicability of the 2006 Static Mortality Table for Annuitants per Treasury Regulations Section 1.430(h)(3)-1(e), that we used for financial reporting purposes as of September 30, 2019. The valuation method used to determine the present value of the accumulated benefit is the same as the method we used for financial reporting purposes as of September 30, 2019. The value that an executive will actually receive under these benefits will differ to the extent facts and circumstances vary from what these calculations assume.

Johnson Controls Pension Plan. The Johnson Controls Pension Plan is a frozen defined benefit pension plan that provides benefits for most non-union U.S. employees hired before January 1, 2006, including Messrs. Williams, Rushing and Walicki. Because Messrs. Oliver, Stief, Jackson and Donofrio were employed by Johnson Controls after January 1, 2006, they are not participants in the Pension Plan. Subject to certain limitations that the Code imposes, the monthly retirement benefit payable under the Johnson Controls Pension Plan to participants, at normal retirement age in a single life annuity, is determined as follows:

∎	1.15% of final average monthly compensation times years of benefit service, plus

∎	0.55% of final average monthly compensation in excess of Social Security covered compensation times years of benefit service (up to 30 years)

Service after December 31, 2014 does not count as benefit service in this formula. For purposes of this formula, “final average monthly compensation” means a participant’s gross compensation, excluding certain unusual or non-recurring items of compensation, such as severance or moving expenses, for the highest five consecutive years of the last ten consecutive years of employment occurring prior to January 1, 2015. “Social Security covered compensation” means the average of the Social Security wage base for the 35 years preceding a participant’s normal retirement age. Normal retirement age for Johnson Controls Pension Plan participants is age 65.

Participants in the Johnson Controls Pension Plan generally become vested in their pension benefits upon completion of five years of service. The Pension Plan does not pay full pension benefits until after a participant terminates employment and reaches normal retirement age. However, a participant who terminates employment may elect to receive benefits at a reduced level at any time after age 55, as follows: If a participant terminates employment prior to age 55 and completing 10 years of service, then the reduction is 5% for each year that benefits begin before the participant’s Social Security retirement age; and if a participant terminates employment on or after age 55 and after completing 10 years of service, then the reduction is 5% for each year that benefits begin before the three years preceding the participant’s Social Security retirement age. Mr. Williams is currently eligible for early retirement under the Pension Plan.

66        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Non-Qualified Deferred Compensation Table at Fiscal 2019 Year-End

Non-Qualified Deferred Compensation Table at Fiscal 2019 Year-End

The following table presents information on the non-qualified deferred compensation accounts of each named executive officer at September 30, 2019.

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($)(2) (c)	Aggregate Earnings in Last FY ($)(3) (d)	Aggregate Withdrawals/ Distributions ($)(4) (e)	Aggregate Balance at Last FYE ($)(5) (f)
George Oliver	302,963	508,900	117,137	(317,202)	2,464,010
Brian J. Stief	4,760,326	178,108	879,434	—	9,722,410
Jeffrey M. Williams	26,693	188,284	45,320	—	872,806
Rodney M. Rushing	1,041,645	—	191,336	—	2,290,426
John Donofrio	74,946	99,287	13,604	—	202,978
Former Officers
William C. Jackson	103,204	164,923	828,478	—	4,320,524
Joseph A. Walicki	63,961	146,577	2,579	(771,306)	—

(1)

Amounts in column (b) include employee contributions under the Johnson Controls Executive Deferred Compensation Plan, Johnson Controls International plc Senior Executive Deferred Compensation Plan and the Johnson Controls International Retirement Restoration Plan. The Johnson Controls Executive Deferred Compensation Plan allowed participants to defer their annual bonuses, long-term performance share units and restricted share awards. The Johnson Controls International plc Senior Executive Deferred Compensation Plan allows participants to defer up to 50% of their annual base salary and 95% of their annual bonus compensation. The Retirement Restoration Plan allows executive officers to defer up to 6% of their compensation that is not eligible to be deferred into the Johnson Control 401(k) plan because of qualified plan limits that the Code imposes. All of the amounts shown in column (b) are also included in the Summary Compensation Table.

(2)

Amounts in column (c) include employer contribution under the Retirement Restoration Plan. The Retirement Restoration Plan, also credits participants with an amount equal to the difference between the amount of retirement contributions made under the 401(k) plan and what such retirement contribution would have been without regard to the Code limits. All of the amounts shown in column (c) are also included in the Summary Compensation Table.

(3)

The Aggregate Earnings reported in column (d) are not “above-market or preferential earnings” and therefore are not required to be reported in the Summary Compensation Table. The amounts in column (d) reflect all investment earnings, net of fees, on amounts that have been deferred under the Johnson Controls Deferred Compensation Plan and the Johnson Controls Retirement Restoration Plan. Investment earnings include any amounts relating to appreciation in the price of our ordinary shares, and negative amounts relating to depreciation in the price of our ordinary shares with respect to deferred amounts that consist of deferred share units, the value of which is tied to the value of our ordinary shares. In addition, for Mr. Oliver the amounts in column (d) also include earnings or (losses) on his notional account in the Tyco Supplemental Savings and Retirement Plan (the “Legacy Tyco SSRP”), a deferred compensation plan that, prior to the Merger, provided executives with the opportunity to elect to defer base salary and performance-based bonuses and receive tax-deferred market-based notional investment growth. The Legacy Tyco SSRP allowed executives to defer amounts above those permitted by Legacy Tyco’s tax-qualified 401(k) Retirement Savings and Investment Plan (the “Legacy Tyco RSIP”) as well as receive any employer contributions that were reduced under the Legacy Tyco RSIP due to IRS compensation limits. Effective January 1, 2018, the Legacy Tyco SSRP was frozen as to new participants and additional deferrals of compensation (subject to specified deferrals relating to the 2017 plan year). Investment options under the Johnson Controls nonqualified deferred compensation plans and Legacy Tyco SSRP include only funds that are available under Johnson Controls tax-qualified 401(k) retirement plans.

(4)

The Aggregate Withdrawals reported in column (e) for Mr. Oliver consist of distributions under the Legacy Tyco SSRP, which allowed participants to elect in-service distributions that could commence after a minimum of five years of deferral. The Legacy Tyco SSRP permitted participants to elect to receive distributions in a single lump sum payment or in up to 15 annual installments. Distributions under the Legacy Tyco SSRP were required to commence upon retirement or other termination of employment. The Aggregate Transfer reported in column (e) for Mr. Walicki consists of the balance transfer from the Johnson Controls Retirement Restoration Plan to Clarios Retirement Restoration Plan.

2020 Notice and Proxy Statement        67

Compensation Discussion & Analysis  ›  Potential Payments upon Termination and Change-in-Control

Potential Payments upon Termination and Change-in-Control

The following table summarizes the severance and other enhanced benefits that would have been payable to the named executive officers upon termination of employment or upon the occurrence of a change-in-control subsequent to the Merger, assuming that the triggering event or events occurred on September 30, 2019. Equity award amounts are based on the closing share price of our ordinary shares of $43.89 on the NYSE on September 30, 2019.

The Johnson Controls Inc. and Tyco Merger was deemed to constitute a change-in-control under the change-in-control employment agreements and equity compensation plans maintained by Legacy Johnson Controls and under the Legacy Tyco Change-in-Control Severance Plan for Certain U.S. Officers and Executives (the “CIC Severance Plan”) and equity compensation plans, triggering certain enhanced benefits for a period following the Merger, as described in the footnotes below the following table. The hypothetical benefits shown below under the Change-in-Control columns reflect amounts that would have been payable in connection with a change-in-control subsequent to the Merger under the arrangements described below. The hypothetical benefits shown below under the “Other Terminations” columns reflect amounts that would have been payable under the various circumstances set forth taking into account the fact that the Merger is treated as a change-in-control under certain plans and agreements applicable to the named executive officers. The benefits received by Messrs. Jackson and Walicki in connection with their separations from employment with Johnson Controls prior to September 30, 2019 are discussed following the table.

	Change-in Control		Other Termination
Name/form of Compensation	Without Qualified Termination ($)	With Qualified Termination ($)	With Cause ($)	Without Cause/ Good Reason Resignation ($)	Voluntary Resignation/ Retirement ($)(6)	Death or Disability ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
George Oliver
Severance(1)	—	14,100,000	—	7,800,000	—	—
Benefit Continuation(2)	—	1,357,041	—	202,694	—	—
Accelerated Vesting of Equity Awards(3)(4)	—	23,596,302	—	15,749,574	15,749,574	30,549,825
Brian J. Stief
Severance(5)	—	—	—	—	—	—
Benefit Continuation	—	—	—	—	—	—
Accelerated Vesting of Equity Awards(3)(4)	—	—	—	—	20,815,524	31,723,539
Jeffrey M. Williams
Severance(1)	—	3,487,400	—	2,114,700	—	—
Benefit Continuation(2)	—	619,416	—	83,916	—	—
Accelerated Vesting of Equity Awards(3)(4)	—	4,821,969	—	3,239,973	3,239,973	6,285,833
Rodney M. Rushing
Severance(1)	—	3,290,000	—	1,995,000	—	—
Benefit Continuation(2)	—	553,524	—	85,968	—	—
Accelerated Vesting of Equity Awards(3)	—	3,836,246	—	2,436,401	—	5,156,011
John Donofrio
Severance(1)	—	3,290,000	—	1,995,000	—	—
Benefit Continuation(2)	—	433,822	—	85,966	—	—
Accelerated Vesting of Equity Awards(3)	—	5,666,005	—	4,246,173	—	7,129,869

(1)

Amounts shown include amounts that would have been payable under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers upon a termination by us without cause or by the named executive officer with good reason or a termination due to death or disability, in each case on September 30, 2019. These amounts include: (a) a lump sum severance payment equal to three times for Mr. Oliver and two times for Messrs. Williams, Rushing and Donofrio the sum of annual base salary and target bonus amount; and (b) payment of a prorated portion of the target bonus amount for the year of termination. Termination for “cause” under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers is defined generally as a termination of the executive officer’s employment by us due to the executive officer’s failure or refusal to perform the duties and responsibilities of his job,

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Compensation Discussion & Analysis  ›  Potential Payments upon Termination and Change-in-Control violation of any fiduciary duty owed to us or our affiliates, conviction of, or entry of a plea of nolo contendere with respect to, specified crimes, dishonesty, theft, violation of our rules or policy, or other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on us, our affiliates or our employees. Resignation by an executive officer for “good reason” is defined generally as a resignation within 60 days prior to or two years following a change-in-control caused by any of several specified adverse changes to his employment circumstances, including diminution of his authority, duties or responsibilities, a change of more than 50 miles in the geographic location at which the executive officer must perform services that extends the commute of the executive officer, reduction of the executive officer’s base compensation or target incentive opportunities, or our failure to secure an assumption of our obligations under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers.

(2)

Amounts shown include: (a) in the event of a termination without cause or with good reason in connection with a change-in-control (i) the value of continued health plan coverage for thirty-six (36) months for Mr. Oliver and twenty-four (24) months for Messrs. Williams, Rushing and Donofrio (such period, the “benefits continuation period”) and (ii) a cash payment equal to the amount of employer contributions would have accrued under retirement plans during the benefits continuation period; and (b) in the event of an involuntary termination without cause not in connection with a change-in-control, the value of continued health plan coverage for twenty-four (24) months for Mr. Oliver and eighteen (18) months for Messrs. Williams, Rushing and Donofrio. “Change-in-Control” under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers is defined generally as certain persons becoming the beneficial owner of our securities representing more than 30% of the combined voting power of our then-outstanding securities; a change in the composition of a majority of our board of directors (excluding directors whose election or nomination was approved by at least 50% of the incumbent directors); the consummation of certain reorganizations, mergers, consolidations, sales or other dispositions of at least 80% of our assets; or approval by our shareholders of our complete liquidation or dissolution.

(3)	Amounts represent the intrinsic value of unvested equity awards that would have vested upon the indicated triggering event for the named executive officers.

(4)

For Messrs. Oliver, Stief, and Williams, who were retirement eligible under applicable plans as of September 30, 2019, the value of certain equity awards that would vest on an accelerated basis upon retirement is presented in the table above in column (f). The value of certain equity awards that would continue to vest according to their original vesting schedule upon retirement is not included.

(5)

In connection with receiving his retention RSU/PSU award, Mr. Stief agreed to waive any severance benefits he would be entitled to receive under his employment agreement or any company severance policy.

(6)	A voluntary resignation is a resignation without good reason as defined under applicable agreements and plans.

As noted above, Messrs. Oliver, Stief and Williams were retirement eligible under applicable plans as of September 30, 2019. For Messrs. Oliver, Stief and Williams, upon the executive’s retirement:

i.	we are not obligated to pay severance;

ii.	with respect to equity awards granted prior to the Merger or in relation to the Merger;

∎

for Mr. Oliver, the terms of the equity awards granted prior to September 2, 2016 generally provide that if he were to retire at least one year following the grant of such award, the applicable award would accelerate and vest pro rata based on the number of full months of service completed since the grant date of the award;

iii.	with respect to equity awards granted after September 2, 2016:

∎

for Mr. Oliver’s fiscal 2017 and fiscal 2018 share option awards and all of Mr. Stief’s share option awards, any such awards that were granted to the executive that were outstanding for at least one full calendar year after the year of grant would accelerate so that all of the options would be exercisable in full (and the executive would forfeit all other options that have not been outstanding for at least one full calendar year after the date of grant);

∎

for Mr. Oliver’s fiscal 2017 and fiscal 2018 restricted share or RSU awards and all of Mr. Stief’s restricted share or RSU awards, (A) for certain awards, the executive would retain his restricted shares and RSUs that had not vested at the time of retirement, and they would continue to vest on the normal vesting schedule, and (B) for certain awards granted to Mr. Stief in 2017, he would either fully vest in the award or forfeit the award;

∎

for Mr. Oliver’s fiscal 2019 share option and RSU awards and all of Mr. Williams’s with respect to share options and RSU awards, the applicable award would accelerate and vest pro rata based on the number of full months of service completed since the grant date of the award; and

∎

for PSUs, the executive would earn the units that he held at retirement based on actual performance at the end of the performance period, but the amount would be pro-rated based on the number of full months’ employment during the performance period.

In addition, Mr. Williams would be eligible to receive pension benefits upon retirement. For an estimate of the value of these pension benefits, please see the table above titled “Pension Benefits As of September 30, 2019.”

As previously disclosed, Mr. Jackson resigned effective as of August 9, 2019. Mr. Jackson’s resignation constituted a “good reason” termination for purposes of his existing change-in-control agreement with us, entitling him to the benefits provided by that agreement. The benefits Mr. Jackson received included (a) a lump sum severance payment equal to three times his annual cash compensation, which included his annual base salary and the greater of (i) the average of his annualized annual cash bonuses and long-term performance awards for the three fiscal years preceding the change-in-control, or (ii) the sum of the annual cash bonuses and long-term performance awards for the most recently completed fiscal year (such greater amount,

2020 Notice and Proxy Statement        69

Compensation Discussion & Analysis  ›  Potential Payments upon Termination and Change-in-Control

“average performance bonus”); and (b) payment of a pro rata portion of his average performance bonus for the year of the termination. These amounts totaled $15,205,117 for Mr. Jackson. The cash severance amount was subject to a 6-month delay pursuant to Code Section 409A and will be paid to him in February 2020. Mr. Jackson also received accelerated or continued vesting of his outstanding equity-based awards pursuant to their existing terms. The estimated intrinsic value of that accelerated or continued vesting was $6,978,802, calculating using a share price of $42.31, which was the closing price on the date of Mr. Jackson’s resignation.

Mr. Walicki’s employment with Johnson Controls ended in connection with the disposition of its Power Solutions business effective April 30, 2019. As a result of Mr. Walicki’s termination of employment, he became entitled under his existing employment arrangements with Johnson Controls to a cash severance payment of $12,542,634. The cash severance amount was subject to a 6-month delay pursuant to Code Section 409A and was paid to him in October 2019. He also received accelerated or continued vesting was $4,158,212, calculating using a share price of $37.50, which was the closing price on the date of Mr. Walicki’s termination of employment.

70        Johnson Controls International plc

CEO PAY RATIO

The ratio of our median employee’s total compensation to our CEO’s total compensation (the “CEO Pay Ratio”) is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, the ratio may not be comparable to CEO pay ratios presented by other companies.

We identified our median paid employee using a global employee population of 98,975 as of July 1, 2019, representing employees in over 64 countries. This includes 59,274 non-U.S. employees. As part of our methodology, and in compliance with the pay ratio rule under Item 402(u), we employed the de minimis exemption for non-U.S. employees and excluded all employees in 8 countries totaling 4,954 employees (approximately 4.77% of our total workforce of 103,929). Employees in the following countries were excluded:

● Poland	112	● Russia	147
● Indonesia	119	● Thailand	384
● Philippines	141	● Turkey	543
● Egypt	150	● Japan	3,358

In addition, for employees with insufficient compensation data we assumed that such employee was paid the same as the lowest level employee within that employee’s jurisdiction. This impacted approximately 2,261 of our employees.

As a result, the population used to identify our median employee included 98,975 of our 103,929 employees. For purposes of identifying our median employee, we considered the base salary and annual cash incentive. Base salary and annual cash incentive were chosen because (i) they represent the principal forms of compensation delivered to all employees and (ii) this information is readily available in each country. Pay was annualized for employees who worked a partial year between July 1, 2018, and June 30, 2019. Foreign currencies were converted into U.S. dollars as of July 1, 2019, based on the average daily spot rates during July 2019.

In accordance with the requirements of the Summary Compensation Table, we calculated the median paid employee’s compensation. Based on such calculation, our median employee’s total compensation was $41,987, while our CEO’s compensation was $15,476,638. Accordingly, our CEO Pay Ratio was 369:1.

2020 Notice and Proxy Statement        71

THE ANNUAL GENERAL MEETING

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Annual General Meeting. These questions and answers may not address all questions that may be important to you. For more information, please refer to the more detailed information contained elsewhere in this proxy statement, including the documents referred to or incorporated by reference herein. For instructions on obtaining the documents incorporated by reference, see “Where You Can Find More Information.”

Why did I receive this Proxy statement?

We have sent this notice of Annual General Meeting and proxy statement, together with the enclosed proxy card or voting instruction card, because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting on March 4, 2020. This proxy statement contains information about the items being voted on at the Annual General Meeting and important information about Johnson Controls. Our 2019 Annual Report on Form 10-K, which includes our consolidated financial statements for the fiscal year ended September 30, 2019 (the “Annual Report”), is enclosed with these materials.

Who is entitled to vote?

Each holder of Johnson Controls ordinary shares in our register of shareholders (such owners are often referred to as “shareholders of record,” “record holders” or “registered shareholders”) as of the close of business on January 2, 2020, the record date for the Annual General Meeting, is entitled to attend and vote at the Annual General Meeting. On January 2, 2020, there were 763,826,726 ordinary shares outstanding and entitled to vote at the Annual General Meeting. Any Johnson Controls shareholder of record as of the record date who does not receive notice of the Annual General Meeting and proxy statement, together with the enclosed proxy card or voting instruction card and the Annual Report, may obtain a copy at the Annual General Meeting or by contacting Johnson Controls at +353-21-423-5000.

We have requested that banks, brokerage firms and other nominees who hold ordinary shares on behalf of the owners of the ordinary shares (such owners are often referred to as “beneficial shareholders” or “street name holders”) as of the close of business on January 2, 2020 forward these materials, together with a proxy card or voting instruction card, to such beneficial shareholders. Johnson Controls has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

Finally, Johnson Controls has provided for these materials to be sent to persons who have interests in its ordinary shares through participation in Johnson Controls’ retirement savings plans. These individuals are not eligible to vote directly at the Annual General Meeting. They may, however, instruct the trustees of these plans how to vote the ordinary shares represented by their interests. The enclosed proxy card will also serve as voting instructions for the trustees of the plans.

How many votes do I have?

Every holder of an ordinary share on the record date will be entitled to one vote per share for each matter presented at the Annual General Meeting. Because each Director’s election is the subject of a separate resolution, every holder of an ordinary share on the record date will be entitled to one vote per share for each separate Director election resolution.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

SHAREHOLDER OF RECORD

If your shares are registered directly in your name in our share register operated by our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy to the persons named in the

72        Johnson Controls International plc

Questions and Answers  ›  What is the difference between holding shares as a shareholder of record and as a beneficial owner?

proxy card (see “How Do I Appoint and Vote via a Proxy?” below), or to grant a written proxy to any other person, which person does not need to be a shareholder, or to attend and vote in person at the Annual General Meeting. We have enclosed a proxy card for you to use in which you can elect to appoint certain officers of the Company named therein as your proxy.

BENEFICIAL OWNER

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under “Admission to the Annual General Meeting” and “How do I vote?” Your bank, broker or other nominee has enclosed a voting instruction card for you to use in directing your bank, broker or other nominee as to how to vote your shares, which may contain instructions for voting by telephone or electronically.

How do I vote?

A proxy card is being sent to each shareholder of record as of the record date. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. Otherwise, you can vote in the following ways:

•

By Mail: If you are a holder of record, you can vote by marking, dating and signing the appropriate proxy card and returning it by mail in the enclosed postage-paid envelope. If you beneficially own your ordinary shares, you can vote by following the instructions on your voting instruction card.

•

By Internet or Telephone: You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card or the voting instruction card or in the Notice of Internet availability of proxy materials previously sent to you. If you are not a holder of record, you can vote using a touchtone telephone by calling 1-800-454-8683.

•

At the Annual General Meeting: If you are planning to attend the Annual General Meeting and wish to vote your ordinary shares in person, we will give you a ballot at the meeting. Shareholders who own their shares in “street name” are not able to vote at the Annual General Meeting unless they have a proxy, executed in their favor, from the holder of record of their shares.

Even if you plan to be present at the Annual General Meeting, we encourage you to complete and mail the enclosed card to vote your ordinary shares by proxy. Telephone and Internet voting facilities for shareholders will be available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on March 3, 2020.

How do I appoint and vote via a proxy?

If you properly fill in your proxy card appointing an officer of the Company as your proxy and send it to us in time to vote, your proxy, meaning one of the individuals named on your proxy card, will vote your shares as you have directed. You may also grant a written proxy to any other person by filling in the proxy card and identifying the person, which person does not need to be a shareholder, or attend and vote in person at the Annual General Meeting. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors “FOR” each Director and “FOR” each of the agenda items listed below.

If a new agenda item or a new motion or proposal for an existing agenda item is presented at the Annual General Meeting, the Company officer acting as your proxy will vote in accordance with the recommendation of our Board of Directors. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the Annual General Meeting other than those discussed in this proxy statement.

Whether or not you plan to attend the Annual General Meeting, we urge you to submit your proxy. Returning the proxy card or submitting your vote electronically will not affect your right to attend the Annual General Meeting. You must return your proxy cards by the times and dates set forth below under “Returning Your Proxy Card” in order for your vote to be counted.

What if I return my proxy or voting instruction card but do not mark it to show how I am voting?

Your shares will be voted according to the specific instructions you have indicated on your proxy or voting instruction card. If you sign and return your proxy or voting instruction card but do not indicate specific instructions for voting, you instruct the

2020 Notice and Proxy Statement        73

Questions and Answers  ›  What if I return my proxy or voting instruction card but do not mark it to show how I am voting?

proxy to vote your shares, “FOR” each Director and “FOR” all other proposals. For any other matter which may properly come before the Annual General Meeting, and any adjournment or postponement thereof, you instruct, by submitting proxies with blank voting instructions, the proxy to vote in accordance with the recommendation of the Board of Directors.

May I change or revoke my vote after I return my proxy or voting instruction card?

You may change your vote before it is exercised by:

•	Submitting subsequent voting instructions through the telephone or Internet; if you previously voted by telephone or the Internet;

•	Submitting another proxy card (or voting instruction card if you beneficially own your ordinary shares) with a later date; or

•	Voting in person at the Annual General Meeting if you are a holder of record or a beneficial owner with a proxy from the holder of record.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

Delivery of Documents to Stockholders Sharing an Address

Securities and Exchange Commission rules allow us to deliver a single copy of an annual report and proxy statement to any household not participating in electronic proxy material delivery at which two or more shareholders reside, if we believe the shareholders are members of the same family (a practice called “householding”). We believe that householding benefits both you and the Company by eliminating duplicate mailings to shareholders living at the same address and by reducing our printing and mailing costs. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by calling 1-800-579-1639, by going to www.proxyvote.com, by e-mailing sendmaterial@proxyvote.com, or by writing to Johnson Controls, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Alternatively, if your household received multiple sets of proxy materials this year, and members of your household who are entitled to receive proxy materials would all prefer to receive only a single set of proxy materials, you may submit such a request as specified in the preceding sentence.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or other nominee directly to discontinue duplicate mailings to your household.

What vote is required to approve each proposal at the Annual General Meeting?

Johnson Controls intends to present proposals numbered one through seven for shareholder consideration and voting at the Annual General Meeting. The vote required to approve each proposal is described below:

1.	By separate resolutions, to elect the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2021:

(a) Jean Blackwell	(b) Pierre Cohade	(c) Michael E. Daniels
(d) Juan Pablo del Valle Perochena	(e) W. Roy Dunbar	(f) Gretchen R. Haggerty
(g) Simone Menne	(h) George R. Oliver	(i) Jürgen Tinggren
(j) Mark Vergnano	(k) R. David Yost	(l) John D. Young

The election of each Director nominee requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

2.

To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration, which in each case, requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

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Questions and Answers  ›  What vote is required to approve each proposal at the Annual General Meeting?

3.

To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares, which requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

4.

To determine the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution), which requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

5.

To approve, in a non-binding advisory vote, the compensation of the named executive officers, which will be considered approved with the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting. The advisory vote on executive compensation is non-binding, meaning that our Board of Directors will not be obligated to take any compensation actions or to adjust our executive compensation programs or policies as a result of the vote.

6.

To approve the authorization for the Board of Directors to issue shares up to 33% of its issued share capital, which requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

7.

To approve the authorization for the Board of Directors to issue shares for cash up to a maximum of approximately 5% of issued share capital (Special Resolution), which requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

What is the quorum requirement for the Annual General Meeting?

In order to conduct any business at the Annual General Meeting, holders of a majority of Johnson Controls’ ordinary shares which are outstanding and entitled to vote on the record date must be present in person or represented by valid proxies. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, or broker non-votes, if you:

•	are present and vote in person at the meeting;

•	have voted by telephone or the Internet; OR

•	you have submitted a proxy card or voting instruction form by mail.

What is the effect of broker non-votes and abstentions?

Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be considered votes properly cast at the Annual General Meeting. Because the approval of all of the proposals is based on the votes properly cast at the Annual General Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on these proposals.

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters pursuant to the rules of The New York Stock Exchange (the “NYSE”). We believe the following proposals will be considered non-routine under NYSE rules and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you: Proposal No. 1 (Election of Directors) and Proposal No. 5 (Advisory Vote on Executive Compensation). Your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you.

How will voting on any other business be conducted?

Other than matters incidental to the conduct of the Annual General Meeting and those set forth in this proxy statement, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the proxy holders must vote in accordance with the instructions given by the shareholder. You may specifically instruct the proxy holder how to vote in such a situation. In the absence of specific instructions, by signing the proxy, you instruct the proxy holder to vote in accordance with the recommendations of the Board of Directors.

Important notice regarding the availability of proxy materials for the Annual General Meeting:

Our proxy statement for the Annual General Meeting and the form of proxy card are available at www.proxyvote.com.

2020 Notice and Proxy Statement        75

Questions and Answers  ›  Important notice regarding the availability of proxy materials for the Annual General Meeting:

As permitted by SEC rules, we are making this proxy statement available to our shareholders electronically via the Internet. On January 17, 2020, we first mailed to our shareholders a Notice containing instructions on how to access this proxy statement and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Returning Your Proxy Card

Shareholders who are voting by mail should complete and return the proxy card as soon as possible. In order to assure that your proxy is received in time to be voted at the meeting, the proxy card must be completed in accordance with the instructions and received at one of the addresses set forth below by the dates and times specified:

Ireland:

By 5:00 p.m., local time, on March 3, 2020 by hand or mail at:

Johnson Controls International plc

One Albert Quay

Cork, Ireland

United States:

By 5:00 p.m., Eastern Standard Time, on March 3, 2020 by mail at:

Broadridge Financial Solutions

c/o Vote Processing

51 Mercedes Way

Edgewood, NY 11717

If your shares are held beneficially in “street name,” you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the bank, brokerage firm or other nominee who holds Johnson Controls shares on your behalf.

Admission to the Annual General Meeting

All shareholders are invited to attend the Annual General Meeting. For admission to the Annual General Meeting, shareholders of record should bring the admission ticket attached to the enclosed proxy card to the Registered Shareholders check-in area, where their ownership will be verified. Those who have beneficial ownership of shares held by a bank, brokerage firm or other nominee should come to the Beneficial Owners check-in area. Beneficial owners who wish to vote in person at the Annual General Meeting are requested to obtain a “legal proxy” executed in their favor, from their broker, bank, nominee or other custodian that authorizes you to vote the shares held by them on your behalf. In addition, you must bring to the Annual General Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares. Registration will begin at 2:00 pm, local time, and the Annual General Meeting will begin at 3:00 pm, local time.

Johnson Controls Annual Report

The Johnson Controls International plc 2019 Annual Report on Form 10-K containing our audited consolidated financial statements with accompanying notes and schedules is available on the Company’s website in the Investor Relations Section at www.johnsoncontrols.com. Copies of these documents may be obtained without charge by contacting Johnson Controls by phone at +353-21-423-5000. Copies may also be obtained without charge by contacting Investor Relations in writing, or may be physically inspected at the offices of Johnson Controls International plc, One Albert Quay, Cork, Ireland.

76        Johnson Controls International plc

Questions and Answers  ›  Ordinary Share Price and Dividend Information

Ordinary Share Price and Dividend Information

The shares of the Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “JCI.”

Title of Class	Number of Record Holders as of December 31, 2019
Ordinary Shares, $0.01 par value	34,903

	Ordinary Shares Price Range		Dividends

	FY 2019	FY 2018	FY 2019	FY 2018
First Quarter	$28.51 - 36.51	$35.73 - 42.41	$0.26	$0.26
Second Quarter	30.01 - 36.94	34.29 - 41.43	0.26	0.26
Third Quarter	35.81 - 41.31	33.26 - 36.72	0.26	0.26
Fourth Quarter	40.91 - 44.30	33.32 - 40.01	0.26	0.26
Year	$28.51 - 44.30	$33.26 - 42.41	$1.04	$1.04

Presentation of Irish Statutory Accounts

The Company’s Irish Statutory Accounts for the fiscal year ended September 30, 2019, including the reports of the Directors and auditors thereon, will be presented at the Annual General Meeting. The Company’s Irish Statutory Accounts have been approved by the Board of Directors of the Company. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting. The Company’s Irish Statutory Accounts, with the Non-Financial Disclosure Report, will be available at least 21 days before the date of the Annual General Meeting, along with the proxy statement, the Company’s Annual Report on Form 10-K and other proxy materials at www.proxyvote.com, and in the Investor Relations section of the Company’s website at www.johnsoncontrols.com.

Costs of Solicitation

We will pay the cost of solicitation of proxies. We have engaged Mackenzie Partners as the proxy solicitor for the Annual General Meeting for an approximate fee of $12,500, plus expenses. In addition to the use of the mail, certain of our Directors, officers or employees may solicit proxies by telephone or personal contact. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares.

We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at an Annual General Meeting of our shareholders. We are first mailing this proxy statement and the accompanying form of proxy to shareholders beginning on or about January 17, 2020.

Transfer Agent

Our transfer agent is EQ Shareowner Services. All communications concerning shareholders of record accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting EQ Shareowner Services at 1-800-401-1952 (U.S.), 651-450-4064 (outside the U.S.), www.shareowneronline.com, or in writing, P.O. Box 64854, St. Paul, MN 55164-0854.

Shareholder Proposals for the 2021 Annual General Meeting

In accordance with the rules established by the SEC, as well as under the provisions of our Memorandum and Articles of Association, any shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) intended for inclusion in the proxy statement for next year’s Annual General Meeting must be received by Johnson Controls no later than September 19, 2020. Such proposals should be sent to our Secretary at our registered address, which is: One Albert Quay, Cork, Ireland. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Articles of Association, and must be a proper subject for shareholder action under applicable law. Any shareholder proposal that is not submitted for inclusion in the proxy statement but is instead sought to be presented directly at the 2020 Annual General Meeting must be received by the Secretary at the

2020 Notice and Proxy Statement        77

Questions and Answers  ›  Shareholder Proposals for the 2021 Annual General Meeting

address listed above prior to December 3, 2020. Securities and Exchange Commission rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with this deadline and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

New proposals or motions with regard to existing agenda items are not subject to such restrictions and can be made at the meeting by each shareholder attending or represented. Note that if specific voting instructions are not provided to the proxy, shareholders who submit a proxy card instruct the proxy to vote their shares in accordance with the recommendations of the Board of Directors with regard to the items appearing on the agenda.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public at the SEC’s website (www.sec.gov).

The SEC’s website contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. You may find our reports, proxy statements and other information at the SEC website. In addition, you can obtain reports and proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We maintain a website on the Internet at www.johnsoncontrols.com. We make available free of charge, on or through our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is filed with the SEC. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into this proxy.

78        Johnson Controls International plc

Questions and Answers  ›  Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of registered shares beneficially owned as of January 9, 2020 by each current Director, each Named Executive Officer and the Directors and Executive Officers of Johnson Controls as a group.

Beneficial Owner	Title	Number of Ordinary Shares Beneficially Owned(1)(2)	Pct of Class	Cash Settled Stock Units(3)
Jean Blackwell	Director	6,202	*	—
Pierre Cohade	Director	5,038	*	—
Michael E. Daniels	Director	69,778	*	—
Juan Pablo del Valle Perochena	Director	8,607	*	—
John Donofrio	Named Executive Officer	72,967	*	—
W. Roy Dunbar	Director	8,223	*	—
Gretchen R. Haggerty	Director	12,901	*	—
William Jackson	Former VP and President, Global Products and BT&S	455,935	*	—
Simone Menne	Director Nominee	6,662	*	—
George R. Oliver	Chairman and CEO	3,136,564	*	—
Rodney M. Rushing	Named Executive Officer	58,793	*	78,358
Brian Stief	Named Executive Officer	286,518	*	55,167
Jürgen Tinggren	Director	26,210	*	—
Mark Vergnano	Director	20,353	*	—
Joseph A. Walicki	Former VP and President, Power Solutions	70,780	*	—
Jeffrey M. Williams	Named Executive Officer	233,910	*	—
R. David Yost	Director	53,771	*	—
John D. Young	Director	7,248	*	—
All current Directors and Executive Officers as a group (24 persons)		4,631,408	*	—

*	Less than 1.0%

(1)

The number shown reflects the number of ordinary shares owned beneficially as of January 9, 2020, based on information furnished by the persons named, public filings and Johnson Control’s records. A person is deemed to be a beneficial owner of ordinary shares if he or she, either alone or with others, has the power to vote or to dispose of those ordinary shares. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment authority with respect to the shares listed. To the extent indicated in the notes below, ordinary shares beneficially owned by a person include ordinary shares of which the person has the right to acquire beneficial ownership within 60 days after January 9, 2020. There were 762,780,601 Johnson Controls ordinary shares outstanding on such date.

(2)

Includes the maximum number of shares for which these individuals can acquire beneficial ownership upon (i) the exercise of share options that are currently vested or will vest within 60 days of January 9, 2020 as follows: Mr. Donofrio, 35,461; Mr. Jackson, 455,935; Mr. Oliver, 2,268,216; Mr. Rushing, 58,739; Mr. Stief, 224,562; Mr. Walicki, 66,197; Mr. Williams, 165,670; and all executive officers as a group 3,321,468 and (ii) the vesting of RSUs that will vest within 60 days of January 9, 2020 as follows: Messrs. Cohade, Daniels, del Valle Perochena, Dunbar, Tinggren, Vergnano, Yost and Young, and Mses. Blackwell, Haggerty and Menne 4,431 RSUs; Mr. Williams 2,921 RSUs; and all Directors and Executive Officers as a group, 51,662 RSUs.

(3)

Reflects ordinary share equivalents under deferred and equity based compensation plans. Each stock unit is intended to be the economic equivalent of one ordinary share of Johnson Controls International plc. Units are settled in the form of cash and are not settled in the form of ordinary shares. These amounts are not included in the amounts in the “Number of Ordinary Shares Beneficially Owned” column.

2020 Notice and Proxy Statement        79

Questions and Answers  ›  Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the information indicated for persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding ordinary shares.

Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Outstanding
Dodge & Cox, 555 California Street, 40th Floor, San Francisco, CA 94104	94,516,201(1)	11.88%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	70,231,428(2)	7.60%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	47,114,635(3)	5.92%
The Capital Group Companies, Inc., 333 South Hope Street, Los Angeles, CA 90071	5,643,883(4)	5.00%

(1)

Based solely on the information reported by Dodge & Cox in a Notification of Holdings under Irish law provided to the Company on October 9, 2019 and reporting ownership as of October 3, 2019, Dodge & Cox, together with its affiliates, held an interest in 94,516,201 ordinary shares.

(2)

The amount shown for the number of ordinary shares over which The Vanguard Group exercised investment discretion was provided pursuant to the Schedule 13G/A filed February 11, 2019 with the SEC, indicating beneficial ownership as of December 31, 2018.

(3)

Based solely on the information reported by BlackRock, Inc. in a Standard Form TR-1 under Article 12(1) of Directive 2004/109/EC and Article 11(3) of the Commission Directive 2007/14/EC provided to the Company on September 23, 2019 and reporting ownership as of September 20, 2019, BlackRock, Inc., together with its affiliates, held an interest in 47,114,635 ordinary shares.

(4)

Based solely on the information reported by The Capital Group Companies, Inc. (the “Capital Group”) in a Notification of Holdings under Irish law provided to the Company on April 29, 2019 and reporting ownership as of April 26, 2019, the Capital Group, together with its affiliates, held an interest in 45,643,883 ordinary shares.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Officers and Directors and persons who beneficially own more than 10% of Johnson Controls’ ordinary shares to file reports of ownership and changes in ownership of such ordinary shares with the SEC and NYSE. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company’s administrative staff assists Officers and Directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on the Company’s review of the copies of such forms it has received, as well as information provided and representations made by the reporting persons, Johnson Controls believes that all of its Officers, Directors and beneficial owners of more than 10% of its ordinary shares complied with Section 16(a) during the Company’s fiscal year ended September 30, 2019.

80        Johnson Controls International plc

ANNEX I

NON-GAAP RECONCILIATIONS

This Proxy Statement contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include net mark-to-market adjustments, transaction/integration costs, restructuring and impairment costs, Scott Safety gain on sale, tax indemnification reserve release, environmental reserve, loss on extinguishment of debt, and discrete tax items. Financial information regarding organic sales, adjusted segment EBITA, adjusted organic segment EBITA, adjusted segment EBITA margin, adjusted free cash flow, adjusted free cash flow conversion and net debt are also presented, which are non-GAAP performance measures. Adjusted segment EBITA excludes special items such as transaction/integration costs, environmental reserve and Scott Safety gain on sale because these costs are not considered to be directly related to the underlying operating performance of its business units. Management believes that, when considered together with unadjusted amounts, these non-GAAP measures are useful to investors in understanding period-over-period operating results and business trends of the Company. Management may also use these metrics as guides in forecasting, budgeting and long-term planning processes and for compensation purposes. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure.

Diluted Earnings Per Share Reconciliation

	Net Income Attributable to JCI plc from Continuing Operations
	Twelve Months Ended September 30,
	2019	2018
Earnings per share as reported for JCI plc	$1.26	$1.26

Adjusting items:
Transaction costs	0.01	0.02
Integration costs	0.35	0.23
Related tax impact	(0.04)	(0.03)
Scott Safety gain on sale	—	(0.12)
Related tax impact	—	0.03
Net mark-to-market adjustments	0.71	(0.03)
Related tax impact	(0.15)	—
Restructuring and impairment costs	0.27	0.27
Related tax impact	(0.06)	(0.04)
Tax indemnification reserve release	(0.26)	—
Environmental reserve	0.16	—
Related tax impact	(0.03)	—
Loss on extinguishment of debt	0.07	—
Discrete tax items	(0.32)	—

Adjusted earnings per share for JCI plc*	$1.96	$1.59

*	May not sum due to rounding

2020 Notice and Proxy Statement        81

Annex I  ›  Non-GAAP Reconciliations

Organic Adjusted Net Sales Growth Reconciliation

(in millions)	Net Sales for the Twelve Months Ended September 30, 2018	Base Year Adjustments - Acquisitions and Divestitures		Adjusted Base Net Sales for the Twelve Months Ended September 30, 2018	Foreign Currency		Organic Growth		Net Sales for the Twelve Months Ended September 30, 2019
Building Solutions North America	$8,679	$—	—	$8,679	$(28)	—	$380	4%	$9,031	4%
Building Solutions EMEA/LA	3,696	—	—	3,696	(206)	-6%	165	4%	3,655	-1%
Building Solutions Asia Pacific	2,553	1	—	2,554	(86)	-3%	190	7%	2,658	4%

Total field	14,928	1	—	14,929	(320)	-2%	735	5%	15,344	3%
Global Products	8,472	(151)	-2%	8,321	(143)	-2%	446	5%	8,624	4%

Total net sales	$23,400	$(150)	-1%	$23,250	$(463)	-2%	$1,181	5%	$23,968	3%

Adjusted Free Cash Flow Reconciliation

(in billions)	Twelve Months Ended September 30, 2019
Cash provided by operating activities from continuing operations	$1.7
Capital expenditures	(0.6)

Reported free cash flow *	1.2

Adjusting items:
Transaction/integration costs	0.3
Restructuring payments	0.1
Nonrecurring tax payments, net of refunds	0.1

Total adjusting items	0.5

Adjusted free cash flow	$1.7

Adjusted net income from continuing operations attributable to JCI	$1.7

Adjusted free cash flow conversion	99%

*	May not sum due to rounding

82        Johnson Controls International plc

Annex I  ›  Non-GAAP Reconciliations

Adjusted Net Income

The Company evaluates the performance of its business units primarily on segment earnings before interest, taxes and amortization (EBITA), which represents income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, restructuring and impairment costs, and the net mark-to-market adjustments related to restricted asbestos investments and pension and postretirement plans. In the first quarter of fiscal 2019, the Company began reporting the Power Solutions business as a discontinued operation, which required retrospective application to previously reported financial information. As a result, the financial results shown below are for continuing operations and exclude the Power Solutions business.

(in millions; unaudited)	Twelve Months Ended September 30,
	2019		2018
	Actual	Adjusted Non-GAAP	Actual	Adjusted Non-GAAP
Net sales
Building Solutions North America	$9,031	$9,031	$8,679	$8,679
Building Solutions EMEA/LA	3,655	3,655	3,696	3,696
Building Solutions Asia Pacific	2,658	2,658	2,553	2,553
Global Products	8,624	8,624	8,472	8,472

Net sales	$23,968	$23,968	$23,400	$23,400

Segment EBITA(1)
Building Solutions North America	$1,153	$1,179	$1,109	$1,134
Building Solutions EMEA/LA	368	372	344	350
Building Solutions Asia Pacific	341	343	347	347
Global Products	1,179	1,349	1,338	1,251

Segment EBITA	3,041	3,243	3,138	3,082
Corporate expenses(2)	(405)	(376)	(584)	(416)
Amortization of intangible assets	(377)	(377)	(376)	(376)
Net mark-to-market adjustments(3)	(618)	—	24	—
Restructuring and impairment costs(4)	(235)	—	(255)	—

EBIT(5)	1,406	2,490	1,947	2,290
EBIT margin	5.9%	10.4%	8.3%	9.8%
Net financing charges(6)	(350)	(290)	(401)	(401)

Income from continuing operations before income taxes	1,056	2,200	1,546	1,889
Income tax benefit (provision)(7)	233	(297)	(197)	(229)

Income from continuing operations	1,289	1,903	1,349	1,660
Income from continuing operations attributable to noncontrolling interests	(189)	(193)	(174)	(174)

Net income from continuing operations attributable to JCI	$1,100	$1,710	$1,175	$1,486

(1)

Financial information regarding adjusted segment EBITA and adjusted segment EBITA margins, which are non-GAAP performance measures. The Company’s definition of adjusted segment EBITA excludes special items because these costs are not considered to be directly related to the underlying operating performance of its businesses. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

The following is the twelve months ended September 30, 2019 and 2018 reconciliation of segment EBITA and segment EBITA margin as reported to adjusted segment EBITA and adjusted segment EBITA margin (unaudited):

(in millions)	Building Solutions North America		Building Solutions EMEA/LA		Building Solutions Asia Pacific		Global Products		Consolidated JCI plc
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Segment EBITA as reported	$1,153	$1,109	$368	$344	$341	$347	$1,179	$1,338	$3,041	$3,138
Segment EBITA margin as reported	12.8%	12.8%	10.1%	9.3%	12.8%	13.6%	13.7%	15.8%	12.7%	13.4%

Adjusting items:
Integration costs	26	25	4	6	2	—	30	27	62	58
Scott Safety gain on sale	—	—	—	—	—	—	—	(114)	—	(114)
Environmental reserve(8)	—	—	—	—	—	—	140	—	140	—

Adjusted segment EBITA	$1,179	$1,134	$372	$350	$343	$347	$1,349	$1,251	$3,243	$3,082

Adjusted segment EBITA margin	13.1%	13.1%	10.2%	9.5%	12.9%	13.6%	15.6%	14.8%	13.5%	13.2%

2020 Notice and Proxy Statement        83

Annex I  ›  Non-GAAP Reconciliations

(2)

Adjusted Corporate expenses for the twelve months ended September 30, 2019 excludes $244 million of integration costs and $11 million of transaction costs, partially offset by $226 million of income as a result of a tax indemnification reserve release. Adjusted Corporate expenses for the twelve months ended September 30, 2018 excludes $154 million of integration costs and $14 million of transaction costs.

(3)

On October 1, 2018, the Company adopted Accounting Standards Update (ASU) No. 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU No. 2016-01 amends certain aspects of recognition, measurement, presentation and disclosure of financial instruments, including marketable securities. The new standard requires the mark-to-market of marketable securities investments previously recorded within accumulated other comprehensive income on the statement of financial position be recorded in the statement of income on a prospective basis beginning as of the adoption date. As these restricted investments do not relate to the underlying operating performance of its businesses, the Company’s definition of adjusted segment EBITA and adjusted EBIT excludes the mark-to-market adjustments effective October 1, 2018. The twelve months ended September 30, 2019 exclude the net mark-to-market adjustments on restricted investments and pension and postretirement plans of $618 million. The twelve months ended September 30, 2018 exclude the net mark-to-market adjustments on pension and postretirement plans of $24 million.

(4)

Restructuring and impairment costs for the twelve months ended September 30, 2019 of $235 million are excluded from the adjusted non-GAAP results. Restructuring and impairment costs for the twelve months ended September 30, 2018 of $255 million are excluded from the adjusted non-GAAP results. The restructuring actions and impairment costs for the twelve months ended September 30, 2019 result from the impairment of a Global Products business classified as held for sale. The restructuring and impairment costs for the twelve months ended September 30, 2018 are related primarily to workforce reductions, plant closures and asset impairments in the Building Technologies & Solutions business and at Corporate.

(5)	Management defines earnings before interest and taxes (EBIT) as income from continuing operations before net financing charges, income taxes and noncontrolling interests.

(6)	Adjusted net financing charges for the twelve months ended September 30, 2019 exclude a loss on debt extinguishment of $60 million.

(7)

Adjusted income tax provision for the twelve months ended September 30, 2019 excludes the tax benefits primarily related to tax audit reserve adjustments of $586 million, net mark-to-market adjustments of $130 million, restructuring and impairment charges of $53 million, integration costs of $34 million, an environmental reserve of $28 million and transaction costs of $1 million, partially offset by tax provisions primarily related to new U.S. tax regulations of $226 million and valuation allowance adjustments of $76 million as a result of changes in U.S. tax law. Adjusted income tax provision for the twelve months ended September 30, 2018 excludes the tax benefits for changes in entity tax status of $139 million, restructuring and impairment costs of $36 million, tax audit settlements of $25 million, integration costs of $24 million and transaction costs of $3 million, partially offset by net tax provisions related to the U.S. Tax Reform legislation of $108 million, valuation allowance adjustments of $56 million, Scott Safety gain on sale of $30 million and net mark-to-market adjustments of $1 million.

(8)

An environmental charge for the twelve months ended September 30, 2019 of $140 million is excluded from the adjusted non-GAAP results. The $140 million is related to remediation efforts to be undertaken to address contamination at our facilities in Marinette, Wisconsin. A substantial portion of the reserve relates to the remediation of fire-fighting foams containing PFAS compounds at or near our Fire Technology Center in Marinette.

84        Johnson Controls International plc

JOHNSON CONTROLS INTERNATIONAL PLC
ONE ALBERT QUAY
CORK, IRELAND

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E88163-P31365-Z76058 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JOHNSON CONTROLS INTERNATIONAL PLC

Ordinary Business

The Board of Directors recommends you vote FOR proposals one through seven:

1.	By separate resolutions, to elect the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2021:

	Nominees:	For	Against	Abstain

	1a. Jean Blackwell	☐	☐	☐

	1b. Pierre Cohade	☐	☐	☐

	1c. Michael E. Daniels	☐	☐	☐

	1d. Juan Pablo del Valle Perochena	☐	☐	☐

	1e. W. Roy Dunbar	☐	☐	☐

	1f. Gretchen R. Haggerty	☐	☐	☐

	1g. Simone Menne	☐	☐	☐

	1h. George R. Oliver	☐	☐	☐

	1i. Jürgen Tinggren	☐	☐	☐

	1j. Mark Vergnano	☐	☐	☐

	1k. R. David Yost	☐	☐	☐

	1l. John D. Young	☐	☐	☐

		For	Against	Abstain

2.a	To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company.	☐	☐	☐

2.b.	To authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.	☐	☐	☐

Special Business

3.	To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.	☐	☐	☐

4.	To determine the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution).	☐	☐	☐

5.	To approve, in a non-binding advisory vote, the compensation of the named executive officers.	☐	☐	☐

6.	To approve the Directors’ authority to allot shares up to approximately 33% of issued share capital.	☐	☐	☐

7.	To approve the waiver of statutory pre-emption rights with respect to up to 5% of issued share capital (Special Resolution).	☐	☐	☐

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

2020 Annual General Meeting

of

Shareholders

of

Johnson Controls International plc

March 4, 2020

3:00 PM, Local Time

The Merrion Hotel

24 Upper Merrion Street

Dublin 2, Ireland

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Combined Notice and Proxy Statement, Annual Report, Irish Statutory Accounts and Non-Financial Disclosure Report

are available at www.proxyvote.com.

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E88164-P31365-Z76058

JOHNSON CONTROLS INTERNATIONAL PLC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) George R. Oliver and John Donofrio, or either of them, as proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote all of the Ordinary Shares of Johnson Controls International plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 3:00 p.m., local time on Wednesday, March 4, 2020 at The Merrion Hotel, 24 Upper Merrion Street, Dublin 2, Ireland, and any adjournment or postponement thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the proxy statement and, in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

PLEASE MARK YOUR VOTES IN THE CORRESPONDING BOXES ON THE REVERSE SIDE

1.  By separate resolutions, to elect the individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2021.

2.  To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

3.  To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.

4.  To determine the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution).

5.  To approve, in a non-binding advisory vote, the compensation of the named executive officers.

6.  To approve the Directors’ authority to allot shares.

7.  To approve the waiver of statutory pre-emption rights (Special Resolution).